UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑  Preliminary Proxy Statement

☐	Confidential, for Use of the Commission
  Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

PERFORMANCE FOOD GROUP COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐  No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share, of Performance Food Group Company
(the “PFG common stock”)

(2)	Aggregate number of securities to which transaction applies:

35,505,683 shares of PFG common stock (including restricted shares), 219,771 stock appreciation rights to be settled in PFG common stock, and 2,488,949 options to purchase PFG common stock (2,055,698 with an exercise price of less than $34.50).

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
(set forth the amount on which the filing fee is calculated and state how it was determined):

The transaction value was determined based upon the sum of (a) $34.50 per share of 35,505,683 shares of PFG common stock (including restricted shares); (b) $34.50 minus weighted average exercise price of $27.45 per share of the outstanding options to purchase 2,055,698 shares of PFG common stock with an exercise price of less than $34.50; and (c) $34.50 minus a grant price of $29.46 for each of the 219,771 stock appreciation rights. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000393 by the sum calculated in the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$1,240,546,380.24

(5)	Total fee paid:

$48,753.47

☑  Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY PROXY STATEMENT,
SUBJECT TO COMPLETION

12500 West Creek Parkway
Richmond, Virginia 23238

          , 2008

Dear Shareholder:

On January 17, 2008, the board of directors of Performance Food Group Company (which we refer to as “PFG,” “we,” “us” or “our”) adopted and approved, and on January 18, 2008 PFG entered into, an agreement and plan of merger (which we refer to as the “merger agreement”) with VISTAR Corporation and its wholly-owned subsidiary Panda Acquisition, Inc. VISTAR Corporation is indirectly controlled by private equity funds affiliated with The Blackstone Group, with a minority interest held by an affiliate of Wellspring Capital Management LLC. Under the terms of the merger agreement, Panda Acquisition, Inc. will be merged with and into us, with PFG continuing as the surviving corporation. If the merger is completed, you will be entitled to receive $34.50 in cash (less any applicable withholding tax requirements), without interest, for each share of PFG common stock that you own.

You will be asked, at a special meeting of our shareholders to be held on          , 2008, at .m., local time, to vote on a proposal to approve the merger agreement so that the merger can occur. After careful consideration, our board of directors has adopted and approved the merger agreement and determined that the merger and the merger agreement are advisable and in the best interests of PFG and our shareholders. Our board of directors recommends that you vote “FOR” the approval of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.

The special meeting will be held at PFG’s executive offices located at 12500 West Creek Parkway, Richmond, Virginia 23238. Notice of the special meeting and the related proxy statement is enclosed.

The accompanying proxy statement gives you detailed information about the special meeting and the merger and includes a copy of the merger agreement attached thereto as Annex A. The receipt of cash in exchange for shares of PFG common stock pursuant to the merger will constitute a taxable transaction to U.S. persons for U.S. federal income tax purposes. We encourage you to read the proxy statement and the merger agreement carefully and in their entirety. You may also obtain additional information about PFG from documents we have filed with the Securities and Exchange Commission.

Your vote is very important, regardless of the number of shares you own. We cannot complete the merger unless holders of a majority of all outstanding shares of PFG common stock entitled to vote on the matter vote to approve the merger agreement. If you fail to vote on the merger agreement, the effect will be the same as a vote against the approval of the merger agreement.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy in the accompanying reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Our board of directors and management appreciate your continuing support of PFG, and we urge you to support this transaction.

Sincerely,

Robert C. Sledd
Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement is dated as of          , 2008 and is first being mailed to shareholders on or about          , 2008.

12500 West Creek Parkway
Richmond, Virginia 23238

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On          , 2008

Dear Shareholder:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Performance Food Group Company, a Tennessee corporation (which we refer to as “PFG,” “we,” “us” or “our”), will be held on          ,          , 2008, at      .m. local time, at PFG’s executive offices located at 12500 West Creek Parkway, Richmond, Virginia 23238 for the following purposes:

1. To consider and vote on a proposal to approve the Agreement and Plan of Merger (which we refer to as the “merger agreement”), dated as of January 18, 2008, by and among PFG, VISTAR Corporation, a Colorado corporation, and Panda Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of VISTAR Corporation, as the merger agreement may be amended from time to time, pursuant to which each outstanding share of common stock of PFG will be converted into the right to receive $34.50 in cash without interest, less any applicable tax withholding requirements;

2. To consider and vote on any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement if there are insufficient votes at the time of such adjournment or postponement to approve the merger agreement; and

3. To transact such other business as may properly come before the special meeting and any and all adjourned or postponed sessions thereof.

The record date for the determination of shareholders entitled to notice of and to vote at the special meeting is     , 2008. Accordingly, only shareholders of record as of the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting.

We urge you to read the accompanying proxy statement carefully as it sets forth details of the proposed merger and other important information related to the merger.

Your vote is important, regardless of the number of shares of PFG common stock you own. The approval of the merger agreement requires the affirmative approval of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. An adjournment or postponement proposal would require that the votes cast in favor of adjournment or postponement exceed the votes cast against adjournment or postponement. Even if you plan to attend the special meeting in person, we request that you complete, date, sign and return the enclosed proxy, or submit your proxy by telephone or the Internet, prior to the special meeting in order to ensure that your shares will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by telephone or the Internet, your shares will not be counted for purposes of determining whether a quorum is present at the meeting and will have the same effect as a vote against the approval of the merger agreement, but will not affect the outcome of the vote regarding the adjournment or postponement proposal. If you are a shareholder of record, voting in person at the special meeting will revoke any proxy previously submitted.

Please note that space limitations may make it necessary to limit attendance at the special meeting to shareholders. If you attend, please note that you may be asked to present valid picture identification. “Street name” holders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Under Tennessee law, holders of PFG common stock do not have dissenters’ rights in connection with the merger.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. YOUR PROXY MAY BE REVOKED AT ANY TIME IN THE MANNER MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT THAT ACCOMPANIES THIS NOTICE.

By Order of the Board of Directors,

Joseph J. Traficanti
Secretary

Richmond, Virginia
          , 2008

References to “PFG,” “we,” “our” or “us” in this proxy statement refer to Performance Food Group Company and its subsidiaries unless otherwise indicated by context.

SUMMARY TERM SHEET

This Summary Term Sheet, together with the “Questions and Answers About the Special Meeting” beginning on page   , summarizes selected information in the proxy statement and may not contain all the information important to you. You should carefully read this entire proxy statement, its annexes and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. In addition, this proxy statement incorporates by reference important business and financial information about PFG. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in “Where You Can Find More Information” beginning on page   .

The Merger and the Merger Agreement

•	The Parties to the Merger (see page ). PFG, a Tennessee corporation, is a leading distributor of national and private label food and food-related products to restaurants, hotels, cafeterias, schools, healthcare facilities and other institutions. VISTAR Corporation, a Colorado corporation, which we refer to as VISTAR, operates two businesses (Vistar Specialty Markets and Roma Foodservice) that focus on different sub-segments within the food distribution industry. Vistar Specialty Markets is the leading specialty food distributor in the United States and is the only national distributor to the vending, office coffee services, theatre, and fund-raising markets, with leading market share in each of these categories. Roma Foodservice is a foodservice distributor with a particular focus on Italian foods and products that cater to independent Italian pizzerias, and has the number one market share in the independent pizza distribution market. Panda Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of VISTAR, which we refer to as Merger Sub, was formed solely for the purpose of effecting the merger. Merger Sub has not engaged in any business except in furtherance of this purpose. At the time of the merger, VISTAR will be indirectly controlled by private equity funds affiliated with The Blackstone Group, which we refer to as Blackstone, with a minority interest held by an affiliate of Wellspring Capital Management LLC, which we refer to as Wellspring, and, together, as the sponsor group.

•	The Merger. You are being asked to vote to approve an agreement and plan of merger, which we refer to as the merger agreement, pursuant to which Merger Sub will merge with and into PFG, which we refer to as the merger, on the terms and subject to the conditions in the merger agreement. PFG will be the surviving corporation in the merger, which we refer to as the surviving corporation, and will do business as “Performance Food Group Company” following the merger. As a result of the merger, PFG will cease to be a publicly traded company and will become a wholly-owned subsidiary of VISTAR. See “The Merger Agreement” beginning on page .

•	Merger Consideration. If the merger is completed, you will be entitled to receive $34.50 in cash, without interest and less any applicable withholding tax requirements, for each share of PFG common stock that you own and you will not own shares in the surviving corporation. See “The Merger Agreement — Merger Consideration” beginning on page .

•	Treatment of Outstanding Options, Restricted Shares and Stock Appreciation Rights. Except as otherwise agreed by PFG and VISTAR:

•	all outstanding options to acquire PFG common stock and all outstanding stock appreciation rights under PFG’s equity incentive plans will become fully vested and exercisable immediately prior to the effective time of the merger, and each stock option or stock appreciation right outstanding at the effective time of the merger will be cancelled and entitle the holder of such stock option or stock appreciation right the right to receive an amount in cash equal to the product of (i) the amount, if any, by which $34.50 exceeds the applicable exercise price of such stock option or grant price of such stock appreciation right and (ii) the aggregate number of shares issuable upon exercise of such stock option or the number of shares with respect to which such stock appreciation right was granted, without interest and less any applicable withholding tax requirements and, in the case of the stock appreciation rights any appreciation cap associated with the award related thereto; and

•	immediately prior to the effective time of the merger, restrictions applicable to all outstanding shares of restricted stock will lapse, and at the effective time of the merger, such shares will be cancelled and converted into the right to receive a cash payment equal to the number of outstanding restricted shares multiplied by $34.50, without interest and less any applicable withholding tax requirements.

See “The Merger Agreement — Treatment of Options and Other Awards” beginning on page   .

•	Conditions to the Merger (see page ). The consummation of the merger depends on the satisfaction or waiver of a number of conditions, including the following:

•	the merger agreement must have been approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock;

•	no statute, rule, executive order, regulation, order or injunction which prevents or prohibits the merger shall be in effect;

•	the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, and applicable foreign antitrust laws must have expired or been terminated (the waiting period under the HSR Act expired at 11:59 p.m. eastern time on March 24, 2008);

•	the respective representations and warranties of PFG, VISTAR and Merger Sub in the merger agreement must be true and correct as of the closing date in the manner described under the caption “The Merger Agreement — Conditions to the Merger” beginning on page ; and

•	PFG, VISTAR and Merger Sub must have performed and complied in all material respects with all covenants and agreements that each is required to perform or comply with under the merger agreement.

•	Go-Shop (see page ). The merger agreement contains a go-shop provision pursuant to which we were entitled to initiate, solicit, facilitate and encourage alternative acquisition proposals for 50 days following the signing of the merger agreement. The 50-day go-shop period ended at 12:01 a.m. New York City time on March 9, 2008. Prior to the expiration of the go-shop period, our board of directors was prohibited from terminating the merger agreement to enter into a definitive agreement with respect to a superior proposal (as defined in the merger agreement) unless we negotiated with VISTAR and Merger Sub in good faith (to the extent VISTAR and Merger Sub desired to negotiate) to make such adjustments to the merger agreement such that the acquisition proposal ceased to constitute a superior proposal. We did not receive any acquisition proposals during the go-shop period. For the period following the go-shop period, the merger agreement restricts our ability to solicit or engage in discussions or negotiations with third parties regarding specified transactions involving our company or our subsidiaries. Notwithstanding the restrictions following the go-shop period, under certain circumstances and subject to certain conditions, our board of directors may respond to acquisition proposals and/or terminate the merger agreement and pay a termination fee in order to enter into an agreement with respect to a superior proposal.

•	Termination of the Merger Agreement (see page ).

The merger agreement may be terminated at any time prior to the consummation of the merger, whether before or after shareholder approval has been obtained:

•	by mutual written consent of PFG and VISTAR;

•	by either PFG or VISTAR, if:

•	the merger has not been consummated by 11:59 p.m. New York City time on July 31, 2008, except that this right to terminate will not be available to any party whose breach in any material respect of its obligations under the merger agreement has been the proximate cause of the failure of the merger to be consummated by that date;

•	a court of competent jurisdiction or other governmental entity has issued a final, non-appealable order, decree or ruling or taken any other action, or there exists any statute, rule or regulation, in each case preventing or otherwise prohibiting the consummation of the merger or that otherwise has the effect of making the merger illegal; provided, however, that the right to terminate the merger agreement in this situation is not available to any party whose breach in any material respect of its obligations under the merger agreement has been the proximate cause of such restraint on completing the merger; or

•	our shareholders fail to approve the merger agreement at a duly held meeting; or

•	by VISTAR, if:

•	our board of directors withdraws, qualifies or modifies, or publicly proposes to withdraw, qualify or modify, in a manner adverse to VISTAR, the recommendation of our board of directors that our shareholders approve the merger agreement;

•	our board of directors approves or recommends or publicly proposes to approve or recommend an acquisition proposal;

•	our board of directors fails to include in this proxy statement its recommendation that our shareholders approve the merger agreement; or

•	there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of ours under the merger agreement which would cause certain conditions to closing not to be satisfied (and the breach or inaccuracy is not cured or the condition is not satisfied within 20 business days after receipt of written notice thereof or the breach or inaccuracy is not reasonably capable of being cured prior to July 31, 2008 or the condition is not reasonably capable of being satisfied prior to July 31, 2008) and neither VISTAR nor Merger Sub is in material breach of its representations, warranties, covenants and obligations under the merger agreement so as to cause certain conditions to closing not to be satisfied; or

•	by PFG, if:

•	under certain circumstances, prior to obtaining the vote of our shareholders to approve the merger agreement, we concurrently enter into a definitive agreement with respect to a superior proposal or our board of directors withdraws, qualifies or modifies, or publicly proposes to withdraw, qualify or modify, in a manner adverse to VISTAR, the recommendation of our board of directors that the shareholders approve the merger agreement or our board of directors approves or recommends or publicly proposes to approve or recommend an acquisition proposal; provided that we have paid to VISTAR the termination fee as described below;

•	there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of VISTAR or Merger Sub under the merger agreement which would cause certain conditions to closing not to be satisfied (and the breach or inaccuracy is not cured or the condition not satisfied within 20 business days after receipt of written notice thereof or the breach or inaccuracy is not reasonably capable of being cured prior to July 31, 2008 or the condition is not reasonably capable of being satisfied prior to July 31, 2008) and we are not in material breach of our representations, warranties, covenants and obligations under the merger agreement so as to cause certain conditions to closing not to be satisfied; or

•	the conditions to the obligations of VISTAR and Merger Sub to close have been satisfied (except for delivery of our officer’s certificate) and continue to be satisfied and VISTAR has failed to consummate the merger by the second business day following July 31, 2008.

•	Termination Fees (see page ). If the merger agreement is terminated under certain circumstances:

•	PFG will be obligated to reimburse VISTAR’s out-of-pocket fees and expenses, up to a limit of $7,500,000;

•	PFG will be obligated to pay a termination fee of $40,000,000 (less any out-of-pocket fees and expenses previously reimbursed as described above); or

•	VISTAR will be obligated to pay us a termination fee of $40,000,000. Investment funds affiliated with Blackstone and Wellspring have agreed to guarantee up to $30,000,000 and $10,000,000, respectively, of any such termination fee payable by VISTAR to us. If the $40,000,000 VISTAR termination fee is paid, then receipt of payment of the VISTAR termination fee shall be the sole and exclusive remedy of PFG and PFG’s subsidiaries against VISTAR, Merger Sub, and any of their respective current, former or future representatives, affiliates, directors, officers, employees, partners, managers, members, or stockholders for any loss or damage suffered as a result of the breach of the merger agreement or any representation, warranty, covenant or agreement contained therein by VISTAR or Merger Sub or the failure of the merger to be consummated. See “The Merger — Limited Guarantees; Remedies” beginning on page .

The Special Meeting

See “Questions and Answers About the Special Meeting” beginning on page   and “The Special Meeting” beginning on page   .

Other Important Considerations

•	Board of Directors’ Recommendation. After careful consideration, our board of directors unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interests of PFG and our shareholders and unanimously recommends that our shareholders vote “FOR” the approval of the merger agreement and “FOR” the adjournment of or postponement of the special meeting, if necessary, to solicit additional proxies in favor of the proposal to approve the merger agreement. For a discussion of the factors our board of directors considered in deciding to recommend the approval of the merger agreement, see “The Merger — Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page .

•	Share Ownership of Directors and Executive Officers. As of , 2008, the record date for the special meeting, the directors and executive officers of PFG held and were entitled to vote, in the aggregate, shares of PFG common stock outstanding as of that date, representing approximately % of the outstanding shares of the PFG common stock. See “The Special Meeting — Voting Rights; Quorum; Vote Required for Approval” beginning on page .

•	Interests of PFG’s Directors and Executive Officers in the Merger. In reaching its decision concerning the merger agreement, our board of directors extensively consulted with our management team and legal and financial advisors. Selected senior members of management generally participated in meetings of our board of directors. In considering the recommendation of our board of directors with respect to the merger, you should be aware that some of PFG’s directors and executive officers (including Steven Spinner, our president and chief executive officer who is also a director) who participated in meetings of our board of directors have interests in the merger that may be different from, or in addition to, the interests of our shareholders generally. For example, the merger agreement provides that, except as otherwise agreed by PFG and VISTAR, immediately prior to the effective time of the merger, each outstanding option to purchase shares of our common stock and each outstanding stock appreciation right, including those stock options and stock appreciation rights held by our directors and executive officers, will become fully vested and exercisable and at the effective time of the merger will generally be cancelled and converted into the right to receive (without interest and less any applicable withholding tax requirements) an amount equal to the excess, if any, of $34.50 over the applicable stock option exercise price or stock appreciation right grant price (subject to any appreciation caps associated with any such stock appreciation right), and all shares of restricted stock, including those held by our directors and executive officers, will become free of restrictions immediately prior to the effective time of the merger, and at the effective time of the merger will be cancelled and converted into the right to receive $34.50 per share (without interest and less any applicable withholding tax requirements). Certain of our executive officers may also be entitled to severance payments under certain circumstances following the merger pursuant to existing change in control agreements with us and may be entitled to receive cash incentive payments in connection with the merger. Vesting of benefits of our executive officers under certain retirement plans will also be accelerated upon consummation of the merger and our executive officers’ account balances under these plans will be paid. The surviving corporation or its affiliates may grant new cash and equity-based incentives to certain of our executive officers and/or enter into employment agreements with such officers. These and other interests or potential interests of our directors and executive officers are more fully described under “The Merger — Interests of PFG’s Directors and Executive Officers in the Merger” beginning on page . Our board of directors was aware of these interests in making its decisions.

•	Opinion of Evercore Group L.L.C. In connection with the proposed merger, Evercore Group L.L.C., which we refer to as Evercore, delivered its opinion to our board of directors that, as of January 17, 2008, and based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Evercore as set forth therein, the merger consideration to be received by the holders of PFG common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of Evercore’s written opinion, dated January 17, 2008, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Evercore’s opinion was addressed to, and for the information and benefit of, our board of directors in connection with its evaluation of the merger. The Evercore opinion is not a recommendation as to how any holder of PFG’s common stock should vote with respect to the transaction. Pursuant to the terms of an engagement letter between PFG and Evercore, we have agreed to pay Evercore an advisory fee of $10,000,000, (i) $200,000 of which was paid to Evercore upon signing the engagement letter, (ii) $1,750,000 of which was paid to Evercore following delivery of its written fairness opinion and (iii) the remainder of which is contingent upon, and payable upon, consummation of the merger. In addition, we have agreed to reimburse Evercore for its reasonable and customary expenses incurred in performing its services. See “The Merger — Opinion of Evercore Group L.L.C.” beginning on page .

•	Sources of Financing. The merger agreement does not contain any condition relating to the receipt of financing by VISTAR; provided, however, that VISTAR is not required to consummate the merger until the completion of a 20-consecutive business day “marketing period” described under “The Merger Agreement — Marketing Period.” In connection with the merger, VISTAR will cause approximately $1,240,546,380.24 (based upon the number of shares of common stock (including shares of restricted stock), stock appreciation rights and options to purchase shares of common stock with an exercise or grant price of less than $34.50 per share outstanding as of January 15, 2008) to be paid out to shareholders and holders of other equity interests in PFG, with any remaining funds to be used to repay existing indebtedness of VISTAR and PFG and to pay fees and expenses in connection with the proposed merger, the financing arrangements and the related transactions. Funding of the equity and debt financing is subject to the satisfaction of the conditions set forth in the commitment letters pursuant to which the financing will be provided. VISTAR has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the debt financing on the terms and conditions (subject to certain exceptions) set forth in the debt commitment letters. These payments are expected to be funded by a combination of the following:

•	an aggregate of $759.5 million in cash equity contributions by private equity funds affiliated with Blackstone and Wellspring or their co-investors;

•	up to $1.1 billion in a senior secured asset-based revolving credit facility or, if availability under the asset-based revolving credit facility would be less than $165 million at closing (after giving effect to extensions of credit on the closing date), up to $825 million in senior secured credit facilities consisting of a $100 million revolving credit facility, a $75 million synthetic letter of credit facility and a $650 million term loan facility;

•	up to $300 million in principal amount of senior unsecured notes; and

•	cash and cash equivalents held by PFG and our subsidiaries at closing.

In addition, Blackstone and Wellspring will continue to beneficially own additional equity in VISTAR valued at approximately $150 million. VISTAR and Merger Sub may replace or amend the debt commitment letters, which may include changing, among other things, the types and amounts of debt and the terms of the debt used to finance the merger, so long as such amendments would not adversely impact the ability of VISTAR and Merger Sub to consummate the transactions contemplated by the merger agreement in a timely manner or the likelihood of the consummation of the transactions contemplated by the merger agreement. See “The Merger — Financing of the Merger” beginning on page   .

•	Regulatory Approvals (see page ). Under the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission, which we refer to as the FTC, the merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice, which we refer to as the DOJ, and the applicable waiting period has expired or has been terminated. PFG and affiliates of Blackstone each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ on February 21, 2008 and February 20, 2008, respectively, and the waiting period under the HSR Act expired at 11:59 p.m. eastern time on March 24, 2008.

•	Tax Consequences. The merger will be a taxable transaction for U.S. federal income tax purposes. Your receipt of cash in exchange for your shares of PFG common stock pursuant to the merger generally will cause you to recognize gain or loss measured by the difference, if any, between the cash you receive pursuant to the merger (determined before the deduction of any applicable withholding taxes) and your adjusted tax basis in your shares of PFG common stock. If you are a non-U.S. holder (as defined below) of PFG common stock, the merger generally will not be a taxable transaction to you under U.S. federal income tax law unless you have certain connections to the United States. Under U.S. federal income tax law, you will be subject to information reporting on cash received pursuant to the merger unless an exemption applies. Backup withholding may also apply with respect to cash you receive pursuant to the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with the applicable requirements of the backup withholding rules. You should consult your own tax advisor for a full understanding of how the merger will affect your particular tax consequences, including federal, state, local and/or foreign taxes and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of your options to purchase shares of PFG common stock, your stock appreciation rights, or your shares of restricted stock. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger to Our Shareholders” beginning on page .

•	Dissenter’s Rights. Under Tennessee law, so long as PFG common stock is not delisted from the NASDAQ Global Select Market prior to the effective time of the merger, holders of PFG common stock do not have dissenters’ rights in connection with the merger.

•	Market Price of PFG Common Stock (see page ). The closing sale price of PFG common stock on the NASDAQ Global Select Market on January 17, 2008, the last trading date before the date of the merger agreement, was $24.19 per share. The $34.50 per share to be paid for each share of PFG common stock pursuant to the merger agreement represents a premium of approximately 33.4% over the average closing share price of PFG common stock for the 30 trading days ended January 17, 2008. On , 2008, the most recent practicable date before this proxy statement was printed, the closing price for the PFG common stock on the NASDAQ Global Select Market was $ per share.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting. These questions and answers do not address all questions that may be important to you as a PFG shareholder. You should still carefully read the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q.	When and where is the special meeting?

A.	The special meeting of PFG’s shareholders will be held on , 2008, at .m., local time, at PFG’s executive offices located at 12500 West Creek Parkway, Richmond, Virginia 23238. To obtain directions to attend the special meeting and vote in person, please makes an oral or written request to the Treasurer, Performance Food Group Company, 12500 West Creek Parkway, Richmond, Virginia 23238, telephone: (804) 484-7700.

Q.	What matters will be voted on at the special meeting?

A.	You will be asked to consider and vote on the following proposals:

• to approve the merger agreement;

• to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment or postponement to approve the merger agreement; and

• to transact such other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

Q.	How does PFG’s board of directors recommend that I vote on the proposals?

A.	The members of our board of directors, including all of the independent members of our board of directors, unanimously recommend that you vote:

• “FOR” the proposal to approve the merger agreement; and

• “FOR” any adjournment or postponement proposal, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment or postponement to approve the merger agreement.

Q.	Who is entitled to vote at the special meeting?

A.	All holders of PFG common stock as of the close of business on , 2008, the record date for the special meeting, are entitled to vote at the special meeting. As of the record date, there were approximately shares of PFG common stock outstanding. Approximately holders of record held these shares. Every holder of PFG common stock is entitled to one vote for each share the shareholder held as of the record date.

Please note that space limitations may make it necessary to limit attendance at the special meeting to shareholders. If you attend, please note that you may be asked to present valid picture identification. “Street name” holders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices are not permitted at the special meeting.

Q.	What vote is required for PFG’s shareholders to approve the merger agreement?

A.	An affirmative vote of the holders of a majority of all outstanding shares of PFG common stock entitled to vote on the matter is required to approve the merger agreement.

Q.	What vote is required for PFG’s shareholders to approve a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of such adjournment or postponement to approve the merger agreement?

A.	If a quorum is present, a proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment or postponement to approve the merger agreement requires that the votes cast in favor of adjournment or postponement exceed the votes cast against adjournment or postponement.

Q.	Who is soliciting my vote?

A.	This proxy solicitation is being made and paid for by PFG. In addition, we have retained Georgeson Inc. to assist in the solicitation. We anticipate that we will pay Georgeson Inc. approximately $17,000 plus out-of-pocket expenses for its assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or by other means of communication. These individuals will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation materials to the beneficial owners of shares of PFG common stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, if you hold your shares in your own name as the shareholder of record, please complete, sign, date and return the enclosed proxy card; submit a proxy using the telephone number printed on your proxy card; or submit a proxy using the Internet proxy submission instructions printed on your proxy card. You can also attend the special meeting and vote, or change your prior vote, in person. Do NOT enclose or return your stock certificate(s) with your proxy. If you hold your shares in “street name” through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s proxy card which includes voting instructions and instructions on how to change your vote.

Q.	How do I vote? How can I revoke my vote?

A.	You may cause your shares to be voted by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope, or as described below if you hold your shares in “street name.” If you return your signed proxy card, but do not mark the boxes showing how you wish your shares to be voted, your shares will be voted “FOR” the proposal to approve the merger agreement and “FOR” any adjournment or postponement proposal, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment or postponement to approve the merger agreement.

You have the right to revoke your proxy at any time before the vote taken at the special meeting:

• if you hold your shares in your name as a shareholder of record, by notifying us in writing at 12500 West Creek Parkway, Richmond, Virginia 23238, Attention: Corporate Secretary;

• if you hold your shares in your name as a shareholder of record, by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting to revoke your proxy);

• if you hold your shares in your name as a shareholder of record, by submitting a later-dated proxy card or by casting a new vote by telephone or Internet; or

• if you hold your shares in “street name” and have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Q.	Can I submit a proxy by telephone or electronically?

A.	If you hold your shares in your name as a shareholder of record, you may submit a proxy by telephone or electronically through the Internet by following the instructions included with your proxy card.

If your shares are held by your broker, bank or other nominee, often referred to as held in “street name,” please check your proxy card or contact your broker, bank or other nominee to determine whether you will be able to provide voting instructions to your broker, bank or other nominee by telephone or electronically.

Q.	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A.	Your broker, bank or other nominee will only be permitted to vote your shares if you instruct your broker, bank or other nominee how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote against the approval of the merger agreement and will have no effect on any adjournment or postponement proposal.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you hold shares both as a record holder and in “street name,” or if your shares are otherwise registered differently, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. These should each be returned separately in order to ensure that all of your shares are voted.

Q.	How are votes counted?

A.	For the proposal to approve the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to approve the merger agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as if you vote against the approval of the merger agreement. In addition, if your shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not be entitled to vote your shares on the proposal to approve the merger agreement in the absence of specific instructions. These non-voted shares, or “broker non-votes,” will be counted for purposes of determining a quorum, but will have the same effect as a vote against the approval of the merger agreement.

For any proposal to adjourn or postpone the special meeting, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present, but will have no effect on the vote to adjourn or postpone the meeting, which requires, if a quorum is present, that the votes cast in favor of adjournment or postponement exceed the votes cast against such matter. If your shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not be entitled to vote your shares in the absence of specific instructions and this will result in a non-voted share or “broker non-vote.”

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the approval of the merger agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment or postponement to approve the merger agreement, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

Q:	Who will count the votes?

A:	Either our corporate secretary or a representative of our transfer agent, The Bank of New York Mellon, will count the votes and act as an inspector of election. Questions concerning stock certificates or other matters pertaining to your shares may be directed to The Bank of New York Mellon at 1-877-296-3703 or shrrelations@bnymellon.com.

Q.	When is the merger expected to be completed? What is the “marketing period”?

A.	We are working toward completing the merger as soon as possible, and we anticipate that it will be completed in the second quarter of 2008. However, in order to complete the merger, we must obtain shareholder approval and the other closing conditions under the merger agreement must be satisfied or waived. In addition, VISTAR is not obligated to complete the merger until the expiration of a 20-consecutive business day “marketing period” that it may use to complete the debt financing for the merger. The marketing period begins to run after we have provided VISTAR with certain financial information required to be provided by us under the merger agreement, obtained the approval of the merger agreement by our shareholders and satisfied other specified conditions under the merger agreement. See “The Merger Agreement — Marketing Period” and “The Merger Agreement — Conditions to the Merger” beginning on pages and , respectively.

Q.	Should I send in my stock certificates now?

A.	No. If the merger is completed, following completion of the merger you will be sent a letter of transmittal with detailed written instructions for exchanging your PFG common stock certificates for the merger consideration.

If your shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. Please do not send your certificates in now.

How can I obtain additional information about PFG?

A.	We will provide a copy of our Annual Report to shareholders and/or our Annual Report on Form 10-K for the year ended December 29, 2007, excluding certain of its exhibits, and other filings, including our reports on Form 10-Q, which have been filed with the Securities and Exchange Commission, which we refer to as the SEC, without charge to any shareholder who makes an oral or written request to the Treasurer, Performance Food Group Company, 12500 West Creek Parkway, Richmond, Virginia 23238, telephone: (804) 484-7700. Our Annual Report on Form 10-K and other SEC filings also may be accessed on the Internet at http://www.sec.gov or on the Investors page of PFG’s website at http://www.pfgc.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement and is not incorporated by reference. For a more detailed description of how to obtain additional information about PFG, please refer to “Where You Can Find More Information” beginning on page .

Q.	Who can help answer my questions?

A.	If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact: Georgeson Inc., 17 State Street, 10th Floor, New York, New York 10004. Banks, brokers and any other shareholder with questions should call Georgeson toll-free at (888) 293-6903. If your broker, bank or other nominee holds your shares, you can also call your nominee for additional information. Shareholders may also make an oral or written request for assistance to the Treasurer, Performance Food Group Company, 12500 West Creek Parkway, Richmond, Virginia 23238, telephone: (804) 484-7700.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of PFG, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary Term Sheet,” “The Merger,” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. For each of these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of PFG. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination that under circumstances could require us to pay a $40.0 million termination fee to VISTAR;

•	the outcome of any legal proceedings that have been or may be instituted against us and others relating to the merger agreement;

•	the failure of the merger to close for any reason, including the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to consummation of the merger, or the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger, and the risk that any failure of the merger to close may adversely affect our business and the price of our common stock;

•	the potential adverse effect on our business, properties and operations of any affirmative or negative covenants we agreed to in the merger agreement;

•	risks that the proposed transaction diverts management’s attention and disrupts current plans and operations, and potential difficulties in employee retention as a result of the merger;

•	the effect of the announcement of the merger and actions taken in anticipation of the merger on our business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the merger; and

•	other risks detailed in our current filings with the SEC, including our most recent filing on Form 10-K and subsequent filings on Form 10-Q. See “Where You Can Find More Information” beginning on page .

Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect our views only as of the date of this proxy statement. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE PARTIES TO THE MERGER

PFG

Performance Food Group Company is a Tennessee corporation headquartered in Richmond, Virginia. Our principal executive offices are located at 12500 West Creek Parkway, Richmond, Virginia 23238 and our telephone number is (804) 484-7700.

PFG was founded in 1987 through the combination of various foodservice distribution businesses and has grown internally through increased sales to existing and new customers and through acquisitions of existing businesses. PFG is the nation’s third largest Broadline foodservice distributor based on 2007 net sales. We market and distribute over 68,000 national and proprietary brand food and non-food products to over 41,000 customers. Our extensive product line and distribution system allow us to service both of the major customer types in the foodservice or “food-away-from-home” industry: “street” foodservice customers, which include independent restaurants, hotels, cafeterias, schools, healthcare facilities and other institutional customers, and multi-unit, or “chain,” customers, which include regional and national casual and family dining, quick-service restaurants and other institutional customers.

For a more detailed description of the business and properties of PFG, see our Annual Report on Form 10-K for the fiscal year ended December 29, 2007, which is incorporated by reference herein, or visit our website at www.pfgc.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement and is not incorporated by reference herein. PFG is publicly traded on the NASDAQ Global Select Market under the symbol “PFGC.” See “Where You Can Find More Information.”

VISTAR

VISTAR Corporation is a Colorado corporation headquartered in Centennial, Colorado. The principal office address of VISTAR is 12650 East Arapahoe Road, Centennial, Colorado 80112, and its telephone number is (800) 880-9900. VISTAR, formerly Multifoods Distribution Group, Inc., was acquired by an affiliate of Wellspring in September 2002 which sold a majority equity interest in VISTAR to Blackstone in July 2007. VISTAR operates two businesses (Vistar Specialty Markets and Roma Foodservice) that focus on different sub-segments within the food distribution industry. Vistar Specialty Markets is the leading specialty food distributor in the United States and is the only national distributor to the vending, office coffee services, theatre, and fund-raising markets, with leading market share in each of these categories. Roma Foodservice is a foodservice distributor with a particular focus on Italian foods and products that cater to independent Italian pizzerias, and has the number one market share in the independent pizza distribution market. At the time of the merger, VISTAR will be indirectly controlled by private equity funds affiliated with Blackstone, with a minority interest held by an affiliate of Wellspring.

Merger Sub

Panda Acquisition, Inc., which we refer to as Merger Sub, is a Delaware corporation that was formed solely for the purpose of completing the proposed merger. Upon the consummation of the proposed merger, Panda Acquisition, Inc. will cease to exist and PFG will survive the merger as a wholly-owned subsidiary of VISTAR. Panda Acquisition, Inc. is wholly-owned by VISTAR and has not engaged in any business except as contemplated by the merger agreement. The principal office address of Merger Sub is c/o VISTAR Corporation, 12650 East Arapahoe Road, Centennial, Colorado 80112, telephone (800) 880-9900.

THE SPECIAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors in connection with the special meeting of our shareholders relating to the merger.

Date, Time and Place of the Special Meeting

The special meeting is scheduled to be held as follows:

Date:          ,          , 2008

Time:     .m., local time

Place:	12500 West Creek Parkway Richmond, Virginia 23238

Proposals to be Considered at the Special Meeting

At the special meeting, you will be asked to vote on a proposal to approve the merger agreement and to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment or postponement to approve the merger agreement. If our shareholders fail to approve the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, and we encourage you to read it carefully and in its entirety.

Record Date

We have fixed the close of business on          , 2008 as the record date for the special meeting, and only holders of record of PFG common stock on the record date are entitled to vote at the special meeting. On the record date, there were           shares of PFG common stock outstanding and entitled to vote.

Voting Rights; Quorum; Vote Required for Approval

Each share of PFG common stock entitles the holder to one vote on all matters properly coming before the special meeting. The presence, in person or representation by proxy, of shareholders entitled to cast a majority of the votes of all issued and outstanding shares entitled to vote, shall constitute a quorum for the purpose of considering the proposals. Shares of PFG common stock represented at the special meeting but not voted, including shares of PFG common stock for which proxies have been received but for which shareholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies in favor of the proposal to approve the merger agreement.

Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of PFG common stock entitled to vote on the matter. For the proposal to approve the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to approve the merger agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as if you vote against the approval of the merger agreement. In addition, if your shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not be entitled to vote your shares on the proposal to approve the merger agreement in the absence of specific instructions. These non-voted shares, or “broker non-votes,” will be counted for purposes of determining a quorum, but will have the same effect as a vote against the approval of the merger agreement. Your broker, bank or nominee will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker, bank or nominee.

If a quorum is present, any proposal to adjourn or postpone the special meeting requires that the votes cast in favor of adjournment or postponement exceed the votes cast against adjournment or postponement. For any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment or postponement to approve the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present, but broker non-votes will not count as shares voted for or against the proposal to adjourn the meeting. As a result, abstentions and broker non-votes will have no effect on the vote to adjourn the special meeting, which requires that the votes cast in favor of adjournment exceed the votes cast against adjournment.

As of          , 2008, the record date, the directors and executive officers of PFG held and were entitled to vote, in the aggregate,           shares of PFG common stock outstanding as of that date, representing approximately     % of the outstanding PFG common stock. If our directors and executive officers vote their shares in favor of approving the merger agreement, approximately     % of the outstanding shares of PFG common stock will have voted for the proposal to approve the merger agreement. This means that additional holders of approximately           shares, or approximately     % of all shares entitled to vote at the special meeting, would need to vote for the proposal to approve the merger agreement in order for it to be approved.

Submission and Revocation of Proxies

Shareholders of record may submit proxies by mail. Shareholders who wish to submit a proxy by mail should mark, date, sign and return the proxy card in the envelope furnished. If you hold your shares in your name as a shareholder of record, you may submit a proxy by telephone or electronically through the Internet by following the instructions included with your proxy card. Shareholders who hold shares beneficially through a nominee (like a bank or broker) may be able to submit a proxy by mail, or by telephone or the Internet if those services are offered by the nominee.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. Where a specification is indicated by the proxy, it will be voted in accordance with the specification. If you hold your shares in your name as a shareholder of record and sign your proxy card without indicating your vote, your shares will be voted “FOR” the approval of the merger agreement and “FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment or postponement to approve the merger agreement, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

You have the right to revoke your proxy at any time before the vote taken at the special meeting:

•	if you hold your shares in your name as a shareholder of record, by notifying us in writing at 12500 West Creek Parkway, Richmond, Virginia 23238, Attention: Corporate Secretary;

•	if you hold your shares in your name as a shareholder of record, by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	if you hold your shares in your name as a shareholder of record, by submitting a later-dated proxy card or by casting a new vote by telephone or Internet; or

•	if you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Please do not send in your stock certificates with your proxy card. If the merger is completed, a separate letter of transmittal will be mailed to you following completion of the merger that will enable you to receive the merger consideration in exchange for your stock certificates.

Rights of Shareholders Who Object to the Merger

So long as PFG’s common stock is not delisted from the NASDAQ Global Select Market prior to the effective time of the merger, shareholders of PFG are not entitled to dissenters’ rights under Tennessee law in connection with the merger.

Solicitation of Proxies

This proxy solicitation is being made and paid for by PFG on behalf of our board of directors. In addition, we have retained Georgeson Inc. to assist in the solicitation. We anticipate that we will pay Georgeson Inc. approximately $17,000 plus out-of-pocket expenses for their assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These individuals will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of PFG common stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses. In addition, we will indemnify Georgeson Inc. against any losses arising out of that firm’s proxy soliciting services on our behalf.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the special meeting is limited to the purposes stated in the notice of the special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of PFG common stock represented by properly submitted proxies will be voted in accordance with the recommendations of our board of directors.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Georgeson Inc., toll-free at (888) 293-6903, or contact PFG in writing at our principal executive offices at 12500 West Creek Parkway, Richmond, Virginia 23238, Attention: Corporate Secretary, or by telephone at (800) 484-7700.

THE MERGER

This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

As part of its ongoing evaluation of its business, PFG’s board of directors and senior management regularly evaluate PFG’s long-term strategic alternatives and prospects for continued operations as an independent company. These strategic discussions have included the possibility of business combinations with other entities.

In late 2006, PFG’s board of directors learned that the parent company of Company A, a larger foodservice distributor, intended to sell Company A in an auction process and PFG’s board of directors determined that it would be advisable to consider the possible acquisition of Company A or certain of its assets. In December 2006, PFG engaged Evercore to assist it in connection with its evaluation of a possible transaction with Company A. With the assistance of Evercore, in December 2006 and January 2007 PFG’s board of directors evaluated PFG’s options related to making a viable offer for some or all of the business of Company A. The alternatives considered by PFG’s board included seeking an investment from a private equity firm to obtain adequate equity financing necessary to support the level of debt that would be required to make such a bid or joining with another potential strategic buyer to acquire certain of Company A’s assets. During this time, and in connection with considering the possibility of making a bid for Company A, PFG, along with representatives of Evercore, met with a number of private equity firms, including Blackstone, to discuss the possibility of making a proposal to acquire Company A. PFG also entered into discussions with Company B, a larger foodservice distributor, about the prospect of making a joint proposal to acquire Company A with PFG acquiring certain assets of Company A and Company B acquiring all other assets of Company A.

Ultimately, PFG was unable to reach an agreement with any third party for either alternative, so PFG decided to submit an initial range of valuation at which it would be prepared to acquire Company A without a partner. Company A’s parent company rejected this initial range and PFG was not allowed to participate further in that process. Company A ultimately was sold to a consortium of two private equity firms.

During the first half of 2007, PFG’s board of directors and management continued to consider PFG’s position in the foodservice distribution industry and the inherent risks associated with the execution of its business plan. The board considered the challenges that PFG faced in achieving increased scale by growing its business through the acquisition of other foodservice distribution companies with significant size in attractive markets and in transactions that would be accretive to PFG. The board also considered certain actions that management had discussed with the board, including the possible closing of one or more of PFG’s unprofitable or marginally profitable distribution centers.

Consistent with these discussions, in March 2007, PFG’s board of directors asked Evercore to begin work on an analysis of PFG’s reasonably available strategic alternatives. Representatives of Evercore met with various members of PFG’s senior management team to discuss PFG’s near and longer-term prospects assuming various scenarios, and on April 5, 2007, Evercore presented its analysis at a meeting of PFG’s board of directors.

In early May 2007, following the public announcement that two private equity firms had entered into an agreement to acquire Company A at a price that the PFG board believed represented an extraordinary valuation, Blackstone contacted Evercore expressing interest in exploring the possibility of a potential business combination with PFG.

On May 16, 2007, at a regularly scheduled board meeting, the PFG board discussed the preliminary contact from Blackstone. Evercore provided an updated presentation to the board, taking into account the announcement of the planned sale of Company A, outlining a potential range of values that PFG might achieve for its shareholders if it remained an independent public company or, alternatively, if PFG were sold. The board discussed with representatives of Evercore the representatives’ views regarding the anticipated levels of interest in PFG by private equity firms, including those with whom PFG had discussions regarding a possible offer to acquire Company A, the compelling valuations that private equity firms were then paying in other acquisition transactions, the likely strategic buyers that might be interested in pursuing a transaction with PFG, and the strategic position and prospects of PFG if it were to remain independent. The board also discussed possible responses to Blackstone and the advisability of approaching other private equity firms that management had met with in connection with the Company A auction process to determine whether any of these firms might be interested in a transaction with PFG. After discussion, the board authorized management to provide certain limited PFG financial information to Blackstone, subject to its executing a confidentiality agreement with PFG. Management subsequently provided Blackstone with its then current estimate of PFG’s expected 2007 earnings before interest, taxes, depreciation and amortization, or EBITDA, the then current expected net sales for 2007 and expected stock compensation expense for 2007, in each case assuming the potential closure of three of PFG’s distribution centers. The board also authorized Evercore to contact other private equity firms with whom PFG had had prior discussions in connection with the Company A auction process to determine these firms’ interest in pursuing a possible transaction with PFG. In the event that such firms were interested in pursuing a potential transaction with PFG, the board authorized management to provide those firms the same financial information that would be provided to Blackstone, subject to those parties also executing confidentiality agreements with PFG.

On May 25, 2007, PFG’s board of directors met to receive an update on the ongoing progress of Evercore’s contacts with various private equity firms. Evercore reported to the board that it had contacted three other private equity firms in addition to Blackstone. Two of these firms indicated that they were not interested in pursuing a transaction with PFG, while the other firm expressed interest. Evercore also informed the board that Blackstone had provided them with a preliminary indication of interest in acquiring all of PFG’s outstanding shares of common stock at an all cash price of up to $40.00 per share based on the limited information that had been made available to Blackstone at the time and subject to numerous conditions including satisfactory completion of due diligence and obtaining of financing on satisfactory terms. Evercore also informed the board that PFG and its legal advisor were currently negotiating a confidentiality agreement with Blackstone, and that Blackstone had requested more information to continue its due diligence and analysis of PFG’s business. After discussion, the board authorized Evercore to continue to have discussions with Blackstone and the other private equity firm that was interested in a potential transaction but requested that the board be allowed to understand the terms and scope of any due diligence request from Blackstone before PFG responded to the request. The board also directed Evercore to participate in meetings with Blackstone and authorized PFG and its legal advisor to negotiate the terms of an engagement letter with Evercore as PFG’s financial advisor in connection with its consideration of a possible strategic transaction. This engagement letter was executed on August 1, 2007. PFG’s board and management also agreed at this meeting that members of management would not have any discussions regarding post-transaction employment arrangements without the prior authorization of PFG’s board.

On June 4, 2007, PFG and Blackstone executed a confidentiality agreement. On June 27, 2007, PFG executed a confidentiality agreement with the other private equity firm that had continued to express interest in a possible transaction with PFG, referred to herein as “PE Firm Y”. PFG would later execute confidentiality agreements with Wellspring and VISTAR, which at the time was controlled by an affiliate of Wellspring but later became controlled by an affiliate of Blackstone with a minority interest held by an affiliate of Wellspring.

On June 27, 2007, Messrs. Spinner and Austin and representatives of Evercore met with representatives of PE Firm Y at PE Firm Y’s offices. The purpose of that meeting was for members of PFG’s management to meet the representatives of PE Firm Y and discuss PFG’s business and business plan and its 2007 year-to-date operating performance. PFG also provided PE Firm Y with certain financial information that PE Firm Y could use in preparing a possible value that PE Firm Y would be willing to pay to acquire all of PFG’s outstanding common stock. This financial information consisted of historical and 2007 estimated revenue and EBITDA, as well as EBITDA margin information and operating expenses as a percentage of revenue, both on a consolidated basis and by operating segment, sales force productivity trends, average drop sizes and gross margin per delivery, earned income for PFG’s broadline operating segment, sample distribution center profitability levels, historical and projected corporate-level expenses and longer-term financial objectives for

PFG. This information also included historical industry financial information and trend analysis, management’s then current estimated five-year projected performance for PFG, broken down by net sales, EBITDA, earnings before interest and taxes, or EBIT, net income and diluted earnings per share. The financial information related to PFG was adjusted for the possible closing or consolidation of three of PFG’s distribution centers.

On June 28, 2007, Messrs. Spinner and Austin and representatives of Evercore met with representatives of Blackstone in Evercore’s office. The purpose of the meeting was for members of PFG’s management to meet the Blackstone representatives and discuss PFG’s business and business plan and its 2007 year-to-date operating performance. PFG also provided Blackstone with certain financial information that Blackstone could use in preparing a possible value that Blackstone would be willing to pay to acquire all of PFG’s outstanding common stock. This financial information consisted of historical and 2007 estimated revenue and EBITDA, as well as EBITDA margin information and operating expenses as a percentage of revenue, both on a consolidated basis and by operating segment, sales force productivity trends, average drop sizes and gross margin per delivery, earned income for PFG’s broadline operating segment, sample distribution center profitability levels, historical and projected corporate-level expenses and longer-term financial objectives for PFG. This information also included historical industry financial information and trend analysis, management’s then current estimated five-year projected performance for PFG, broken down by net sales, EBITDA, EBIT, net income and diluted earnings per share. The financial information related to PFG was adjusted for the possible closing or consolidation of three of PFG’s distribution centers.

PFG’s board of directors met again on July 3, 2007, and received an update regarding Evercore’s progress in soliciting interest from private equity firms. Evercore informed the board that of the four private equity firms previously contacted, PE Firm Y and Blackstone had signed confidentiality agreements and were provided certain financial information but that the other two firms with whom PFG had engaged in discussions regarding the Company A auction were not interested in pursuing a transaction with PFG. Evercore had also contacted a fifth private equity firm that had indicated a willingness to engage in further discussions, but this firm subsequently determined that it was not interested in pursuing a transaction and did not enter into a confidentiality agreement with PFG. Members of management and Evercore updated the board on the meetings that had taken place with PE Firm Y and Blackstone on June 27, 2007 and June 28, 2007, respectively. Representatives of Evercore also noted that Blackstone and PE Firm Y had asked for additional information from PFG in order to further pursue their due diligence. The board discussed with Evercore the advisability of contacting a likely potential strategic acquiror but decided to not do so at that time given the early stages of the discussions. The board also discussed with Evercore’s representatives when PFG might receive initial indications of interest from the private equity firms still interested in pursuing a transaction with PFG.

From June 27, 2007 to July 16, 2007, PFG continued to provide information to Blackstone and PE Firm Y and to respond to each firm’s additional due diligence requests.

On July 16, 2007 the board met and received an update from Evercore with respect to its contacts with private equity firms who had a potential interest in a business transaction with PFG. Evercore noted that Blackstone orally indicated a preliminary interest in purchasing all of PFG’s common stock at a purchase price of $38-$40 per share in cash. PE Firm Y had stated a preliminary indication of interest at a range of $39-$40 per share in cash. Evercore noted that each firm’s indication of interest was subject to further due diligence and the arranging of financing, and that each had requested access to a data room containing additional information about PFG in order to complete their diligence. The board discussed whether to permit access to a data room at that time and again discussed the advisability of contacting a likely potential strategic acquiror.

The board then discussed with Evercore and management the execution risk for PFG of achieving its business plan. The board was provided with the views and opinions of PFG’s senior management regarding the potential advantages and disadvantages to PFG’s shareholders of remaining an independent public company and the risks to PFG of executing its business plan. After discussion, the board authorized management to provide the private equity firms with access to an online data room to allow them to complete their due diligence. The board also determined that it would be in the best interests of PFG’s shareholders to wait to contact a likely potential strategic acquiror until a reasonable period of time before consideration of a transaction with a private equity firm to see if it would be interested in pursuing a transaction with PFG.

From July 16, 2007 into August 2007, management of PFG, together with Evercore and PFG’s legal advisor, began the process of gathering legal and financial due diligence material and established an online data room for use by potential acquirors in conducting their due diligence.

During this same time period, the leveraged finance markets began to experience turmoil as a result of the downturn in the residential real estate market and weaknesses in the sub-prime segment of the mortgage-backed securities market. As the debt financing markets began to deteriorate, investors became increasingly unwilling to purchase debt that had previously been committed for previously announced leveraged buyout transactions. As a result, a backlog began to develop for the financing of these transactions. Lenders that had committed to finance these types of transactions were now unable to syndicate the debt on the terms at which the lenders had committed to provide the financing, and many previously announced transactions were stalled as the buyers waited for the lenders to fund these transactions.

On July 30, 2007, the PFG board held a meeting to receive a presentation from Evercore on the status of its representatives’ and PFG management’s discussions with Blackstone and PE Firm Y and the current state of the financing markets. The board also asked Evercore to provide its views on other potential alternatives for PFG to grow its business if a sale transaction was not ultimately pursued. At this meeting, Evercore’s representatives provided their views on the status of the financing capital markets generally and the financing market for leveraged buyout transactions specifically. Evercore’s representatives also discussed with the PFG board the possibility for PFG to engage in strategic acquisitions, identifying potential targets and the likely methods for financing any such acquisition as well as Evercore’s analysis of the possible financial impact on PFG of an assumed acquisition.

In August 2007, Evercore informed each of Blackstone and PE Firm Y that they would need to have their final indications of interest to PFG in advance of PFG’s August 22, 2007 scheduled board meeting. As a result of the continued turmoil in the leveraged finance markets and the further deterioration of the debt financing markets, Blackstone informed Evercore that it needed additional time to finalize its indication and PE Firm Y informed Evercore that it was not prepared to proceed with the transaction.

On September 10, 2007, representatives of Blackstone met with representatives of Evercore to inform them that in light of recent developments in the leveraged finance markets and the deterioration of the debt financing markets it was reducing its indicated price at which it would be willing to consider purchasing all of PFG’s outstanding common stock to $34.00 per share in cash. Alternatively, Blackstone proposed a transaction structure to Evercore whereby PFG would acquire all of the stock of VISTAR in a transaction that would result in the combined entity remaining a public company, with Blackstone and Wellspring owning approximately 20% of the combined company. In this transaction structure, PFG would pay a special dividend to all of its shareholders, including affiliates of Blackstone and Wellspring, following consummation of the merger that would be financed by borrowings.

On September 11, 2007, the board held a special meeting to receive an update on Evercore’s continued communications with Blackstone on behalf of PFG. Mr. Spinner reported to the board Blackstone’s reduced indication of interest and representatives of Evercore described for the board Blackstone’s alternative proposal. The board engaged in a discussion of the alternative transaction structure, including the potential positive and negative attributes of the proposal, and whether such a transaction was in the best interests of PFG and its shareholders. Evercore also presented its valuation analysis of VISTAR and the proposed alternative transaction and the mechanics of how the transaction would be effected, before presenting its preliminary valuation analysis of PFG on a stand-alone basis. After discussion, the members of the board determined, that given the information then available to them, the alternative transaction structure was not likely to be in the best interests of PFG’s shareholders.

Evercore next presented its preliminary valuation analysis of Blackstone’s reduced indication of interest. After discussion, the board determined that the $34.00 per share indication of interest was unacceptable. The board instructed Evercore to inform Blackstone that PFG was not prepared to engage in further discussions regarding either the acquisition by PFG of VISTAR or the acquisition of PFG by Blackstone on the terms indicated by Blackstone.

Following this meeting, representatives of Evercore communicated to Blackstone and Wellspring that PFG did not intend to have further discussions with them, and Blackstone’s, Wellspring’s and VISTAR’s, as well as their representatives’ and advisors’, access to the online data room was terminated. In the following weeks, representatives of Wellspring indicated to Evercore and PFG that Blackstone and Wellspring might be willing to increase their indicated price per share for PFG’s outstanding stock; subsequently, representatives of Wellspring informed PFG and Evercore that they would increase the price at which they were interested in acquiring all of PFG’s outstanding common stock to $36.00 per share.

On October 9, 2007, representatives of Evercore had a telephone conversation with representatives of Blackstone and Wellspring. During that conversation the parties discussed Blackstone’s and Wellspring’s $36.00 per share indication. Blackstone and Wellspring noted that they did not have committed financing at that time but expressed confidence in their ability to obtain a financing commitment for a transaction at that price and requested that PFG grant them permission under the confidentiality agreement to pursue financing with various sources. Blackstone and Wellspring indicated that they anticipated that it would take them three to four weeks to obtain a commitment letter and complete the due diligence they had begun in August.

On October 10, 2007, the board met and was presented with Evercore’s update on the process, including Evercore’s conversation with Blackstone and Wellspring on the previous day. Evercore then presented its analysis of Blackstone and Wellspring’s $36.00 per share cash indication price in comparison to PFG management’s internally prepared projections. The board discussed Evercore’s presentation. Representatives of Evercore then left the meeting and representatives of Goldman Sachs & Co., who had previously provided advice to PFG, joined the call to discuss with the board an analysis that they had prepared regarding historical leveraged financed buyouts and the credit markets generally, noting that although the credit markets had improved modestly, structuring leveraged buyout financing had become more complex and expensive than it had been in the past.

After discussion of PFG’s business and prospects and current market conditions, the board determined that it would be in the best interests of PFG’s shareholders to continue to negotiate with Blackstone and Wellspring and to contact Company B, a likely potential strategic acquiror, to inquire about its interest in engaging in a possible transaction with PFG. Counsel for PFG was also instructed to prepare a draft merger agreement for a possible transaction with Blackstone, Wellspring and VISTAR.

On October 11, 2007, representatives of Evercore also contacted Company B to determine whether it might be interested in pursuing a business combination transaction with PFG. On October 15, 2007, Company B informed Evercore that it had analyzed the possibility of pursuing a transaction with PFG and that it was not interested in pursuing such a transaction.

During the week of October 15, 2007, Messrs. Spinner and Austin, together with representatives of Evercore, met with representatives of Blackstone, Wellspring and VISTAR to provide them with certain financial information regarding PFG. At this meeting, representatives of Blackstone and Wellspring also discussed the two private equity firms’ valuation analysis related to a possible transaction and their underlying assumptions, including the impact on their valuation analysis of the potential synergies of PFG and VISTAR and the assumptions about PFG’s business made by Blackstone and Wellspring in connection with their $36.00 per share indication. At the meeting, and in conversations following the meeting, representatives of Blackstone and Wellspring indicated that $36.00 per share was the maximum price that they would be willing to pay for all of PFG’s outstanding common stock.

The PFG board met again on October 23, 2007, and was updated on the meeting management and representatives of Evercore had with Blackstone and Wellspring the prior week and on Evercore’s conversations with Company B. Evercore reviewed with the board its analysis of the $36.00 per share indication, noting that it had been informed by Blackstone that this was the highest price Blackstone would be willing to pay. Counsel to PFG discussed with the board a possible time line for reaching an agreement and the material terms likely to be contained in an acquisition agreement. After discussion, the board determined that it was in the best interests of PFG’s shareholders to continue discussions with Blackstone and Wellspring and agreed to allow Blackstone, VISTAR and Wellspring to again access the online data room and permit them to contact proposed financing sources.

During the weeks of October 22, 2007 and October 29, 2007, members of PFG’s management and representatives of Evercore and PFG’s legal advisor had multiple telephone conferences with representatives of Blackstone and Wellspring and their legal and accounting advisors to discuss possible structures for a transaction.

During late October and November 2007, Blackstone and Wellspring and their representatives engaged in extensive legal, accounting and financial due diligence, including meeting on numerous occasions with members of PFG’s senior management team.

On November 1, 2007, representatives of PE Firm Y contacted Evercore expressing a renewed interest in PFG. Evercore informed PE Firm Y that if it were interested, its price needed to be within 10% of its initial indication of interest.

On November 2, 2007 the board of directors met again to discuss the process to date. The terms of a draft merger agreement were summarized by counsel for PFG and the board engaged in general discussion regarding the potential terms of an agreement. The board requested that any draft agreement be circulated to the board before being sent to Blackstone. Representatives of Evercore also informed the board of its recent conversations with PE Firm Y. PFG was never contacted again by PE Firm Y prior to signing the merger agreement about its interest in entering into a possible transaction with PFG.

During the week of November 9, 2007, members of PFG’s senior management held meetings with representatives of VISTAR, Blackstone and Wellspring and their potential financing sources in which members of PFG’s management presented this group with certain business and financial information regarding PFG so that the financing sources could reach a decision on lending commitments.

On November 9, 2007, PFG received an unsolicited indication of interest in PFG from a diversified company with foodservice operations based outside of the United States, referred to herein as “Company C”. Counsel to PFG negotiated a confidentiality agreement with Company C that was signed on November 15, 2007, and Company C was later granted access to the online data room to conduct due diligence. On November 16, 2007, Messrs. Spinner and Austin and representatives of Evercore met in New York with representatives of Company C to discuss certain PFG financial information and Company C’s interest in a possible transaction with PFG. At this meeting, Company C proposed a transaction structure whereby PFG would acquire certain of Company C’s international foodservice operations, with Company C receiving an ownership interest in PFG. Company C was informed by PFG management and Evercore that, given other alternatives that PFG was considering, it was not likely that PFG would be interested in Company C’s proposed transaction but that if Company C wanted to submit an indication of interest to acquire all of the outstanding stock of PFG that PFG’s board of directors would consider that indication of interest. Company C informed PFG that it would submit a preliminary indication of interest in PFG prior to the board’s scheduled November 28th board meeting.

On November 16, 2007, PFG delivered a draft merger agreement and disclosure schedules to Blackstone and Wellspring and their counsel.

On November 20, 2007, at a special meeting, the PFG board met again for an update. Evercore updated the board on Company C’s interest and on progress made since its last meeting. Evercore noted that Blackstone and Wellspring continued to have due diligence discussions with PFG’s management but that Blackstone and Wellspring had indicated that they could finalize their due diligence shortly. The board agreed to continue to allow Company C access to the online data room, provided that it delivered an indication of interest to PFG by November 28, 2007, the date of the next scheduled board meeting. Company C subsequently contacted Evercore and informed it that it would not deliver an indication of interest with respect to a transaction to acquire all of PFG’s outstanding common stock, and its and its representatives’ access to the online data room was terminated.

In early December 2007, representatives of Blackstone contacted Evercore to discuss Blackstone’s concerns following its due diligence investigation of PFG. These concerns related to (i) Blackstone’s inability to utilize a portion of the cash on PFG’s balance sheet to finance a portion of the merger consideration because of working capital needs for the business and regulatory capital requirements related to PFG’s captive insurance company; (ii) the impact of reductions to actuarial insurance accruals on 2007 results; (iii) the fact that the proposed capital structure for PFG following consummation of the merger could potentially conflict with several agreements to which PFG or certain of its subsidiaries is a party; and (iv) the terms of PFG’s change in control agreements. Blackstone informed PFG’s management and representatives of Evercore that it needed more time to analyze its diligence findings, including the potentially conflicting agreements, and to consider ways in which Blackstone and PFG might eliminate the potential conflicts following consummation of the merger.

On December 6, 2007, Mr. Spinner met with representatives of Blackstone to discuss the various due diligence issues that Blackstone had raised. Blackstone informed Mr. Spinner at this meeting that it was not prepared to assume any costs associated with remedying the potentially conflicting agreements, and that PFG could either agree to secure amendments to the agreements that would eliminate Blackstone’s concerns prior to signing or make securing the amendments a condition to Blackstone’s obligation to close the transaction.

On December 10, 2007, PFG held a board meeting at which Mr. Spinner and representatives of Evercore briefed the board on the due diligence issues raised by Blackstone, including Blackstone’s concerns regarding the potential costs of remedying the potentially conflicting agreements, and described for the board Blackstone’s proposed solutions. The board discussed the matter and the proposed solutions and advised management and Evercore to meet with Blackstone and inform Blackstone that none of its proposed solutions were acceptable to PFG but that PFG would continue to work with Blackstone to attempt to find an alternative solution.

In mid-December 2007, members of PFG’s management and representatives of Evercore and PFG’s legal advisor held a number of telephone conferences with Blackstone and its representatives and advisors to discuss ways to address Blackstone’s concerns. On December 19, 2007, representatives of Blackstone and Wellspring, along with their legal and financial advisors, and PFG’s management and representatives of PFG’s legal and financial advisor held a telephone conference to discuss the potentially conflicting agreements. During this telephone conference, Blackstone informed PFG that it actively worked with its potential financing sources, legal counsel, accountants and other advisors to refine the proposed capital and organizational structure of PFG following consummation of the merger in light of its diligence findings and that it had identified a potential solution that did not require amending the agreements, but that the solution it had developed involved significant time delay and uncertainty. Blackstone informed PFG’s management that it was not prepared to assume the risk of this alternative, nor was it prepared to absorb any cost associated with this issue. As a result, Blackstone proposed three possible alternatives to solve this particular issue, resulting in a range of reductions in the per share merger consideration up to $2.04 per share. These alternatives contemplated: (i) PFG approaching the counterparties to these agreements in advance of executing a merger agreement regarding their willingness to amend the agreements and, upon obtaining the amendments, entering into a merger agreement; (ii) PFG approaching the counterparties to these agreements regarding their willingness to amend the agreements and inserting a condition to closing in a merger agreement regarding elimination of the potential conflicts arising from the agreements; or (iii) the parties executing a merger agreement that contained a condition to closing regarding elimination of the potential conflicts arising from the agreements, but without approaching the counterparties to these agreements in advance. The parties discussed the three proposed alternatives in detail and PFG’s management informed Blackstone that it would discuss the alternatives with the PFG board.

On December 21, 2007, the PFG board of directors met to discuss the status of the parties’ attempts to address Blackstone’s and Wellspring’s concerns related to this issue. Messrs. Spinner and Austin, as well as representatives of Evercore, described the proposals and alternatives in detail for the board, including Blackstone’s efforts to address its concerns in a way that would not require amendments to the agreements but that might result in significant delay, as well as the negative impact on the per share merger consideration of each of the three alternatives. Representatives of Evercore described for the board the analysis they had prepared of the financial impact of each proposed alternative on the per share merger consideration. After discussing the various proposed alternatives, the board authorized PFG’s management and Evercore to advise Blackstone that the board would be willing to consider a transaction at $35.00 per share in cash, but only if satisfactory resolution of this issue was not a condition to Blackstone’s obligation to close the merger. Later that day, representatives of Evercore contacted representatives of Blackstone to advise them of the PFG board’s position. Blackstone’s representatives immediately informed Evercore that Blackstone was unwilling to pay $35.00 per share, but that it would be willing to consider offering $34.00 per share if Blackstone was not assuming any cost or uncertainty with respect to this issue. Representatives of Evercore responded that Blackstone’s revised offer was unacceptable to the PFG board and the parties ceased discussions regarding a possible transaction. PFG also terminated Blackstone’s, Wellspring’s and VISTAR’s, and their representatives’ and advisors’, access to the online data room.

On December 27, 2007, pursuant to a suggestion made by VISTAR’s financial advisor, representatives of Blackstone forwarded Blackstone’s and Wellspring’s comments to the draft merger agreement and disclosure schedules that had been circulated by PFG’s legal advisor on November 16, 2007. Thereafter, on January 4, 2008, representatives of Blackstone informed PFG and Evercore that, based on additional work Blackstone and its advisors had undertaken to analyze the outstanding issues, they had satisfied themselves that they could proceed with the transaction without further conditions or delays based on any remaining diligence issues, but that, in return, they were unwilling to increase their indicated price above $34.00 per share.

On January 9, 2008, the PFG board of directors met to discuss the status of the parties’ discussions regarding a possible transaction. Mr. Spinner described for the board the discussions that had taken place between Blackstone’s and Wellspring’s representatives and PFG’s management and Evercore’s representatives since the last board meeting, noting that Blackstone had informed PFG that in light of its earlier due diligence concerns described above, Blackstone was unwilling to offer a price in excess of $34.00 per share in cash. The board discussed the reasons cited by Blackstone and authorized PFG’s management to respond to Blackstone with management’s views on Blackstone’s stated reasons. The board and management discussed their view that it was important to bring this process to a prompt conclusion so that the shareholders could either receive the benefit of any transaction or the management team could eliminate the distraction of the protracted process of considering a transaction. To this end, the board instructed Messrs. Spinner, Austin and Traficanti, along with independent board members John Stokely and Eddie Adair, and PFG’s representatives from Evercore and its legal advisor to meet with Blackstone and Wellspring in person as soon as practicable to attempt to reach a conclusion to this process.

On January 14, 2008, Messrs. Spinner, Austin, Traficanti, Stokely and Adair, along with representatives from Evercore and PFG’s legal advisor, met in person with representatives of Blackstone, Wellspring and their legal advisors in New York City. At this meeting, representatives of Blackstone and Wellspring expressed significant interest in entering into a transaction with PFG and described for PFG’s management and board members the status of their financing commitments, noting that the financing commitments had been fully negotiated and that the lenders were prepared to sign the related commitment letters. At this meeting, PFG’s representatives informed Blackstone that its previously indicated price of $34.00 per share was unacceptable to the PFG board and that the comments to the merger agreement sent to PFG on December 27, 2007 were also unacceptable in several respects. Representatives of Blackstone and Wellspring each responded that they were prepared to negotiate quickly to resolve any issues with the comments to the merger agreement sent to PFG on December 27, 2007.

Over the course of the remainder of the afternoon the parties and their respective advisors negotiated certain key terms of the merger agreement, including, among other terms, the per share merger consideration, the definition of what would constitute a PFG material adverse effect, the limited guarantees that Blackstone and Wellspring would provide to PFG to support the obligations of VISTAR and Merger Sub under the merger agreement, the termination fee and reverse termination fee payable by the parties in certain circumstances upon termination of the merger agreement, the go-shop and no-shop provisions, including the timing and number of any matching rights that VISTAR would have in the event that PFG received a superior proposal, and certain negative operational covenants during the pre-closing period. Blackstone and Wellspring also indicated on the afternoon of January 14, 2008 that their best and final price was $34.50 per share.

On January 15, 2008, the PFG board held a board meeting to discuss Blackstone and Wellspring’s best and final price of $34.50 per share and the status of certain terms of the merger agreement that the parties had negotiated on January 14, 2008. Messrs. Stokely and Adair described for the board their views on the status of the negotiations of the terms of the merger agreement and the efforts that they and PFG’s management and advisors had taken to increase the certainty for PFG and its shareholders that the transaction would be consummated.

On January 15, 2008 the parties and their representatives again met in person to further negotiate the terms of the merger agreement and the ancillary agreements, including the limited guarantees of Blackstone and Wellspring.

Over the course of the next two days, the representatives of the parties continued to finalize the terms of the merger agreement and the ancillary agreements.

On January 17, 2008, PFG’s board met at the offices of its legal advisor for the primary purpose of considering Blackstone’s and Wellspring’s proposal. Representatives of Evercore and PFG’s legal advisor attended this meeting, as well as certain members of senior management. A representative of PFG’s legal advisor reviewed with the board their applicable fiduciary duties and responsibilities and described for the board in detail the terms of the merger agreement, including the provisions relating to the payment of termination fees and expense reimbursement, the material adverse effect definition, the go-shop and no-shop provisions, the pre-closing negative operational covenants, the disclosure schedules to the merger agreement, and the debt financing commitments in place for VISTAR. Representatives of Evercore then presented their financial analysis with respect to PFG, the proposed merger and certain other available alternatives for enhancing shareholder value. See “The Merger — Opinion of Evercore Group, L.L.C.” beginning on page    for a description of the presentation of Evercore. The board considered the $34.50 per share proposal by Blackstone and Wellspring compared to the potential stock price appreciation assumed (based on management’s assumptions as to future financial performance) with respect to PFG’s other available alternatives for enhancing shareholder value (and the execution and other risks associated with each alternative), including the possibility of acquiring certain foodservice distribution companies or returning value to shareholders through a dividend or share repurchase program financed through borrowings.

Following further discussion, the board requested that Evercore provide its view regarding the fairness from a financial point of view of the $34.50 per share in cash to be received by holders of PFG’s common stock pursuant to the proposed merger agreement. Representatives of Evercore then rendered an oral opinion, subsequently confirmed by delivery of a written opinion dated January 17, 2008, that, as of that date, and subject to the matters and assumptions set forth in the opinion, the $34.50 per share in cash to be received by the holders of outstanding shares of PFG common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of the written opinion of Evercore, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex B to this proxy statement.

Mr. Spinner next presented the views of management regarding the proposed transaction, concluding with management’s recommendation that the Blackstone and Wellspring proposal be approved. Mr. Spinner and Mr. Austin then provided the board with a current business and financial update. Questions were asked regarding Mr. Spinner’s recommendation and the basis for such recommendation, including the viability of other strategic alternatives available to PFG.

Following Mr. Spinner’s presentation, the other directors discussed the transaction, the recommendation of management and the presentation by representatives of Evercore. After discussion, the board unanimously adopted and approved the merger agreement and the transactions contemplated by the merger agreement, and unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of PFG and its shareholders and are fair to, and in the best interests of, PFG and PFG’s shareholders. PFG’s board further directed management to include in this proxy statement their recommendation that PFG’s shareholders vote for the approval of the merger agreement and the consummation of the merger.

The merger agreement was executed by the parties on January 18, 2008, following the board meeting and final negotiation of the merger agreement and disclosure schedules. Before the stock market opened on January 18, 2008, PFG issued a joint press release with Blackstone and Wellspring announcing the transaction.

Reasons for the Merger; Recommendation of Our Board of Directors

In reaching its decision to adopt and approve the merger agreement and the transactions contemplated thereby, including the merger and to recommend that our shareholders approve the merger agreement, our board of directors consulted with management, Evercore and PFG’s outside legal counsel. Our board of directors considered a number of factors, including, without limitation, the following potentially positive factors in support of the merger:

•	the current and historical market prices of PFG common stock, and the fact that the $34.50 per share to be paid for each share of PFG common stock pursuant to the merger represented a premium of 33.4% over the average closing share price for the 30 trading days ended January 17, 2008, the last trading day before PFG announced the execution of the merger agreement;

•	its belief that the merger was more favorable to our shareholders than any other alternative reasonably available to PFG and our shareholders. The board of directors considered possible alternatives to the sale of PFG, including continuing to operate PFG on a stand-alone basis (including the execution risks related to achieving our strategic plan particularly in light of current economic conditions and expectations including consumer spending trends), pursuing potential acquisitions, and returning capital to the shareholders through dividends or share repurchases, and the risks and uncertain returns associated with the alternatives, each of which the board of directors determined not to pursue when compared to the opportunity of our shareholders to realize the merger consideration in cash for their investment in connection with the merger;

•	the results of the process conducted by PFG, with the assistance of Evercore and our legal advisors over a period of eight months, which involved engaging in discussions with approximately seven parties to determine their potential interest in a business combination transaction with PFG and entering into five confidentiality agreements with potential acquirors or their affiliates;

•	the presentation of Evercore and its opinion, dated January 17, 2008, to the board of directors of PFG, to the effect that, as of January 17, 2008 and based upon and subject to the factors and assumptions set forth in the opinion, the $34.50 per share in cash to be received by the holders of shares of PFG common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders (see “The Merger — Opinion of Evercore Group L.L.C.” and Annex B to this proxy statement);

•	the size of the equity investments being made by affiliates of Blackstone and Wellspring in connection with the merger and the board’s belief that the size of this investment increased the likelihood of consummation of the merger;

•	its belief that the combined company will be better able to grow its business and improve its profitability because of its increased scale and geographic reach;

•	the terms of the merger agreement, including without limitation:

•	in the view of PFG’s board of directors, the limited number and nature of the conditions to the obligations of VISTAR and Merger Sub to consummate the merger and the limited risk of non-satisfaction of the conditions, including that for purposes of the merger agreement a “material adverse effect” on PFG does not include events, circumstances, changes or effects resulting from the events, circumstances, changes or effects described under “The Merger Agreement — Representations and Warranties;”

•	the ability of our board of directors, under certain circumstances, to change its recommendation that our shareholders vote in favor of the approval of the merger agreement;

•	our right, even after expiration of the go-shop period but prior to the adoption of the merger agreement by our shareholders, to engage in negotiations with, and provide information to, a third party that makes an unsolicited written acquisition proposal if our board of directors, determines in good faith, after consultation with a financial advisor and outside legal counsel, that such acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal, and after consultation with outside legal counsel, that failure to take such action could reasonably be expected to result in a breach of its fiduciary duties under applicable law; and

•	the ability of our board of directors, under certain circumstances and upon the payment to VISTAR of a termination fee of $40.0 million, or a reduced termination fee of $20.0 million for certain terminations prior to 12:01 a.m. New York City time on March 9, 2008, to terminate the merger agreement to accept a financially superior proposal;

•	the conclusion of the board of directors that both the $40.0 million termination fee and the $20.0 million termination fee (and the circumstances when each fee is payable) and the requirement to reimburse VISTAR for certain expenses, up to a limit of $7.5 million and without duplication of the termination fee, in the event that the merger agreement is terminated because our shareholders fail to approve the merger agreement, were reasonable in light of the benefits of the merger, the sale process conducted by PFG, with the assistance of Evercore, and in the context of termination fees that were payable in other comparable transactions;

•	the absence of a financing condition to the consummation of the merger and the obligation of VISTAR to pay PFG a $40.0 million termination fee, without the need to prove damages, if PFG terminates the merger agreement because (i) VISTAR and Merger Sub fail to effect the closing by the second business day after July 31, 2008 and all of the conditions to their obligations to close in the merger agreement (besides delivery of our officer’s certificate) have been met and continue to be met or (ii) there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of VISTAR or Merger Sub in the merger agreement, which breach or inaccuracy would cause any condition to our obligation to close not to be satisfied (and such breach or inaccuracy has not been cured or such condition has not been satisfied within twenty (20) business days after the receipt of written notice thereof or such breach or inaccuracy is not reasonably capable of being cured prior to July 31, 2008 or such condition is not reasonably capable of being satisfied prior to July 31, 2008); provided that we are not in material breach of our representations, warranties, covenants and obligations under the merger agreement so as to cause any of the conditions to VISTAR and Merger Sub’s obligations to close under the merger agreement not to be satisfied;

•	in the view of PFG’s board of directors, the favorable debt commitment letters obtained by VISTAR, including the absence of “market outs,” and the favorable structure of the debt financing, together with VISTAR’s obligation to use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange the debt financing on the terms and conditions (subject to certain exceptions) set forth in the debt commitment letters; and

•	the fact that in the merger agreement VISTAR agreed to take, and cause its affiliates and owners to take, whatever action may be necessary to resolve as promptly as possible any objections relating to the consummation of the merger as may be asserted under the HSR Act or any other applicable merger control, antitrust, competition or fair trade law with respect to the merger.

The board of directors also considered and balanced against the potentially positive factors the following potentially negative factors concerning the merger:

•	the risk that the merger might not be completed, including the risk that the merger might not occur if the financing contemplated by the debt commitment letters is not obtained;

•	the fact that our shareholders will not participate in any future earnings or growth of PFG, including earnings and growth resulting from the increased scale and geographic reach of the combined company, and will not benefit from any future appreciation in value of PFG;

•	the actual and potential interests of PFG’s executive officers and directors in the merger that may be different than or in addition to those of our shareholders generally (see “The Merger — Interests of PFG’s Directors and Executive Officers in the Merger”);

•	the restrictions in the merger agreement on our ability to solicit or engage in discussions or negotiations with a third party regarding other proposals after 12:01 a.m. on March 9, 2008 and the requirement in the merger agreement that PFG pay VISTAR either a $40.0 million termination fee or a $20.0 million termination fee (depending upon the circumstances) in order for the board of directors to accept a superior proposal;

•	the requirement in the merger agreement that we reimburse VISTAR for up to $7.5 million of its reasonably documented out-of-pocket fees and expenses incurred in connection with the proposed merger if the merger agreement is terminated under certain circumstances, including if our shareholders do not approve the merger agreement;

•	the fact that the merger consideration consists of cash, and gains will therefore be taxable to certain of our shareholders for U.S. federal income tax purposes;

•	the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger; and

•	the possibility of employee, customer and supplier disruption associated with the merger.

After taking into account all of the factors set forth above, as well as others, the board of directors determined that the potentially positive factors outweighed the potentially negative factors and that the merger agreement and the transactions contemplated thereby, including the merger are advisable, and fair to, and in the best interests of PFG and our shareholders. The members of the board of directors have unanimously adopted and approved the merger agreement and the merger and recommend that PFG’s shareholders vote “FOR” the approval of the merger agreement at the special meeting.

This discussion of the information and factors considered by our board of directors is not intended to be exhaustive, but is believed to address the material information and factors considered by our board of directors. In view of the number and variety of these factors, our board of directors did not find it practicable to make specific assessments of, or otherwise assign relative weights to, the specific factors and analyses considered in reaching its determination. The determination to adopt and approve the merger agreement and the transactions contemplated thereby, including the merger, was made after consideration of all of the factors and analyses as a whole. In deciding to adopt and approve the merger agreement and the transactions contemplated thereby, including the merger, individual members of our board of directors may have given different weights to the different factors considered by our board of directors.

Opinion of Evercore Group L.L.C.

Pursuant to a letter agreement dated August 1, 2007, PFG engaged Evercore to act as its financial advisor in connection with evaluating strategic and financial alternatives. At a meeting of the board of directors of PFG on January 17, 2008, Evercore presented to the board of directors Evercore’s financial analyses with respect to whether the merger consideration to be received by the holders of PFG’s common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. In the course of this presentation, the members of the board of directors were reminded or informed of the material assumptions that Evercore made in carrying out its analyses, the matters considered by Evercore and the limits of Evercore’s review. At that meeting Evercore orally rendered its opinion to the board of directors, which oral opinion was subsequently confirmed in a written opinion dated January 17, 2008, that, as of January 17, 2008, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Evercore, the merger consideration to be received by the holders of PFG common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Evercore’s written opinion, dated January 17, 2008, is attached as Annex B to this proxy statement. You are encouraged to read Evercore’s opinion carefully in its entirety, as it sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Evercore in rendering its opinion. The following is a summary of Evercore’s opinion and the methodology that Evercore used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Evercore’s opinion only addresses the fairness from a financial point of view of the merger consideration to be received by holders of shares of PFG common stock pursuant to the merger agreement, and Evercore was not asked to express, nor has it expressed, any opinion with respect to any other aspect of the merger. Specifically, Evercore does not express any view on, and its opinion does not address, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of PFG, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of PFG, or any class of such persons, whether relative to the merger consideration or otherwise. Evercore assumed that any modification to the structure of the merger will not vary in any respect material to its analysis. Evercore’s opinion does not address the relative merits of the merger as compared to other business or financial strategies that might be available to PFG, nor does it address the underlying business decision of PFG to engage in the merger. Evercore’s opinion does not constitute a recommendation to the board of directors or to any other persons in respect of the merger, including as to how any holder of shares of PFG common stock should vote or act in respect of the merger. Evercore is not a legal, regulatory, accounting or tax expert and has assumed the accuracy and completeness of assessments by PFG and its advisors with respect to legal, regulatory, accounting and tax matters.

Evercore’s opinion was addressed to, and for the information and benefit of, the board of directors of PFG in connection with their evaluation of the merger. Evercore expresses no opinion as to the price at which any securities of PFG will trade at any future time.

In connection with rendering its opinion, Evercore, among other things:

•	reviewed certain publicly available business and financial information relating to PFG that Evercore deemed to be relevant;

•	reviewed certain historical non-public financial statements and other historical non-public financial data relating to PFG prepared and furnished to Evercore by management of PFG;

•	reviewed certain projected non-public financial statements and other projected non-public financial data relating to PFG prepared and furnished to Evercore by management of PFG;

•	reviewed certain historical and projected non-public operating data relating to PFG prepared and furnished to Evercore by management of PFG;

•	discussed the past and current operations, financial projections and current financial condition of PFG with management of PFG (including their views on the risks and uncertainties of achieving such projections);

•	reviewed the reported prices and the historical trading activity of the common stock of PFG;

•	compared the financial performance of PFG and its stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

•	compared the financial performance of PFG and the valuation multiples relating to the merger with those of certain other transactions that Evercore deemed relevant;

•	reviewed a draft of the merger agreement dated January 17, 2008;

•	reviewed drafts of the VISTAR and sponsor group debt and equity financing commitment letters; and

•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

In arriving at its opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumes no liability therefor. For purposes of rendering its opinion, members of the management of PFG provided Evercore with certain financial projections, which we refer to as the management projections. With respect to the management projections, Evercore assumed that they were reasonably prepared on bases reflecting the best available estimates and good faith judgments of PFG management as to the matters covered thereby.

In arriving at its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without material waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on PFG or the consummation of the merger or materially reduce the benefits of the merger. Evercore also assumed that the final form of the merger agreement would not differ in any material respect from the last draft of the merger agreement reviewed by Evercore.

Evercore does not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of PFG, nor has Evercore been furnished with any such appraisals, nor has Evercore evaluated the solvency or fair value of PFG under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, January 17, 2008. It is understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

In receiving Evercore’s opinion on January 17, 2008 and reviewing with Evercore the written materials prepared by Evercore in support of its opinion, the board of directors of PFG was aware of the assumptions and other matters discussed above. The opinion was approved by the Opinion Committee of Evercore.

Evercore’s opinion was only one of many factors considered by the board of directors of PFG in its evaluation of the merger and should be viewed together with the other factors considered by the PFG board of directors. For a discussion of the other factors considered by the PFG board of directors, see “The Merger — Reasons for the Merger — Recommendation of the Board of Directors” beginning on page    of this proxy statement.”

Summary of Analyses

The following is a summary of the material analyses performed by Evercore and presented to the board of directors of PFG in connection with rendering its opinion. This summary is qualified in its entirety by reference to the full text of Evercore’s written opinion, which is attached as Annex B to this proxy statement. You are urged to read the full text of the Evercore opinion carefully in its entirety for the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Evercore.

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully the financial analyses, the summary data and tables must be read together with the full text of the analyses. The summary data and tables alone are not a complete description of the financial analyses. Considering the summary data and tables alone could create a misleading or incomplete view of Evercore’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 17, 2008, and is not necessarily indicative of current market conditions.

Historical Public Market Trading Levels Analysis

Evercore reviewed the historical high and low closing prices of PFG common stock over the 52 weeks ended on January 16, 2008. The table below illustrates the premium or discount implied by the $34.50 per share merger consideration to the closing price of PFG common stock on January 16, 2008 and the high and low closing share prices of PFG common stock for that period.

		Premium/(Discount) of
	Historical	Merger Consideration
	Closing Share	of $34.50 Per Share to
	Price	Historical Share Price

January 16, 2008	$24.35	41.7%
52 Week High	$35.50	(2.8)%
52 Week Low	$23.74	45.3%

Selected Public Company Trading Analysis

Using publicly available information, Evercore reviewed the market values and implied trading multiples of selected publicly traded food and foodservice distribution companies that Evercore deemed to be similar to PFG for purposes of this analysis. These companies were chosen because they are publicly traded companies in the United States that operate in similar industries to PFG and have similar lines of business to PFG. Evercore noted, however, that none of the selected publicly traded companies is identical or directly comparable to PFG.

Food and Foodservice Distributors

Nash-Finch Company
Spartan Stores, Inc.
Supervalu Inc.
Sysco Corporation
United Natural Foods, Inc.

Evercore calculated and analyzed the ratio of total enterprise value, which we refer to as TEV, to estimated 2007 calendar year earnings before interest, taxes, depreciation and amortization, or EBITDA, for the above selected publicly-traded companies, as well as the ratio of TEV to estimated 2008 calendar year EBITDA. Review of TEV to EBITDA multiples is a customary form of valuation analysis for businesses of this type. Evercore calculated all multiples for the selected companies based on each respective company’s closing share prices as of January 16, 2008. These calculations were based on publicly available financial data including I/B/E/S International, Inc., or I/B/E/S, estimates. I/B/E/S is a data source that monitors and publishes a compilation of earnings per share and other financial data produced by selected research analysts on companies of interest to investors. The range of implied multiples that Evercore calculated is summarized below:

	Public Market Trading Multiples
			Food and Foodservice
			Distributors
Metric	PFG		Mean		Median

TEV/2007E EBITDA	7.8	x	7.6	x	6.7	x
TEV/2008E EBITDA	6.7	x	6.8	x	5.8	x

Evercore then applied ranges of selected multiples derived from those described above for the selected companies to corresponding financial data based on financial projections provided by management of PFG. The 2007 estimated EBITDA multiples ranged from 6.5x to 8.5x and the 2008 estimated EBITDA multiples ranged from 5.5x to 7.5x. These ranges of multiples were then applied to the relevant EBITDA metrics in order to derive an implied per share equity value reference range. The ranges of implied per share equity values for PFG derived from this analysis are summarized below:

	Implied Per Share Equity
	Reference Range
	TEV/2007E	TEV/2008E
	EBITDA	EBITDA

Low	$20.15	$19.75
High	$26.65	$27.29

Precedent Transactions Analysis

Evercore performed an analysis of selected merger and acquisition transactions involving companies that Evercore deemed to be similar in certain respects to the proposed merger because such transactions occurred in industry sectors similar to PFG’s operations and overall business. Evercore identified and analyzed a group of 12 merger and acquisition transactions of food and foodservice distribution companies that were announced between 2000 and 2007. Evercore calculated the enterprise value as a multiple of EBITDA during the last twelve months prior to the acquisition, or LTM, implied by these transactions. Multiples for the selected transactions were based on publicly available financial information. Although none of the transactions is, in Evercore’s opinion, identical or directly comparable to the merger, the transactions included were chosen because, in Evercore’s opinion, they may be considered similar to the merger in certain respects for purposes of Evercore’s analysis.

Date Announced	Target	Acquiror
6/28/07	The Brakes Group	Bain Capital, LLC

6/27/07	VISTAR Corporation	The Blackstone Group

5/2/07	U.S. Foodservice	Clayton, Dubilier & Rice, Inc. and Kohlberg Kravis Roberts & Co.

2/20/07	Smart & Final, Inc.	Apollo Investment Corporation

2/24/05	Roundy’s, Inc.’s Wholesale Food Division	Nash-Finch Company

5/2/03	McLane Co.	Berkshire Hathaway Inc.

4/24/02	Core-Mark International, Inc. and Head Distributing Co.	Fleming Companies, Inc.

4/9/02	Roundy’s Supermarkets Inc.	Willis Stein & Partners

12/5/01	SERCA Foodservice Inc.	Sysco Corporation

9/4/01	Alliant Exchange, Inc.	U.S. Foodservice (a subsidiary of Koninklijke Ahold N.V.)

8/18/00	PYA/Monarch, Inc.	U.S. Foodservice (a subsidiary of Koninklijke Ahold N.V.)

3/8/00	U.S. Foodservice	Koninklijke Ahold N.V.

The range of implied multiples that Evercore calculated is summarized below:

	Precedent Transaction Multiples
	Mean		Median

Enterprise Value/LTM EBITDA	10.1	x	11.0	x

Evercore applied LTM EBITDA multiples ranging from 10.0x to 13.0x. This range of multiples was then applied to the relevant estimated EBITDA metrics as of December 31, 2007 in order to derive an implied enterprise value reference range and, with appropriate adjustments, an implied per share equity reference range. The range of implied per share equity values for PFG derived from this analysis are summarized below:

Implied Per Share Equity
Reference Range
TEV/LTM
EBITDA

Low	$30.55
High	$39.60

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow, or DCF, analysis, which calculated the present value of PFG’s future unlevered, after-tax free cash flow based upon assumptions with respect to such cash flow and assumed discount rates. The financial forecast used in Evercore’s DCF analysis was based upon the management projections.

Evercore calculated ranges of estimated terminal values by multiplying either (i) calendar year 2009 estimated EBITDA, or (ii) calendar year 2011 estimated EBITDA, by selected multiples ranging from 6.5x to 8.5x. Evercore performed this DCF analysis on both a two-year and four-year basis because management’s projections contemplated operating improvements in the third and fourth years of the business plan. The estimated interim after-tax free cash flows and terminal values were then discounted to present value at December 31, 2007 using weighted average cost of capital discount rates of 8.5% to 10.5%. The range for weighted average cost of capital was determined by application of the capital asset pricing model to PFG as well as to the companies identified above under the caption “Selected Public Company Trading Analysis” to determine their after-tax weighted average cost of capital. The terminal EBITDA multiple range of 6.5x to 8.5x was selected based on a review of current and historical EBITDA trading multiples of PFG, as well as of companies identified above under the caption “Selected Public Company Trading Analysis.” In deriving the equity value, Evercore assumed net debt as of December 31, 2007 of $42 million. This analysis indicated the following implied per share equity reference ranges for PFG:

	Implied Per Share Equity Reference Range
	2009E EBITDA	2011E EBITDA

Low	$26.80	$32.97
High	$35.47	$44.22

While discounted cash flow analysis is a widely used valuation methodology, it necessarily relies on numerous assumptions, including assets and earnings growth rates, terminal values and discount rates. As a result, it is not necessarily indicative of PFG’s actual, present or future value or results, which may be significantly more or less favorable than suggested by such analysis.

Present Value of Equity

Evercore performed a present value of future stock price analysis of PFG based upon the management projections. Evercore calculated implied per share equity reference ranges by (i) calculating the implied terminal value per share by multiplying either (a) calendar year 2009 estimated earnings per share by selected multiples ranging from 14.0x to 18.0x, or (b) calendar year 2011 estimated earnings per share by selected multiples ranging from 16.0x to 20.0x, and then (ii) discounting the implied per share equity value to present value at December 31, 2007 using an equity discount rate of 10.0%. The terminal earnings per share multiple range was selected based on a review of current and historical trading multiples of PFG, as well as of companies identified above under the caption “Selected Public Company Trading Analysis.” This analysis indicated the following implied per share equity reference range for PFG:

	Implied Per Share Equity Reference Range
	2009E P/E	2011E P/E

Low	$22.91	$29.70
High	$29.45	$37.13

Leveraged Buyout Analysis

Based upon the future unlevered free cash flows described above, Evercore analyzed a potential valuation of PFG based upon a hypothetical leveraged buyout of the company by a generic financial sponsor, taking into account expectations for financial returns typical of such investors. Evercore assumed, among other things, the following in its leveraged buyout analysis: (i) an entry leverage debt multiple of 5.1x 2007 estimated EBITDA on terms consistent with the indicative terms proposed in the debt financing package provided to VISTAR by its financing sources under the debt and equity commitment letters; (ii) a range of selected exit multiples of 6.5x to 8.5x calendar year 2011 estimated EBITDA; and (iii) an equity investment that would achieve an annual rate of return during the investment period beginning December 31, 2007 of 20.0%. The exit EBITDA multiple range was selected based on a review of current and historical trading multiples of PFG, as well as of companies identified above under the caption “Selected Public Company Trading Analysis.” This analysis indicated the following implied per share equity reference range for PFG:

Implied Per Share Equity
Reference Range

Low	$26.83
High	$32.61

General

The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. As a result, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Evercore made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Evercore believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any of the foregoing analyses should not be taken to be Evercore’s view of the actual value of PFG. The foregoing summary does not purport to be a complete description of all analyses performed by Evercore.

Evercore made numerous assumptions with respect to risks associated with industry performance, general business and economic conditions and other matters, many of which are beyond the control of PFG. Any estimates contained in Evercore’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Evercore’s analysis of the fairness of the merger consideration to be received by the holders of PFG common stock pursuant to the merger agreement, from a financial point of view, to such holders and were prepared in connection with the delivery by Evercore of its opinion to the board of directors of PFG.

The merger consideration was determined through the course of negotiations with Blackstone, Wellspring and VISTAR. Evercore provided advice to PFG during these negotiations. Evercore did not, however, recommend any specific merger consideration to PFG or suggest that any specific merger consideration constituted the only appropriate merger consideration.

Evercore is an internationally recognized investment banking and advisory firm. Evercore, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, competitive biddings and valuations for corporate, estate and other purposes. The board of directors of PFG selected Evercore because its investment banking professionals have had substantial experience in transactions comparable to the merger. In the ordinary course of its business, Evercore and its affiliates may from time to time trade in the securities or the indebtedness of PFG, Wellspring and Blackstone, or their respective affiliates or any currencies or commodities (or derivative thereof) for (i) its own account, (ii) the accounts of investment funds and other clients under the management of Evercore and (iii) for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities, indebtedness, currencies or commodities (or derivative thereof) for any such account.

Pursuant to the terms of an engagement letter, PFG has agreed to pay Evercore an advisory fee of $10,000,000, (i) $200,000 of which was paid to Evercore upon signing the engagement letter, (ii) $1,750,000 of which was paid to Evercore following delivery of its written fairness opinion and (iii) the remainder of which is contingent upon, and payable upon, consummation of the merger. PFG has also agreed to reimburse Evercore for reasonable and customary out of pocket expenses (including legal fees) incurred in performing its services. In addition, PFG has agreed to indemnify Evercore and any of its members, partners, officers, directors, advisors, representatives, employees, agents, affiliates or controlling persons, against any losses, claims, damages, liabilities, or expenses to which any such person described above may become subject under any applicable federal or state law, or otherwise, related to, or arising out of or in connection with Evercore’s engagement by PFG, Evercore’s performance of any service pursuant to the engagement letter or any transaction contemplated by the engagement letter. Prior to this engagement, Evercore and its affiliates provided financial advisory services to PFG but did not receive fees for the rendering of those services other than reimbursement of expenses.

Projected Financial Information

PFG’s senior management does not as a matter of course make public projections as to future performance or earnings beyond the current fiscal year and is especially wary of making projections for extended earnings periods due to the unpredictability of the underlying assumptions and estimates. However, senior management did provide financial forecasts to Blackstone, Wellspring, VISTAR and other potential acquirors and their advisors and potential financing sources in connection with their consideration of a possible transaction with PFG. These projections, and others, were also provided to PFG’s board of directors and to Evercore, PFG’s financial advisor. We have included in this proxy statement the projections that were deemed material by our board of directors for purposes of considering and evaluating the merger. The inclusion of these projections should not be regarded as an indication that management, our board of directors or Evercore or any other recipient of these or other financial projections considered, or now considers, these projections, or any other projections provided in connection with the transaction, to be a reliable prediction of future results and they should not be relied on as such. In addition, because the financial projections summarized in the table below were based on PFG’s preliminary results for 2007, the detailed 2008 budget prepared by management and the determination of PFG to close only one distribution center, and reflected the economic and industry conditions in effect at the time that its board of directors approved the merger agreement, PFG believes that these projections better reflect PFG’s expectations with respect to its future financial performance than any other projections prepared by management in connection with the transaction, including those provided to Blackstone, Wellspring, VISTAR, PE Firm Y, and Blackstone’s, Wellspring’s and VISTAR’s advisors and potential financing sources, as described below.

PFG believes that the assumptions PFG’s management used as a basis for the projections were reasonable at the time the projections were prepared, given information PFG’s management had at the time. However, the projections do not take into account any circumstances or events occurring after the date they were prepared and you should not assume that the projections remain accurate as of the date of this proxy statement or that the projections will continue to be accurate or reflective of PFG’s management’s view at the time you consider whether to vote for approval of the merger agreement. The internal financial forecasts upon which these projections were based are subjective in many respects and are thus susceptible to various interpretations. The projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond PFG’s control. The projections are also subject to significant uncertainties in connection with changes to PFG’s business and its financial condition and results of operations, and include numerous estimates and assumptions related to PFG’s business that are inherently subject to significant economic, political and competitive uncertainties, including those factors described above under “Special Note Regarding Forward-Looking Statements” beginning on page 11, all of which are difficult to predict and many of which are beyond PFG’s control. As a result, although the projections set forth below were prepared in good faith based upon assumptions believed to be reasonable at the time the projections were prepared, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the projections set forth below cover multiple years, such information by its nature becomes less reliable with each successive year.

The financial projections, including projections of EBITDA, set forth below were not prepared with a view toward public disclosure or toward complying with United States generally accepted accounting principles, or GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. PFG’s independent registered public accounting firm has not examined or compiled any of the financial projections, expressed any conclusions or provided any form of assurance with respect to the financial projections and, accordingly, assumes no responsibility for them.

Our use of the term EBITDA may vary from others in our industry. EBITDA should not be considered as an alternative to net income (loss), operating income or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows as measures of liquidity. EBITDA has important limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our actual results as reported under GAAP. For example, EBITDA:

•	excludes certain tax payments that may represent a reduction in cash available to us;

•	does not reflect any cash capital expenditure requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

•	does not reflect changes in, or cash requirements for, our working capital needs.

Since the date of the projections described below, PFG has made publicly available its actual results of operations for the fiscal year ended December 29, 2007. You should review PFG’s Annual Report on Form 10-K for the fiscal year ended December 29, 2007 to obtain this information. See “Where You Can Find More Information” beginning on page 79. Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the financial projections set forth below. No one has made or makes any representation to you regarding the information included in these projections or the future financial results of PFG.

For the foregoing reasons, as well as the bases and assumptions on which the financial projections presented below were compiled, the inclusion of these specific portions of the financial projections in this proxy statement should not be regarded as an indication that such projections will be an accurate prediction of future results or events, and they should not be relied on as such. Except as required by applicable securities laws, PFG has not updated and does not intend to update or otherwise revise the financial projections or the specific portions presented below to reflect circumstances existing after the date when such projections were made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error.

A summary of the above-described financial projections is set forth below:

	Fiscal Year Ending
	2007(1)	2008	2009	2010	2011
	($ in millions, except per share amounts)

Revenue(2)	$6,317	$6,908	$7,284	$7,992	$8,557

EBITDA(3)	117	136	160	189	219

Net Income	51	53	74	90	107

Adjusted Net Income(4)	—	58	—	—	—

Diluted earnings per share(5)	1.38	1.48	1.98	2.35	2.72

Adjusted diluted earnings per share(4)(5)	—	1.63	—	—	—

Depreciation & Amortization	30	33	37	40	44

Capital Expenditures	75	31	33	37	42

(Increase)/Decrease in Working Capital	(16)	(17)	(1)	(19)	(22)

1.	Represents senior management’s estimates for the 2007 fiscal year at the time the financial projections were prepared.

2.	The projected financial information assumes that overall net sales would grow at a compound annual growth rate, or CAGR, for the fiscal years 2007 through 2011 of 7.9%.

3.	The projected financial information assumes that PFG’s non-cash share-based compensation expense related to stock options, stock appreciation rights, restricted shares, and PFG’s employee stock purchase plan for the 2007, 2008, 2009, 2010 and 2011 fiscal years would total $7 million, $9 million, $11 million, $12 million and $12 million, respectively.

4.	Excludes one-time costs of approximately $9 million (pre-tax) that PFG expects to incur in 2008 associated with the closure of PFG’s Magee, Mississippi broadline distribution center. These costs include costs related to severance pay and stay bonuses, real estate valuation reserves and facility lease payments, other expenses that include the write-down of assets and costs to consolidate the facility with other PFG facilities.

5.	Calculated using fully-diluted weighted average shares outstanding and estimated growth in outstanding shares assuming historical trends for issuances.

The projected financial information set forth in the table above was prepared by members of PFG’s senior management and was based on the latest operating results available to management at that time for the 2007 fiscal year and the detailed 2008 budget that management had developed at the time. In developing the projected financial information for the fiscal years 2008 through 2011, management made numerous assumptions about our business, our industry, the restaurant industry, and general business and economic conditions.

From time to time in the ordinary course of business members of PFG’s senior management prepare, update and refine internal financial forecasts based on the latest operating results and plans available to management at the time. In preparation for meetings with PE Firm Y on June 27, 2007 and Blackstone on June 28, 2007, members of PFG’s senior management prepared preliminary five-year financial projections for PFG that were based on the operating results available to management at that time. These projections, which were prepared for the purpose of eliciting a full valuation at which Blackstone and PE Firm Y would be willing to acquire all of PFG’s outstanding common stock, were prepared in light of then current economic and industry conditions and were further adjusted for the potential impact of the possible closure of three distribution centers. These projections were provided to PE Firm Y on June 27, 2007 and Blackstone on June 28, 2007 at the meetings between the parties and PFG’s members of senior management present at the meetings described for PE Firm Y and Blackstone the assumptions underlying these projections.

On November 9, 2007, members of PFG’s senior management met with representatives of Blackstone, Wellspring, VISTAR and their advisors and potential financing sources to discuss PFG’s business operations and results of operations through the first three quarters of 2007. At this meeting, PFG’s senior management presented updated five-year financial projections to Blackstone, Wellspring, VISTAR and the advisors and potential financing sources that had been refined based on PFG’s latest operating results and plans available to management and in light of then current economic and industry conditions and management’s then current view with respect to possibly reducing the number of PFG’s distribution centers that were being considered for closure to two. PFG management also had revised these projections in light of the challenging economic environment that had continued to develop as well as the increasingly challenging environment then being faced by restaurant companies in general, and those in the casual dining segment in particular. These financial projections had also been revised to reflect management’s then current views with respect to the possible reduction in the number of distribution centers that should be considered for closure.

We have not updated and do not intend to update or otherwise revise these projections to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent events even in the event that any or all of the underlying assumptions are no longer appropriate.

Consideration

At the effective time of the merger, Merger Sub will be merged with and into PFG. In connection with the merger and subject to the conditions set forth in the merger agreement:

•	each share of PFG common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by VISTAR, Merger Sub or any of our subsidiaries) will automatically be cancelled and converted into the right to receive $34.50 in cash, without interest, less any applicable withholding tax requirements;

•	except as otherwise agreed in writing by PFG and VISTAR, immediately prior to the effective time of the merger, all outstanding stock options will become fully vested and exercisable, and each stock option outstanding at the effective time of the merger will be cancelled and converted into the right to receive a cash payment equal to the number of shares under such options multiplied by the amount (if any) by which $34.50 exceeds the applicable exercise price, without interest and less any applicable withholding tax requirements;

•	except as otherwise agreed by PFG and VISTAR, immediately prior to the effective time of the merger, all outstanding stock appreciation rights will become fully vested and exercisable, and each stock appreciation right outstanding at the effective time of the merger will be cancelled and converted into the right to receive a cash payment equal to the number of stock appreciation rights multiplied by the amount (if any) by which $34.50 exceeds the applicable grant price, subject to any applicable appreciation cap, without interest and less any applicable withholding tax requirements; and

•	except as otherwise agreed by PFG and VISTAR, immediately prior to the effective time of the merger, restrictions applicable to all outstanding shares of restricted stock will lapse, and at the effective time of the merger, such shares will be cancelled and converted into the right to receive a cash payment equal to the number of outstanding restricted shares multiplied by $34.50, without interest and less any applicable withholding tax requirements.

Delisting and Deregistration of PFG Common Stock

If the merger is completed, the PFG common stock will be delisted from the NASDAQ Global Select Market and deregistered under the Securities Exchange Act of 1934, and we will no longer file periodic reports with the SEC on account of the PFG common stock.

Regulatory Approvals

Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be completed until PFG and affiliates of Blackstone each file a notification and report form under the HSR Act and the applicable waiting period has expired or been terminated. PFG and such affiliates of Blackstone filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ on February 21, 2008 and February 20, 2008, respectively, and the waiting period under the HSR Act expired at 11:59 p.m. eastern time on March 24, 2008. At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division or the FTC could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of PFG or

VISTAR or its private equity sponsors. At any time before or after the consummation of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of PFG or VISTAR or its private equity sponsors. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

While there can be no assurance that the merger will not be challenged by a governmental authority or private party on antitrust grounds, PFG believes that the merger can be effected in compliance with federal, state and foreign antitrust laws. The term “antitrust laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

Financing of the Merger

In connection with the merger, VISTAR will cause approximately $1,240,546,380.24 (based upon the number of shares of common stock (including shares of restricted stock), options to purchase shares of common stock and stock appreciation rights, with an exercise price or grant price of less than $34.50 per share, outstanding as of January 15, 2008) to be paid out to our shareholders and holders of other equity interests in PFG, with any remaining funds to be used to repay existing indebtedness of VISTAR and PFG and to pay fees and expenses in connection with the proposed merger, the financing arrangements and the related transactions. These payments are expected to be funded by a combination of the following:

•	an aggregate of $759.5 million in cash equity contributions by private equity firms affiliated with Blackstone and Wellspring or their co-investors;

•	up to $1.1 billion in a senior secured asset-based revolving credit facility or, if availability under the asset-based revolving credit facility would be less than $165 million at closing (after giving effect to extensions of credit on the closing date), up to $825 million in senior secured credit facilities consisting of a $100 million revolving credit facility, a $75 million synthetic letter of credit facility and a $650 million term loan facility;

•	up to $300 million in principal amount of senior unsecured notes; and

•	cash and cash equivalents held by PFG and our subsidiaries at closing.

In addition, Blackstone and Wellspring will continue to beneficially own additional equity in VISTAR valued at approximately $150 million.

Equity Financing

VISTAR’s indirect parent company has received equity commitment letters from private equity funds affiliated with each of Blackstone and Wellspring, pursuant to which the funds have committed to contribute or cause to be contributed an aggregate of $759.5 million in cash to it in connection with the proposed merger. The Blackstone and Wellspring funds have the right to effect the purchase of the equity directly or indirectly through affiliated entities or other designated co-investors, provided that this will not affect the equity commitments of Blackstone’s and Wellspring’s affiliated funds. The obligations of the Blackstone and Wellspring funds, respectively, to fund or cause the funding of these equity commitments are subject to the satisfaction or waiver by VISTAR and Merger Sub (as determined by the Blackstone fund) of each of the conditions precedent to VISTAR’s and Merger Sub’s obligations to complete the merger, in the case of the Wellspring fund’s equity commitment, the substantially concurrent funding of the equity investment of the Blackstone fund, and the substantially concurrent consummation of the merger in accordance with the merger agreement. In the event that VISTAR does not require all of the equity commitments in order to consummate the merger and pay any related fees and expenses, the amount to be funded will be reduced in a manner determined by Blackstone and Wellspring.

Debt Financing

Commitment Letter — Credit Facilities

VISTAR’s indirect parent company and VISTAR have received a fully executed commitment letter dated as of January 18, 2008 (the “Credit Facilities Commitment Letter”), from Wachovia Capital Markets, LLC (“WCM”), Wachovia Bank, National Association (“Wachovia Bank”), Credit Suisse Securities (USA) LLC (“CS Securities”), Credit Suisse (“Credit Suisse”), GE Capital Markets, Inc. (“GECM”) and General Electric Capital Corporation (“GE Capital”). The Credit Facilities Commitment Letter provides for up to $1.1 billion in a senior secured asset-based revolving credit facility or, if availability under the asset-based revolving credit facility would be less than $165 million at closing (after giving effect to extensions of credit on the closing date), up to $825 million in senior secured credit facilities consisting of a $100 million revolving credit facility, a $75 million synthetic letter of credit facility and a $650 million term loan facility for the purposes of financing the merger, repaying or refinancing certain existing indebtedness of VISTAR and its subsidiaries and of PFG and our subsidiaries, paying fees and expenses incurred in connection with the merger and the other transactions contemplated in connection therewith, including the financing, providing working capital and for other general corporate purposes of VISTAR and its subsidiaries (including the surviving corporation).

Subject to the terms and conditions set forth in the Credit Facilities Commitment Letter, the initial lenders indicated below have each severally, but not jointly, committed to provide the indicated percentage of the senior secured credit facilities that are the subject of the Credit Facilities Commitment Letter:

Initial Lender	Percentage

Wachovia Bank	60%
Credit Suisse	20%
GE Capital	20%

The commitments pursuant to the Credit Facilities Commitment Letter expire on July 31, 2008.

The documentation governing the senior secured credit facilities has not been finalized and, accordingly, the actual terms of the facilities may differ from those described in this proxy statement.

Conditions Precedent to the Commitments Under the Credit Facilities Commitment Letter

The availability of the senior secured credit facilities is subject to, among other things:

•	there not having occurred since December 30, 2006 a “Company Material Adverse Effect” as defined in the merger agreement (see “The Merger Agreement — Representations and Warranties”);

•	the execution and delivery of definitive loan documents;

•	delivery of customary legal opinions, evidence of authority, customary officer’s certificates, a closing date borrowing base certificate (with respect to the senior secured asset-based revolving credit facility), lien searches, good standing certificates and a solvency certificate from VISTAR’s chief financial officer;

•	the correctness at the closing date of the “accuracy of information representation” regarding certain written information provided about VISTAR’s indirect parent company, VISTAR, PFG and their respective subsidiaries;

•	the accuracy in all material respects of representations and warranties made in the loan documents, but as to PFG and its subsidiaries, the only representations and warranties other than the “accuracy of information representation” that are a condition to funding on the closing date are (1) representations and warranties made by PFG in the merger agreement that are material to the interests of the lenders, but only to the extent that VISTAR has a right to terminate its obligations under the merger agreement as a result of the breach thereof, and (2) representations and warranties of PFG and its subsidiaries in the definitive financing documents that relate to corporate power and authority as they relate to due execution, delivery and performance of the loan documents, enforceability of the loan documents, Federal Reserve margin regulations and the Investment Company Act;

•	consummation of the merger in accordance with the merger agreement, and no provision of the merger agreement being waived, amended, supplemented, consented to or otherwise modified in a manner material and adverse to the lenders without the consent of Wachovia Bank, Credit Suisse and GE Capital;

•	the making of the required equity contributions by private equity firms affiliated with Blackstone and Wellspring or their co-investors;

•	following consummation of the merger, the absence of any outstanding indebtedness of the indirect parent of VISTAR and its subsidiaries (including VISTAR, PFG and their subsidiaries), except for the indebtedness incurred pursuant to the senior secured credit facilities and the senior notes described below (see “Debt Financing — Commitment Letter-Senior Notes”) and indebtedness of PFG and its subsidiaries permitted to remain outstanding under the merger agreement and other indebtedness permitted to remain outstanding under the loan documents;

•	following consummation of the merger, VISTAR shall have outstanding no capital stock other than capital stock owned by management of VISTAR, certain affiliates of Blackstone and holders of the senior notes;

•	the delivery of specified audited, unaudited and pro forma financial statements;

•	perfection of security interests in the collateral for the senior secured credit facilities, except that certain requirements may be satisfied on a post-closing basis;

•	receipt by Wachovia Bank, Credit Suisse and GE Capital of documentation and information required under applicable “know your customer” and anti-money laundering laws such as the USA PATRIOT Act; and

•	with respect to the senior secured asset-based revolving credit facility, the existence of excess availability (after giving effect to extensions of credit on the closing date) of no less than $165 million or, with respect to the other senior secured credit facilities, the existence of excess availability of less than that amount.

Commitment Letter — Senior Notes

The indirect parent of VISTAR and VISTAR have received a fully executed commitment letter dated as of January 18, 2008 (the “Senior Notes Commitment Letter”), from WCM, Wachovia Investment Holdings, LLC (“Wachovia Investments”), DLJ Investment Partners III, L.P. (“DLJ III”), DLJ Investment Partners, L.P. (“DLJ”), IP III Plan Investors, L.P. (“IP”), Blackstone Mezzanine Partners II L.P. (“Blackstone Mezzanine”), Blackstone VPS Capital Partners V L.P. (“VPS”), Blackstone VPS Capital Partners V-AC L.P. (“VPS-AC”), Blackstone Participation Partnership V VPS L.P. (“Participation”), Blackstone Family Investment Partnership V VPS L.P. (“Family”), Blackstone Family Investment Partnership V-SMD L.P. (“Family SMD”), and Wellspring Capital Partners IV, L.P. (“Wellspring IV”). The Senior Notes Commitment Letter provides for the purchase of up $300 million in senior notes issued by VISTAR for the purposes of financing the merger, repaying or refinancing certain existing indebtedness of VISTAR and its subsidiaries and of PFG and our subsidiaries and paying fees and expenses incurred in connection with the merger and the other transactions contemplated in connection therewith.

Subject to the terms and conditions set forth in the Senior Notes Commitment Letter, the initial purchasers indicated below have each severally, but not jointly, committed to purchase the indicated amount of the senior notes of VISTAR that are the subject of the Senior Notes Commitment Letter:

Initial Purchaser	Amount

Wachovia Investments	$75,000,000
DLJ III	48,304,000
DLJ	19,756,000
IP	6,940,000
Blackstone Mezzanine	75,000,000
VPS	56,056,658
VPS-AC	8,979,592
Participation	148,500
Family	2,116,935
Family SMD	198,315
Wellspring IV	7,500,000

The commitments pursuant to the Senior Notes Commitment Letter expire on July 31, 2008.

The documentation governing the senior notes has not been finalized and, accordingly, the actual terms of the senior notes may differ from those described in this proxy statement.

Conditions Precedent to the Commitments Under the Senior Notes Commitment Letter

The availability of the senior notes is subject to, among other things:

•	there not having occurred since December 30, 2006 a “Company Material Adverse Effect” as defined in the merger agreement (see “The Merger Agreement — Representations and Warranties”);

•	the negotiation, execution and delivery of definitive financing documents;

•	the correctness at the closing date of the “accuracy of information representation” regarding certain written information provided about the indirect parent of VISTAR, VISTAR, PFG and their respective subsidiaries;

•	the accuracy in all material respects of representations and warranties made in the financing documents, but as to PFG and its subsidiaries, the only representations and warranties other than the “accuracy of information representation” that are a condition to funding on the closing date are (1) representations and warranties made by PFG in the merger agreement that are material to the interests of the investors, but only to the extent that VISTAR has a right to terminate its obligations under the merger agreement as a result of the breach thereof, and (2) representations and warranties made regarding PFG and its subsidiaries in the definitive financing documents that relate to corporate power and authority as they relate to due execution, delivery and performance of the financing documents, enforceability of the financing documents, Federal Reserve margin regulations and the Investment Company Act;

•	consummation of the merger in accordance with the merger agreement (and no provision of the merger agreement being waived, amended, supplemented, consented to or otherwise modified in a manner material and adverse to the investors without the consent of the initial investors identified above (see “Debt Financing — Commitment Letter-Senior Notes”);

•	the making of the required equity contributions by private equity funds affiliated with Blackstone and Wellspring or their co-investors;

•	following consummation of the merger, the absence of any outstanding indebtedness of the indirect parent of VISTAR and its subsidiaries (including PFG and its subsidiaries), except for the indebtedness incurred pursuant to the senior notes and the senior secured credit facilities described above (see “Debt Financing — Commitment Letter-Senior Secured Credit Facilities”) and indebtedness of PFG and its subsidiaries permitted to remain outstanding under the merger agreement and other indebtedness permitted to remain outstanding under the loan documents;

•	following consummation of the merger, VISTAR shall have outstanding no capital stock other than capital stock owned by management of VISTAR, certain affiliates of Blackstone and holders of the senior notes;

•	the delivery of specified audited, unaudited and pro forma financial statements; and

•	receipt by the initial investors of documentation and information required under applicable “know your customer” and anti-money laundering laws such as the USA PATRIOT Act.

Alternative Financing Arrangements

Pursuant to the merger agreement, VISTAR is obligated to use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange the debt financing on the terms and conditions set forth in the debt commitment letters (subject to certain exceptions). In the event that any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letters, VISTAR must use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient, when combined with the funds under the equity commitment letters, to consummate the transactions contemplated by the merger agreement on terms not materially less favorable to VISTAR in the aggregate (as determined in the good faith reasonable judgment of VISTAR) than the debt financing (including the flex provisions related to the debt financing) as promptly as practicable following the occurrence of such event but no later than the closing as defined in the merger agreement (see “The Merger Agreement — Marketing Period”).

The merger agreement does not contain any condition relating to the receipt of financing by VISTAR. VISTAR is not required to consummate the merger until the completion of the marketing period described under “The Merger Agreement — Marketing Period.” VISTAR and Merger Sub may replace or amend the debt commitment letters, which may include changing, among other things, the types and amounts of debt and the terms of the debt used to finance the merger, so long as such amendments would not adversely impact the ability of VISTAR and Merger Sub to timely consummate the transactions contemplated by the merger agreement or the likelihood of the consummation of the transactions contemplated by the merger agreement. See “The Merger — Financing of the Merger” beginning on page   .

Limited Guarantees; Remedies

In connection with the merger agreement, private equity funds affiliated with each of Blackstone and Wellspring have executed limited guarantees in which they each agree to guarantee the due and punctual payment of up to $30.0 million and $10.0 million, respectively of the VISTAR termination fee subject to the terms and limitations set forth in the merger agreement and the limited guarantees, including a cap on each fund’s liability under each of the limited guarantees. If the VISTAR termination fee is paid, then PFG’s termination of the merger agreement and receipt of payment of the $40.0 million VISTAR termination fee shall be the sole and exclusive remedy of PFG and PFG’s subsidiaries against VISTAR, Merger Sub, and any of their respective current, former or future representatives, affiliates, directors, officers, employees, partners, managers, members, or stockholders for any loss or damage suffered as a result of the breach of the merger agreement or any representation, warranty, covenant or agreement contained therein by VISTAR or Merger Sub or the failure of the merger to be consummated. The merger agreement also provides that PFG shall not be entitled to an injunction or injunctions to prevent breaches of the merger agreement by VISTAR or Merger Sub or to enforce specifically the terms and provisions of the merger agreement.

Notwithstanding anything to the contrary in the merger agreement, to the extent that PFG incurs any losses or damages in connection with the merger agreement or the transactions contemplated thereby, under the merger agreement the maximum aggregate liability of VISTAR and Merger Sub is limited to $40.0 million, inclusive of any termination fee, and the maximum liability, directly or indirectly, of each of the Blackstone and Wellspring private equity funds party to the limited guarantees is limited to the express obligations of the funds under their respective limited guarantees. Each limited guarantee will remain in full force and effect until the earlier of:

•	the closing as defined in the merger agreement and the payment of the aggregate merger consideration specified therein;

•	the receipt by PFG or its affiliates of the full and final payment of the VISTAR termination fee of $40.0 million;

•	the termination of the merger agreement under certain circumstances that do not give rise to VISTAR’s obligation to pay the VISTAR termination fee to PFG; and

•	the six month anniversary of any other termination of the merger agreement in accordance with its terms, except as to a claim for payment of the VISTAR termination fee presented by PFG to VISTAR, Merger Sub, or the (Blackstone or Wellspring) guarantor fund party to the limited guarantee prior to such date that sets forth in reasonable detail the basis for such claim and that the guarantor fund shall not be required to pay any claim not submitted on or before the six month anniversary of such termination of the merger agreement.

If PFG or any of its affiliates asserts a claim other than as permitted under the limited guarantees, including that the limitations on each guarantor’s liability under the limited guarantees or that any provision of the limited guarantees, are illegal, invalid, or unenforceable in whole or in part, then the limited guarantees will immediately terminate and become null and void by their terms.

Interests of PFG’s Directors and Executive Officers in the Merger

In considering the recommendations of the board of directors, PFG’s shareholders should be aware that certain of PFG’s directors and executive officers have interests in the transaction that may be different from, and/or in addition to, the interests of PFG’s shareholders generally. Our board of directors was aware of these potential conflicts of interest when reaching its decision to adopt and approve the merger agreement and to recommend that our shareholders vote in favor of approving the merger agreement.

Treatment of Equity Awards

Upon the consummation of the merger, all of our equity compensation awards (including our awards held by directors and executive officers), except as agreed by PFG and VISTAR, will be subject to the treatment described under “The Merger Agreement — Treatment of Options and Other Awards.” All of the related cash payments will be without interest and less any applicable withholding tax requirements.

The table below sets forth, as of March 17, 2008, for each of our directors and executive officers (before any deduction for applicable withholding tax requirements):

•	the aggregate number of stock options held by each director and executive officer that have an exercise price less than $34.50, including those that will vest upon the consummation of the merger;

•	the aggregate cash payment that will be made in respect of the foregoing stock options upon the consummation of the merger;

•	the aggregate number of stock appreciation rights held by each director and executive officer, including those that will vest upon the consummation of the merger;

•	the aggregate cash payment that will be made in respect of the foregoing stock appreciation rights upon the consummation of the merger;

•	the aggregate number of restricted shares held by each director and executive officer that have restrictions that will lapse upon consummation of the merger; and

•	the aggregate cash payment that will be made in respect of the foregoing restricted shares upon the consummation of the merger.

	Stock Options		Stock Appreciation Rights		Restricted Shares

		Cash		Cash		Cash
Name	Number	Payment	Number	Payment	Number	Payment

Directors
Robert C. Sledd(1)	376,624	$4,961,218.00	0	$0.00	11,092	$382,674.00
Steven L. Spinner(2)	165,800	$943,791.50	37,800	$190,512.00	24,950	$860,775.00
Charles E. Adair	35,000	$405,962.50	0	$0.00	2,500	$86,250.00
Mary C. Doswell	10,000	$36,800.00	0	$0.00	2,500	$86,250.00
Fred C. Goad Jr.	30,000	$283,775.00	0	$0.00	2,500	$86,250.00
Timothy M. Graven	20,000	$69,850.00	0	$0.00	2,500	$86,250.00
John E. Stokely	40,750	$541,873.75	0	$0.00	2,500	$86,250.00
Executive Officers
John D. Austin	77,827	$657,035.19	14,700	$74,088.00	10,309	$355,661.00
Thomas Hoffman	61,700	$203,224.00	10,500	$52,920.00	8,200	$282,900.00
J. Keith Middleton	22,600	$53,833.00	4,748	$23,929.92	10,495	$362,078.00
Joseph J. Paterak	29,150	$105,102.00	9,450	$47,628.00	9,950	$343,275.00
Charlotte E. Perkins	7,925	$51,485.25	8,400	$42,336.00	8,687	$299,701.50
Joseph J. Traficanti	9,125	$59,751.25	8,400	$42,336.00	9,300	$320,850.00

(1)	Mr. Sledd also serves as the Chairman of PFG.

(2)	Mr. Spinner also serves as the President and Chief Executive Officer of PFG.

Change in Control Agreements

We have entered into agreements with certain of our key executives, including each of our executive officers, which provide for certain payments to be made to the executive if, within two years following a change in control of PFG (which will occur at the effective time of the merger), his or her employment with PFG is terminated by PFG for any reason other than Good Cause (as defined below) or if the executive terminates his or her employment with PFG for Good Reason (as defined below). Upon either such termination, the executive is entitled to receive:

(i) 299.9% of his or her base salary (defined as the higher of the executive’s annual base salary immediately prior to the change in control of PFG or the executive’s highest annual base salary in effect after the change in control but prior to termination);

(ii) 299.9% of his or her bonus (based upon the executive’s average percentage of his bonus paid for each of the three calendar years prior to the change in control to his then current base salary multiplied by the executive’s annual base salary immediately prior to the change in control or the highest bonus percentage after the change in control multiplied by the executive’s highest annual base salary after the change in control, whichever is higher); and

(iii) an amount necessary to reimburse the executive for any excise tax payable under Section 4999 of the Internal Revenue Code of 1986, as amended, which we refer to herein as the “Code”, in connection with the change in control.

In accordance with the terms of the agreements, one-third of the amounts payable pursuant to clauses (i) and (ii) must be paid in equal semi-monthly installments over the twelve months following termination and the balance in a lump sum payment made within five business days after the expiration of the twelve-month period. Amounts payable pursuant to clause (iii) above must be paid within thirty days following termination of employment. Alternatively, the agreements provide that the executive may elect to receive all of the amounts payable pursuant to clauses (i), (ii) and (iii) above within thirty days following termination of employment. In addition to the payments described above, the executive and his or her spouse and family will be covered by all health, dental, disability, survivor income and life insurance plans of PFG for the twelve-

month period following the termination of service unless the executive and his spouse and family are eligible for coverage under any new employer’s plan.

For purpose of the executive change in control agreements described above, “Good Cause” exists if after the occurrence of a change in control of PFG:

(1) the executive engages in material acts or omissions constituting dishonesty, breach of fiduciary obligation or intentional wrongdoing or malfeasance which are demonstrably injurious to PFG; or

(2) the executive is convicted of a violation involving fraud or dishonesty.

For purpose of the executive change in control agreements described above, “Good Reason” exists if after the occurrence of a change in control of PFG:

(1) there is a significant change in the nature or the scope of the executive’s authority; or

(2) there is a reduction in the executive’s rate of base salary;

(3) PFG changes the principal location in which the executive is required to perform services outside a 35 mile radius of such location without the executive’s consent;

(4) there is a reasonable determination by the executive that, as a result of a change in circumstances significantly affecting his position, he or she is unable to exercise the authority, powers, functions or duties attached to his position; or

(5) PFG terminates or amends any incentive, bonus, deferred compensation or similar plan or arrangement (an Incentive Plan) so that, when considered in the aggregate with any substitute plan or other substitute compensation, the Incentive Plan in which he or she is participating fails to provide him or her with a level of benefits equivalent to at least 75% of the value of the level of benefits provided in the aggregate by the terminated or amended Incentive Plan at the date of such termination or amendment and such a decline is not related to a decline in performance.

The executive change in control agreements also contain certain confidentiality and non-competition covenants, including that for a period of one year following a termination described above, the executive generally cannot directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business which is in competition with any business conducted by PFG or any affiliate of PFG in any state in which PFG or any affiliate of PFG conducts business on the date of the change in control.

The executive officers are also entitled, upon termination under certain circumstances, to certain payments under the PFG Amended and Restated Senior Management Severance Plan, which we refer to as the senior management severance plan, including discretionary transition pay, severance pay up to 93 weeks, and a prorated bonus. The senior management severance plan states, however, that in the event that an executive receives benefits pursuant to a change in control agreement, the executive is not entitled to any benefits pursuant to the senior management severance plan.

The following table shows the amount of potential cash payments (bonus and base salary multiples) payable to each of our executive officers under the change in control agreements described above based on compensation and benefit levels in effect on March 17, 2008, and assuming the merger is completed on July 31, 2008, and the executive’s employment terminates effective July 31, 2008 under circumstances that entitle him or her to the potential severance payments immediately thereafter. The table also shows the estimated value of continuing insurance benefits and the estimated value of tax reimbursement expected to be due under Section 4999 of the Code and the change in control agreements in respect of these severance payments and the other payments and benefits described in this proxy statement.

	Amount of	Estimated Value of
Executive Officer	Potential Severance	Insurance Benefits	Tax Reimbursement	Total

Robert C. Sledd	$516,360	$13,670	$—	$530,030
Steven L. Spinner	$3,245,382	$18,322	$1,595,349	$4,859,053
John D. Austin	$1,937,195	$15,755	$934,094	$2,887,044
Joseph J. Traficanti	$1,337,372	$2,854	$668,678	$2,008,904
Thomas Hoffman	$2,126,273	$10,157	$800,067	$2,936,497
J. Keith Middleton	$1,150,298	$16,181	$573,072	$1,739,551
Joseph J. Paterak	$1,230,316	$16,348	$494,597	$1,741,261
Charlotte E. Perkins	$1,374,487	$6,019	$686,992	$2,067,498

Supplemental Executive Retirement Plan

PFG maintains a Supplemental Executive Retirement Plan, or SERP, in which certain key executives participate, including all of the executive officers, other than Mr. Sledd who voluntarily elected not to participate. Under the SERP, PFG credits to the participants’ accounts a percentage of compensation (salary and bonus) based on the attainment of certain performance criteria. The maximum percentage that may be credited is 20%. Since the beginning of fiscal year 2007, the performance criteria have been based solely upon PFG’s earnings before interest and taxes. Account balances are credited with interest at a rate of 8%.

For contributions credited for periods beginning before December 31, 2006, participants vest in their SERP account at a rate of 20% per year, beginning after the second year of service with PFG or any company PFG previously acquired, and are fully vested after six years of service. For contributions credited for periods beginning on or after December 31, 2006, contributions are 50% vested after five years of service, with an additional 10% per year for each year of service thereafter and are fully vested after ten years of service. In accordance with the terms of the SERP, all unvested account balances will vest at the effective time of the merger. Generally, no payments are made under the SERP prior to a normal, early, delayed, or disability retirement date or the participant’s death. PFG anticipates that the SERP will be terminated as of the effective time of the merger and account balances (including previously unvested balances that vest at the effective time of the merger) will be payable shortly thereafter.

The following table shows the total and vested and unvested SERP account balances of the executive officers as of March 17, 2008:

Executive Officer	Vested	Unvested	Total Balance

Steven L. Spinner	$247,233	$—	$247,233
John D. Austin	$189,373	$—	$189,373
Joseph J. Traficanti	$24,398	$72,332	$96,730
Thomas Hoffman	$199,146	$—	$199,146
J. Keith Middleton	$77,789	$30,327	$108,116
Joseph J. Paterak	$123,974	$3,630	$127,604
Charlotte E. Perkins	$25,044	$72,796	$97,840

Executive Deferred Compensation Plan

Pursuant to PFG’s Executive Deferred Compensation Plan, certain members of PFG’s senior management, including all of the executive officers, may defer a portion of their cash compensation, including base salary and non-equity incentive plan compensation, using either a flat dollar amount, a specified percentage of compensation or a specified percentage of compensation in excess of a specified dollar amount. Credits are made to each participant’s account monthly. All of the executive officers’ contributions are immediately vested and non-forfeitable.

Each participant may elect, at the time of each year’s deferral election, the time and form of payout. The participant may receive payments as of a specified date, or over a period of time ranging from two to ten years (including the period during which the participant is actively employed), or upon termination of employment. A participant may also make an irrevocable alternate election at the time an account is initially established. The alternate election allows for a participant to receive a lump sum distribution in the event the participant terminates employment within two years of a change in control of PFG or his or her employment is terminated involuntarily or voluntarily following a reduction in compensation, responsibility or work location.

PFG anticipates that the Executive Deferred Compensation Plan will be terminated as of the effective time of the merger and the account balances of the executive officers will be paid. The following table shows the total Executive Deferred Compensation Plan account balances of the executive officers as of March 17, 2008:

Executive Officer	Total Balance

Robert C. Sledd	$254,992
Steven L. Spinner	$776,833
John D. Austin	$699,009
Joseph J. Traficanti	$181,300
Thomas Hoffman	$1,611,088
J. Keith Middleton	$169,094
Joseph J. Paterak	$212,933
Charlotte E. Perkins	$50,713

Bonus Pool

In connection with the merger, PFG’s compensation committee approved the payment of cash bonuses totaling $1.0 million to certain of PFG’s employees on February 28, 2008. Payments under this plan were made on March 6, 2008 to employees identified by the compensation committee in recognition of these employees’ services provided in connection with the negotiation of the merger agreement and consummation of the merger, including assisting VISTAR’s efforts related to financing the transaction.

The amounts paid to PFG’s executive officers were as follows:

Steven L. Spinner	$315,000
John D. Austin	$185,000
Joseph J. Traficanti	$100,000
J. Keith Middleton	$75,000
Charlotte E. Perkins	$100,000

Time-Based Vesting Cash Incentives in Lieu of Annual Equity Awards

In lieu of granting equity awards that are ordinarily awarded by PFG’s compensation committee to certain of PFG’s employees in the first quarter of a fiscal year, PFG’s compensation committee approved awards to certain employees, including Mr. Middleton and Mr. Paterak, on February 28, 2008 that provide for the payment of cash incentives to these employees in the event that the merger is consummated and the employee continues to be employed by the surviving corporation following consummation of the merger. These payments will be made 25% per year on the first four anniversaries of the closing, contingent upon continued employment, and will not be accelerated as a result of consummation of the merger. The total amount of these cash payments is $8.0 million, with Mr. Middleton’s award totalling $200,000 and Mr. Paterak’s award totalling $300,000.

Management Arrangements

As of the date of this proxy statement, no member of our senior management has entered into any amendments or modifications to existing employment agreements or arrangements with us in connection with the merger. Further, no member of our senior management has entered into detailed discussions with VISTAR, Blackstone, Wellspring or any of their affiliates regarding long-term compensation arrangements for periods following consummation of the merger nor has any member of our management team entered into any agreement, arrangement or understanding regarding any such compensation. Given the advisability of preparing for the integration of the VISTAR and PFG businesses, members of our management team may have general discussions with representatives of VISTAR, Blackstone and Wellspring, regarding their continued roles with the combined company and the combined company’s compensation programs. Although it is possible that some or all of our management team may also enter into more specific discussions with representatives of Blackstone, Wellspring and VISTAR regarding their role and compensation arrangements with the combined company and may ultimately enter into new arrangements with VISTAR, Blackstone or Wellspring or their affiliates, it is anticipated that the terms of any definitive agreements for such continued employment will not be finalized prior to the shareholders’ meeting and it is not a condition to the closing of the merger that any member of management enter into any employment arrangement with VISTAR, Blackstone, Wellspring or any of their affiliates.

Benefit Arrangements with Surviving Corporation

The commitments by VISTAR with respect to benefit arrangements are described below under “The Merger Agreement — Employee Benefits.”

Indemnification and Insurance

See “The Merger Agreement — Indemnification and Insurance.”

Material U.S. Federal Income Tax Consequences of the Merger to Our Shareholders

The following is a summary of certain material U.S. federal income tax consequences of the merger to holders of PFG common stock whose shares of PFG common stock are converted into the right to receive cash pursuant to the merger agreement. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our shareholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of PFG common stock that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder.

For U.S. federal income tax purposes, if a partnership holds PFG common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner of a partnership holding PFG common stock should consult his, her or its own tax advisor.

This discussion is based on current law, which is subject to change, possibly with retroactive effect. It applies only to holders that are beneficial owners who hold shares of PFG common stock as capital assets, and may not apply to shares of PFG common stock received in connection with the exercise of employee stock options or otherwise as compensation, holders who hold an equity interest, directly or indirectly, in VISTAR or the surviving corporation after the merger, or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, holders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, or holders who hold PFG common stock as part of a hedge, straddle or a constructive sale or conversion transaction). This discussion does not address the receipt of cash in connection with the cancellation of shares of restricted stock, stock appreciation rights or options to purchase shares of PFG common stock, or any other matters relating to equity compensation or benefit plans.

U.S. Holders

The exchange of shares of PFG common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of PFG common stock are converted into the right to receive cash pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received in exchange for the shares (determined before the deduction of any applicable withholding tax requirements) and the U.S. holder’s adjusted tax basis in the shares. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). The gain or loss will be long-term capital gain or loss provided that a U.S. holder’s holding period for the shares is more than 12 months at the time of the consummation of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup withholding of tax may apply to cash payments to which a non-corporate U.S. holder is entitled under the merger agreement, unless the holder or other payee provides a taxpayer identification number (social security number, in the case of individuals, or employer identification number, in the case of other U.S. holders), certifies that the number is correct, and otherwise complies with the backup withholding rules. Each U.S. holder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal that will be sent to shareholders following consummation of the merger and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Cash received pursuant to the merger will also be subject to information reporting under certain circumstances unless an exemption applies.

Non-U.S. Holders

Any gain realized on the receipt of cash pursuant to the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	PFG is or has been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of PFG’s common stock at any time during the five years preceding the merger.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the merger under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a U.S. person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

PFG believes that it is not and has not been at any time during the five years preceding the merger a “United States real property holding corporation” for U.S. federal income tax purposes.

Information reporting and, depending on the circumstances, backup withholding will apply to the cash received pursuant to the merger, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code) or such owner otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

The U.S. federal income tax consequences set forth above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each holder should consult their own tax advisor regarding the applicability of the rules discussed above to the holder and the particular tax effects to the holder of the merger in light of such holder’s particular circumstances, including the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of restricted shares, stock appreciation rights or options to purchase shares of PFG common stock, including the transactions described in this proxy statement relating to our other equity compensation and benefit plans.

Certain Relationships Between VISTAR and PFG

There are no material relationships between VISTAR and Merger Sub or any of their respective affiliates, on the one hand, and PFG or any of our affiliates, on the other hand, other than in respect of the merger agreement.

Litigation Related to the Merger

We are aware of three purported class action lawsuits related to the proposed merger, that have been filed in the Chancery Court for the State of Tennessee, 20th Judicial District at Nashville: Crescente v. Performance Food Group Company, et al., Case No. 08-140-IV; Neel v. Performance Food Group Company, et al., Case No. 08-151-II; and Friends of Ariel Center for Policy Research v. Sledd, et al., Case No. 08-224-II. Each complaint asserts claims for breach of fiduciary duties against PFG’s directors, alleging, among other things, that the consideration to be paid to the shareholders pursuant to the merger agreement is unfair and inadequate, and not the result of a full and adequate sale process, and that the PFG directors engaged in “self-dealing”. Two of the complaints also allege aiding and abetting or undue control claims against The Blackstone Group, Wellspring Capital Management, LLC and VISTAR. The complaints each seek, among other relief, class certification, an injunction preventing completion of the merger and attorney’s fees and expenses. The cases are in the early stages and none of the defendants, including PFG and the individual defendants, have responded to the complaints.

By order entered January 28, 2008, the Neel case was transferred to Chancery Court Part IV where the Crescente case is pending. An agreed order was entered by the Court on February 14, 2008, consolidating the Crescente and Neel cases and appointing counsel for those plaintiffs as co-lead counsel for the renamed consolidated matter, In re: Performance Food Group Co. Shareholders Litigation, Case No. 08-140-IV. On March 12, 2008, the Friends of Ariel Center for Policy Research case was transferred and consolidated into In re: Performance Food Group Shareholders Litigation.

PFG and the individual defendants deny the allegations contained in the complaints described above and will vigorously defend the cases. At this time, PFG is unable to predict whether or not additional lawsuits relating to the merger will be filed.

Fees and Expenses of the Merger

We estimate that we will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of financial, legal, accounting and tax advisory fees, SEC filing fees, printing, proxy solicitation, mailing expenses and other related charges, totaling approximately $      million. This amount includes the following estimated fees and expenses:

Amount to
Description	be Paid

SEC filing fee	$48,753.47
Printing, proxy solicitation and mailing expenses
Financial, legal, accounting and tax advisory fees and expenses
Miscellaneous expenses

Total	$

THE MERGER AGREEMENT
(PROPOSAL NO. 1)

This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger.

The Merger

The merger agreement provides for the merger of Merger Sub with and into PFG upon the terms, and subject to the conditions, of the merger agreement. The merger will be effective at the time and date on which the articles of merger are duly filed with the Secretary of State of the State of Tennessee (or at a later time, if agreed upon by the parties and specified in the articles of merger). We expect to complete the merger as promptly as practicable after meeting the conditions precedent to the merger, including that our shareholders approve the merger agreement and, if necessary, the expiration of the marketing period, as described below.

As the surviving corporation, PFG will continue to exist following the merger. Upon consummation of the merger, it is presently expected that the directors of Merger Sub will be the initial directors of the surviving corporation and the officers of PFG will be the initial officers of the surviving corporation. All directors and officers of the surviving corporation will hold their positions until their successors are duly elected, designated or qualified or until the earlier of their death, resignation or removal in accordance with the surviving corporation’s charter and bylaws.

PFG or VISTAR may terminate the merger agreement prior to the consummation of the merger in certain circumstances, whether before or after the approval of the merger agreement by PFG shareholders. Additional details on termination of the merger agreement, including any termination fee that may be payable, are described in “— Termination of the Merger Agreement” and “— Termination Fees — Effects of Terminating the Merger Agreement.”

Except for certain provisions of the merger agreement related to director and officer indemnification and insurance, nothing in the merger agreement, express or implied, is intended to or shall confer upon any person other than the parties to the merger agreement and their respective successors and permitted assigns any right, benefit or remedy of any nature whatsoever or by reason of the merger agreement.

Merger Consideration

Each share of PFG common stock issued and outstanding at the effective time of the merger will automatically be cancelled and will cease to exist and will be converted into the right to receive $34.50 in cash, without interest and less any applicable withholding tax requirements, other than shares owned by VISTAR or Merger Sub immediately prior to the merger that will be cancelled or shares owned by PFG’s subsidiaries which will remain outstanding. After the merger is effective, each holder of a certificate representing shares of PFG common stock will no longer have any rights with respect to the shares, except for the right to receive $34.50 in cash per share without interest and less any applicable withholding tax requirements.

Treatment of Options and Other Awards

Except as otherwise agreed by PFG and Vistar:

•	all outstanding options to acquire PFG common stock and all outstanding stock appreciation rights under PFG’s equity incentive plans will become fully vested and exercisable immediately prior to the effective time of the merger, and each holder of an outstanding stock option or stock appreciation right as of the effective time of the merger will be entitled to receive in exchange for the cancellation of such stock option or stock appreciation right an amount in cash equal to the product of (i) the amount, if any, by which $34.50 exceeds the applicable exercise price of such stock option or grant price of such stock appreciation right and (ii) the aggregate number of shares issuable upon exercise of such option or the number of shares with respect to which such stock appreciation right was granted, without interest and less any applicable withholding tax requirements and in the case of the stock appreciation rights, any appreciation cap associated with the award; and

•	restrictions applicable to all outstanding shares of restricted stock will lapse immediately prior to the effective time of the merger and those shares outstanding at the effective time of the merger will be cancelled and converted into the right to receive a cash payment equal to the number of outstanding restricted shares multiplied by $34.50, without interest and less any applicable withholding tax requirements.

The effect of the merger upon our employee stock purchase plan and certain other employee benefit plans is described below under “— Employee Benefits.”

Payment for the Shares

Prior to the effective time, VISTAR is required to designate a paying agent reasonably acceptable to us to make payment of the merger consideration as described above. At or prior to the effective time of the merger, VISTAR will provide, or cause to be provided, to the paying agent cash necessary to pay for the shares of PFG common stock to be converted into the right to receive the merger consideration.

Upon the consummation of the merger, our stock transfer books will be closed and there will be no further registration of transfers of shares of our common stock on our records.

As soon as reasonably practicable after the consummation of the merger, the surviving corporation will cause to be mailed to you a form of letter of transmittal and/or instructions for use in effecting the surrender of your stock certificates for payment of the merger consideration. The paying agent will pay you the merger consideration after you have (1) surrendered your stock certificates to the paying agent and (2) provided to the paying agent your signed letter of transmittal and any other items specified by the instructions contained in the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. VISTAR, PFG and the surviving corporation are each entitled to deduct and withhold, or to cause the paying agent to deduct and withhold, from any amounts payable or otherwise deliverable to you pursuant to the merger agreement the amount of any merger consideration required to be deducted or withheld for any applicable withholding tax requirements. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If any cash deposited with the paying agent is not disbursed (or is not then pending disbursement subject only to the paying agent’s routine administrative procedures) within one year following the effective time of the merger, the cash (including any interest received with respect thereto) will be returned to the surviving corporation upon demand, and thereafter holders of our common stock as of the consummation of the merger shall be entitled to look only to the surviving corporation (subject to abandoned property, escheat or similar laws) only as general creditors thereof with respect to the merger consideration payable under the merger agreement.

If the paying agent is to pay some or all of your merger consideration to a person other than you, as the registered owner of a stock certificate, you must have your certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable required by reason of the payment of merger consideration to a person other than the registered holder of the stock certificate surrendered or establish to VISTAR’s satisfaction that the taxes have been paid or are not applicable.

The transmittal instructions will tell you what to do if you have lost your stock certificate or if it has been lost, stolen, defaced or destroyed. You will have to provide an affidavit to that fact and, if required by the surviving corporation or the paying agent, post a bond in an amount that the surviving corporation or paying agent reasonably directs as indemnity against any claim that may be made against it or VISTAR in respect of the certificate.

Representations and Warranties

The merger agreement contains representations and warranties made by us to VISTAR and Merger Sub and representations and warranties made by VISTAR and Merger Sub to us. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms (including exceptions described in the confidential disclosure schedules to the merger agreement and in our public filings with the SEC). Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to shareholders or used for the purpose of allocating risk among the parties to the merger agreement rather than establishing matters of fact.

In the merger agreement, PFG, VISTAR and Merger Sub each made representations and warranties relating to, among other things:

•	corporate organization, existence, good standing and qualification to transact business;

•	corporate power and authority to enter into and perform its obligations under, and enforceability of, the merger agreement;

•	required regulatory filings and consents and approvals of governmental entities in connection with the merger agreement and the transactions contemplated by the merger agreement;

•	the absence of any breach of organizational documents, certain contracts and applicable laws as a result of the execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby;

•	brokers and broker’s fees; and

•	information supplied for inclusion in this proxy statement.

In the merger agreement, VISTAR and Merger Sub also each made representations and warranties relating to, among other things, the equity commitment letters, debt commitment letters, availability of the funds necessary to perform its obligations under the merger agreement, limited guarantees, litigation that seeks to delay or prevent the consummation of the merger, expected solvency of VISTAR and PFG at the effective time of the merger, the operations of VISTAR and Merger Sub, ownership of our capital stock, contracts with our managers and directors that relate to us or the transactions contemplated by the merger agreement, Merger Sub’s capital structure, and the vote of Parent’s stockholders required to consummate the transactions contemplated by the merger agreement.

PFG also made representations and warranties relating to, among other things:

•	its and its subsidiaries’ capital structure, including indebtedness;

•	its subsidiaries’ organization, existence, good standing and qualification;

•	documents it has filed with the SEC (including the financial statements contained therein);

•	absence of material changes in its accounting methods or principles;

•	its and its subsidiaries’ undisclosed liabilities;

•	absence of certain changes or events since December 30, 2006;

•	its and its subsidiaries’ conduct of their respective businesses since December 30, 2006;

•	its and its subsidiaries’ compliance with applicable laws;

•	litigation, governmental investigations or inquiries and court or arbitrator orders, judgments and injunctions against it or its subsidiaries;

•	certain material contracts of it and its subsidiaries;

•	intellectual property matters;

•	real property matters;

•	insurance matters;

•	tax matters;

•	its and its subsidiaries’ compliance with the Employee Retirement Income Securities Act of 1974, as amended, and other employee benefit matters;

•	labor and employee matters;

•	environmental matters;

•	board of directors adoption and approval of the merger agreement and recommendation to our shareholders to approve the merger agreement;

•	the inapplicability of anti-takeover statutes to the merger agreement and the merger;

•	the required vote of our shareholders in connection with the merger agreement and the transactions contemplated by the merger agreement;

•	the receipt and contents of a fairness opinion from our financial advisor; and

•	affiliate transactions.

Many of PFG’s representations and warranties are qualified by a material adverse effect standard. In addition, none of the representations or warranties has any legal effect among the parties to the merger agreement after the effective time of the merger. For purposes of the merger agreement, “material adverse effect” on PFG, which we refer to in the merger agreement as a Company Material Adverse Effect and in this proxy statement as a PFG material adverse effect or material adverse effect on PFG, is defined to mean any event, circumstance, change or effect that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, financial condition or results of operations of PFG and our subsidiaries, taken as a whole; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, change or effect resulting from or arising out of any of the following shall constitute, a “material adverse effect” on PFG:

•	the announcement of the execution of the merger agreement or the pendency of consummation of the merger (including the threatened or actual impact on relationships with customers, vendors, suppliers, distributors, landlords or employees (including without limitation, the threatened or actual loss, termination, suspension, modification or reduction of, or adverse change in, such relationships));

•	changes in the national or world economy or national or foreign securities, credit or financial markets as a whole or changes in general economic conditions that affect the industries in which PFG and our subsidiaries conduct their business), so long as such conditions do not adversely affect PFG and our subsidiaries taken as a whole in a materially disproportionate manner relative to other participants in the industries or markets in which they operate;

•	any change or development in the foodservice distribution industry generally or change or development in the restaurant industry generally or in any segment of the restaurant industry generally in which PFG’s or any of our subsidiaries’ customers operate, including, but not limited to, quick service and casual and family dining, so long as such changes or developments do not adversely affect PFG and our subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the industries or markets in which they operate;

•	the announcement or completion of the closing of PFG’s facility in Magee, Mississippi;

•	any change in applicable law, rule or regulation or GAAP or interpretation thereof after the date of the merger agreement, so long as such changes do not adversely affect PFG and our subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the industries or markets in which they operate;

•	any failure by PFG to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period ending on or after the date of the merger agreement, (it being understood, however, that any event, circumstance, change or effect underlying such failure not otherwise excluded in the other exceptions to the definition of PFG material adverse effect shall be taken into account in determining whether a PFG material adverse effect has occurred);

•	any outbreak or escalation of war or hostilities, any occurrence or threats of terrorist acts or any armed hostilities associated therewith and any national or international calamity, disaster or emergency or any escalation thereof, so long as each of the foregoing do not adversely affect PFG and our subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the industries or markets in which they operate;

•	any earthquake, hurricane or other natural disaster, so long as each of the foregoing do not adversely affect PFG and our subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the industries or markets in which they operate;

•	a decline in the price, or a change in the trading volume, of PFG’s common stock on the NASDAQ Global Select Market (it being understood, however, that any event, circumstance, change or effect causing or contributing to such decline or change not otherwise excluded in the other exceptions to the definition of PFG material adverse effect shall be taken into account in determining whether a PFG material adverse effect has occurred); or

•	taking any action expressly required by the merger agreement, or taking or not taking any actions at the request of, or with the express consent of, VISTAR (other than any obligation to operate PFG’s business in the ordinary course).

Certain of VISTAR’s and Merger Sub’s representations and warranties are qualified by a material adverse effect standard. For purpose of the merger agreement, “material adverse effect” on VISTAR, which we refer to in the merger agreement as a Parent Material Adverse Effect and in this proxy statement as a VISTAR material adverse effect or material adverse effect on VISTAR, is defined to mean an event, circumstance, change or effect that would reasonably be likely to prevent or materially delay VISTAR’s or Merger Sub’s ability to consummate the transactions contemplated by the merger agreement.

Conduct of Business Pending the Merger

We have agreed that, during the period from the date of the merger agreement and continuing until the earlier of the termination of the merger agreement or the consummation of the merger, we and each of our subsidiaries shall, except as required by law or the merger agreement, as set forth in the relevant section of the disclosure schedules related to the merger agreement, or to the extent VISTAR shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), conduct our business in the ordinary course consistent with past practice, and:

•	use commercially reasonable efforts to, on a basis consistent with past practices, (i) preserve our and our significant subsidiaries’ businesses, including without limitation, keeping available the services of our current officers, employees and consultants, and preserve our and our significant subsidiaries’ relationships with employees, customers, suppliers, and other persons having significant business relations with us and our significant subsidiaries, (ii) advertise, promote, and market our products in a manner consistent with past practice, (iii) keep our material properties substantially intact, preserve our goodwill and business, and maintain all physical properties in their current condition, reasonable wear and tear excepted, (iv) perform and comply in all material respects with the terms of our material contracts, (v) maintain, and comply in all material respects with, material governmental consents, licenses, permits, registrations, orders, grants or other authorizations required for the operation of the business or the holding of any interest in any properties of us or our subsidiaries, and (vi) not solicit, or take or permit to be taken any action to cause, any employee, material customer or material supplier to terminate or materially and adversely alter its relationship with us, other than in the ordinary course;

•	engage in all notifications to and communications to and with any labor organization representing our employees or those of our subsidiaries as may be required by law or any collective bargaining agreement, in connection with the transactions contemplated by the merger agreement;

•	between the date of the merger agreement and the closing date, not effect or permit a “plant closing” or “mass layoff” as defined under the WARN Act without complying in all material respects with the notice requirements and all other provisions of the WARN Act; and

•	use commercially reasonable efforts to keep in effect material insurance policies or self-insurance programs in coverage, scope and amounts substantially similar to those in effect as of the date of the merger agreement.

We have also agreed in the merger agreement that, until the earlier of the consummation of the merger or the termination of the merger agreement, except as required by law or the merger agreement, as set forth in the relevant section of the disclosure schedules related to the merger agreement, or to the extent VISTAR shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), we shall not, and shall not permit any of our subsidiaries to:

•	change the compensation payable to any current or former director, employee or consultant or enter into or amend any employment, change in control, bonus, severance, termination, retention or other agreement or arrangement with any current or former director, employee or consultant, or adopt or increase the benefits (including fringe benefits), severance or termination pay under, any employee benefit plan, program, policy, arrangement or agreement or otherwise, except (i) as required by law or in accordance with existing agreements or benefit plans, programs, policies or arrangements and (ii) in the case of compensation for employees, agents or consultants, in the ordinary course of business, reasonably consistent with past practice (but expressly excluding officers or current or former directors, employees or consultants that are a party to a change in control agreement); provided that we and our subsidiaries are not restricted from entering into or making available to newly hired employees or employees promoted on the basis of job performance or workplace requirements who are not a party to a change in control agreement and whose total compensation is not expected to exceed $200,000, plans, agreements, benefits and compensation arrangements (including incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions and that is done in the ordinary course of business (except that we and our subsidiaries may not enter into any new severance or change in control agreements, other than ordinary course severance agreements required under our severance plans);

•	make any loans or advances to any current or former director, employee or consultant, or make any change in our existing borrowing or lending arrangements for or on behalf of any such persons pursuant to an employee benefit plan, program, policy, arrangement or agreement or otherwise; provided that we and our subsidiaries are not restricted from entering into or making available to newly hired employees or employees promoted on the basis of job performance or workplace requirements who are not a party to a change in control agreement and whose total compensation is not expected to exceed $200,000, plans, agreements, benefits and compensation arrangements (including incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions and that is done in the ordinary course of business (except that we and our subsidiaries may not enter into any new severance or change in control agreements, other than ordinary course severance agreements required under our severance plans);

•	split, combine or reclassify any of our capital stock or make any change in the number of shares of our capital stock authorized, issued or outstanding or grant, sell or otherwise issue or authorize the issuance of any share of capital stock, any other voting security or any security convertible into, or any option, warrant or other right to purchase (including any equity-based award), or convert any obligation into, shares of our capital stock or any other voting security (other than through the exercise of PFG options and stock appreciation rights after the date of the merger agreement or repurchases or cancellations of restricted shares or other shares of our common stock in accordance with the terms of the applicable award agreements or similar arrangements to satisfy withholding obligations upon the vesting of restricted shares, stock appreciation rights or the exercise of PFG options or the acceptance of shares of our common stock as payment of the exercise price of PFG options or for withholding tax requirements in connection with the exercise of PFG options in accordance with the terms of the applicable award agreements);

•	declare, set aside, make or pay any dividend or other distribution with respect to any shares of our capital stock (whether in cash, assets, stock or other securities of PFG or its subsidiaries);

•	sell or transfer any shares of our capital stock, or acquire, redeem or otherwise repurchase any shares of our capital stock or any rights, warrants or options to purchase any of our capital stock, or any securities convertible into or exchangeable for such shares (other than through the exercise of PFG options and stock appreciation rights after the date of the merger agreement or repurchases or cancellations of restricted shares or other shares of our common stock in accordance with the terms of the applicable award agreements or similar arrangements to satisfy withholding obligations upon the vesting of restricted shares, stock appreciation rights or the exercise of PFG options or the acceptance of shares of our common stock as payment of the exercise price of PFG options or for withholding tax requirements in connection with the exercise of PFG options in accordance with the terms of the applicable award agreements);

•	amend, or otherwise alter or modify in any respect, our charter, bylaws or similar organizational document or, in a manner adverse to VISTAR, the charter, bylaws, or similar organizational document of any significant subsidiary of ours;

•	acquire or license (as licensor) (including by merger, consolidation or acquisition of stock or assets or any other business combination), or enter into any binding memorandum of understanding, letter of intent or other agreement, arrangement or understanding to acquire or license (as licensor) any corporation, partnership, other business organization or any division thereof or equity interests therein or assets thereof, except that we can acquire or license (as licensor) assets for an amount less than $1.0 million individually or $2.5 million in the aggregate and purchase inventory in the ordinary course consistent with past practice;

•	enter into any new line of business or close down or otherwise cease operations at any distribution facilities utilized by PFG or its subsidiaries;

•	sell or transfer or mortgage, allow to expire, be cancelled or lapse, pledge, lease (as lessor), license (as licensor), terminate any lease (as lessor) or license (as licensor), or otherwise dispose of or encumber, in whole or in part, or subject to any liens (other than certain permitted liens), any tangible or intangible asset, right or property or related assets, rights or properties of PFG with a value in excess of $2.5 million, other than sales of inventory in the ordinary course of business consistent with past practice;

•	make any capital expenditures, in excess of cumulative capital expenditures equal to $40 million multiplied by a fraction the numerator of which is the number of the month of the calendar year during which such expenditure is made and the denominator of which is 12;

•	except as may be required as a result of a change in law or GAAP (or any interpretation thereof), change any of the accounting practices or principles used by us;

•	write up, write down or write off the book value of any material assets of ours and our subsidiaries, other than in the ordinary course of business and consistent with past practice or as may be required by GAAP or the Financial Accounting Standards Board;

•	settle or compromise any pending or threatened suit, action, claim, investigation, arbitration, legal or administrative proceeding or inquiry which (i) is material to us and our subsidiaries taken as a whole, (ii) together with other suits, actions, claims, investigations, arbitrations, legal or administrative proceedings or inquiries settled or commenced after the date of the merger agreement requires payment to or by us or any of our subsidiaries (exclusive of attorneys’ fees, including success fees) in excess of $1.5 million, individually or in the aggregate, (iii) relates to the transactions contemplated by the merger agreement, (iv) involves injunctive or equitable relief or restrictions on our or our subsidiaries’ business activities or (v) would involve the issuance of our securities;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, or recapitalization of us or any of our subsidiaries (other than the merger agreement and the merger);

•	enter into, establish, adopt or amend any collective bargaining agreement or other agreement involving unions, expect in the ordinary course of business, in accordance with applicable law and with advance notice to VISTAR and good faith consultation concerning the terms and status of negotiations, with the final decision as to the terms and time of execution to be made solely by us;

•	incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise) (other than letters of credit or similar arrangements issued to or for the benefit of suppliers in the ordinary course of business and borrowings in the ordinary course of business under our existing revolving credit facility), or issue or sell any debt securities or warrants or other rights to acquire any of our or our subsidiaries’ debt securities, guarantee any debt securities of another person, or enter into any “keep well” or other agreement to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing;

•	make any loans, advances or capital contributions to, or investment in, any other person, other than us or any of our direct or indirect wholly owned subsidiaries or become a party to any hedging, derivatives or similar contract or arrangement;

•	modify, amend, terminate or waive any rights under a material contract (as defined in the merger agreement) that we are a party to in any material respect or enter into, or modify, amend, terminate or waive any rights under any new contract, instrument or obligation that would be a material contract had it been entered into prior to the date of the merger agreement unless the contract is both entered into, modified, amended or terminated in the ordinary course of business consistent with past practice and is not a specific type of contract or a contract that contains a change in control provision in favor of the other party or parties to the contract, instrument or obligation or that would otherwise require a payment to or give rise to any rights to such other party or parties in connection with the transactions contemplated by the merger agreement;

•	enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing that would reasonably be expected to impair, delay or prevent VISTAR’s obtaining the financing contemplated by the debt and equity commitment letters;

•	except pursuant to material employee benefit plans existing on the date of the merger agreement, as required by law or as permitted under the merger agreement, establish, adopt, enter into, amend or terminate any employee benefit plan, program, agreement, policy or other arrangement that would have been a plan if it were in existence as of the date of the merger agreement, pay any discretionary cash bonuses to any current or former employee, director or consultant of PFG, change in any material respect the manner in which contributions to any employee benefit plan, program, policy, agreement or arrangement are made or the basis on which such contributions are determined or allow for the commencement of any new offering periods under the PFG employee stock purchase plan;

•	sell, lease (as lessor), license (as licensor), allow to lapse, abandon, invalidate, or otherwise dispose of any of our material intellectual property, in whole or in part, other than non-exclusive licenses or similar dispositions in the ordinary course of business;

•	enter into any lease for any real property requiring payments in excess of $150,000 annually by us or any of our subsidiaries;

•	enter into or terminate any contract, instrument or obligation with a customer of ours or of any of our subsidiaries that would provide or provides in excess of $40 million in annual revenues to us and our subsidiaries (except that no consent is required if VISTAR is also competing for the contract, instrument or obligation) or enter into any contract, instrument or obligation with a supplier for a term of three (3) years or more;

•	change any method of tax accounting, make or change any tax election, file an amended tax return, settle or compromise any tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of taxes, enter into any closing agreement with respect to any tax or surrender any right to claim a tax refund; or

•	obligate itself to do any of the foregoing.

Notwithstanding the foregoing, nothing contained in the merger agreement shall give VISTAR, directly or indirectly, the right to control or direct PFG’s or PFG’s subsidiaries’ operations prior to the effective time of the merger; prior to the effective time of the merger, each of PFG and VISTAR shall exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision over its and its subsidiaries’ respective operations; and no consent of VISTAR shall be required with respect to any matter set forth above or elsewhere in the merger agreement to the extent the requirement of such consent would violate applicable law.

You should not rely on the covenants in the merger agreement as actual limitations on the business of PFG, because PFG may take certain actions that are either expressly permitted in the confidential disclosure schedule to the merger agreement or as otherwise consented to by VISTAR, which may be given without prior notice to the public.

Efforts to Complete the Merger

Upon the terms and subject to the conditions set forth in the merger agreement, each of the parties to the merger agreement has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the merger, including the causing of all conditions necessary for the completion of the merger to be satisfied and to consummate and make effective the merger and the other transactions contemplated by the merger agreement; the obtaining of all necessary actions or non-actions, expirations of all necessary waiting periods, waivers, consents, clearances, approvals, orders and authorizations from governmental entities required by the parties and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with governmental entities, if any) required by the parties; the obtaining of all necessary consents, approvals or waivers from third parties (provided, however, in no event shall obtaining any such consent, approval or waiver be required as a condition to closing under the merger agreement); the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the merger to which it is a party, including seeking to have any stay or temporary restraining order entered into by any court or other governmental entity vacated or reversed; and the execution or delivery of any additional instruments necessary to consummate the merger and carry out fully the purposes of the merger agreement. Notwithstanding anything in the merger agreement to the contrary, VISTAR has agreed to take, and to cause its affiliates and owners to take, whatever action may be necessary to resolve as promptly as possible any objections relating to the consummation of the merger as may be asserted under the HSR Act or any other applicable merger control, antitrust, competition or fair trade laws with respect to the merger.

VISTAR has agreed to use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange the debt financing on the terms and conditions described in the debt commitment letters (subject to VISTAR and Merger Sub’s rights to replace or amend the debt financing commitments as described below), including using reasonable best efforts to maintain in effect the debt and equity commitment letters, satisfy, on a timely basis, all conditions within its control applicable to VISTAR and Merger Sub to obtaining the debt financing as set forth in the debt commitment letters, enter into definitive agreements with respect to the debt commitment letters on the terms and conditions contemplated by the debt commitment letters (including the flex provisions related to the debt financing) or on other terms reasonably acceptable to VISTAR and consummate the debt financing at or prior to the closing of the merger. PFG has agreed to provide, and cause its subsidiaries to, and use its commercially reasonable efforts to cause their respective representatives, including legal and accounting advisors, to provide all cooperation reasonably requested by VISTAR in connection with the debt financing and the other transactions contemplated by the merger agreement. See “The Merger — Financing of the Merger” for a description of the debt financing arranged by VISTAR to fund the proposed merger and related transactions.

In the event any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letters, VISTAR has also agreed to promptly notify PFG and to use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient, when combined with the funds under the equity commitment letters, to consummate the transactions contemplated by the merger agreement on terms and conditions not materially less favorable to VISTAR in the aggregate (as determined in VISTAR’s good faith reasonable judgment) than those contemplated by the debt financing commitments (including the flex provisions related to the debt financing) as promptly as practicable following the occurrence of such event, but no later than the last day of the marketing period described below.

VISTAR may replace or amend the debt commitment letters by adding lenders, lead arrangers, bookrunners, syndication agents or similar entities that did not sign the debt commitment letters as of the date of the merger agreement, or otherwise so long as the terms would not adversely impact VISTAR’s and Merger Sub’s ability to timely consummate the transactions contemplated by the merger agreement or the likelihood of the consummation of the transactions contemplated by the merger agreement.

Marketing Period

Unless otherwise agreed to by the parties to the merger agreement, the parties are required to close the merger no later than the second business day after the satisfaction or waiver of the conditions described under “— Conditions to the Merger” below, provided that if the marketing period has not ended at that time, the parties are obligated to close the merger on the date following the satisfaction or waiver of the conditions that is the earliest of a date during the marketing period specified by VISTAR on no less than two business days’ notice and the final day of the marketing period.

For purposes of the merger agreement, “marketing period” means the first period of twenty (20) consecutive business days throughout which VISTAR has the financial information that we are required to provide them under the merger agreement, the mutual conditions to the parties’ obligations to close the merger are satisfied, and the conditions to VISTAR’s and Merger Sub’s obligations to close the transaction shall have been satisfied and no condition exists that would cause any of their conditions to fail to be satisfied at any time during the 20-business day period. The marketing period will not be deemed to have commenced if, prior to the completion of the marketing period, KPMG shall have withdrawn its audit opinion with respect to any financial statements contained in our reports filed with the SEC since January 1, 2004.

The purpose of the marketing period is to provide VISTAR a reasonable period of time during which it can market and place the debt financing contemplated by the debt financing commitments for the purposes of financing the merger. If VISTAR is unable to market and place the debt financing contemplated by the debt commitment letters during the marketing period, it still must close the transaction no later than the last day of the marketing period if the conditions to its obligations to close the merger under the merger agreement are satisfied as of that date.

Conditions to the Merger

Conditions to Each Party’s Obligations.  Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the merger agreement must have been approved by the affirmative vote of the holders of a majority of all outstanding shares of PFG common stock;

•	no statute, rule, executive order or regulation shall have been enacted, issued, entered or promulgated by any governmental entity which prohibits the consummation of the merger, and there shall be no order or preliminary or permanent injunction of a court of competent jurisdiction, including any temporary restraining order, in effect preventing or prohibiting the consummation of the merger; and

•	any applicable waiting period (and any extension thereof) applicable to the merger under the HSR Act and any other applicable foreign competition or merger control laws shall have been terminated or shall have expired.

The waiting period under the HSR Act with respect to the merger expired at 11:59 p.m. eastern time on March 24, 2008.

Conditions to VISTAR’s and Merger Sub’s Obligations.  The obligations of VISTAR and Merger Sub to complete the merger are subject to the satisfaction of the following additional conditions, which may be waived in writing in whole or in part by VISTAR or Merger Sub to the extent permitted by applicable law:

•	our representation and warranty that since December 30, 2006 there have not been any changes, events or circumstances that have had, individually or in the aggregate, a material adverse effect on PFG must be true and correct as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date;

•	our representations and warranties in the merger agreement with respect to our capital structure and our authority to enter into and complete the merger must each be true and correct in all material respects at and as of the date of the merger agreement and at and as of the closing date as though made on and as of the closing date (except to the extent that any such representation and warranty expressly relates to a specific date, in which case such representation and warranty must be true and correct in all material respects at and as of such date);

•	all other representations and warranties made by us in the merger agreement, with the exception of those listed above (disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect), must each be true and correct at and as of the date of the merger agreement and at and as of the closing date of the merger as though made on and as of the closing date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty must be true and correct at and as of such date), except where the failure or failures of any such representations and warranties to be so true and correct have not had, individually or in the aggregate, a PFG material adverse effect;

•	we must have performed and complied in all material respects with all covenants and agreements we are required by the merger agreement to perform or comply with on or prior to the closing date; and

•	we must deliver to VISTAR at the closing of the merger a certificate with respect to our satisfaction of the foregoing conditions relating to our representations, warranties, obligations, covenants and agreements in the merger agreement.

Conditions to PFG’s Obligations.  Our obligation to complete the merger is subject to the satisfaction of the following additional conditions, which may be waived in writing in whole or in part by us to the extent permitted by applicable law:

•	the representations and warranties of VISTAR and Merger Sub in the merger agreement must be true and correct (disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect) at and as of the date of the merger agreement and at and as of the closing date of the merger as if made on and as of the closing date (except to the extent that any such representation and warranty expressly relates to a specific date, in which case such representation and warranty must be true and correct at and as of such date), except where the failure or failures of any such representations and warranties to be so true and correct have not had a material adverse effect on VISTAR;

•	VISTAR and Merger Sub must have performed and complied in all material respects with all covenants and agreements they are required by the merger agreement to perform or comply with on or prior to the closing date; and

•	VISTAR and Merger Sub must each deliver to PFG at the closing of the merger a certificate with respect to their satisfaction of the foregoing conditions relating to their representations, warranties, obligations, covenants and agreements in the merger agreement.

If a failure to satisfy one of these conditions to the merger is not considered by our board of directors to be material to our shareholders, our board of directors could waive compliance with that condition. Our board of directors is not aware of any condition to the merger that cannot be satisfied. After the merger agreement has been adopted by our shareholders, however, the merger consideration cannot be changed and the merger agreement cannot be altered in a manner adverse to our shareholders without re-submitting the revisions to our shareholders for their approval.

Access to Information

Subject to certain restrictions, we have agreed that we will, and will cause our subsidiaries to, give VISTAR and its directors, employees, representatives, financial advisors, lenders, legal counsel, accountants and other advisors and representatives (including representatives of certain affiliates of Blackstone and Wellspring) such access, at reasonable times upon reasonable advance notice and under reasonable circumstances so as to minimize disruption to or impairment of our business, to the books and records, financial, operating and other data, assets, properties, facilities, plants, offices, auditors, authorized representatives, business and operations of PFG as is reasonably necessary or appropriate in connection with VISTAR’s review of PFG with respect to the transactions contemplated by the merger agreement. PFG has entered into confidentiality agreements with VISTAR and the affiliates of Blackstone and Wellspring that have been and will be provided access to the information set forth above.

Solicitations of Other Offers

Solicitation Period

The merger agreement provides that from the date of the merger agreement until 12:01 a.m. New York City time on March 9, 2008 (which March 9, 2008 date we refer to as the no-shop period start date), we and our subsidiaries and our respective officers, directors, employees, agents, advisors and other representatives (which we collectively refer to as our representatives) had the right to:

•	initiate, solicit, facilitate and encourage acquisition proposals (as defined below), including by way of providing access to non-public information to any other person or group of persons pursuant to a confidentiality agreement that contained provisions that were no less favorable in the aggregate to us than the confidentiality agreements between us and each of VISTAR and affiliates of Blackstone and Wellspring; provided that we promptly made available to VISTAR and Merger Sub any non-public information concerning us or our subsidiaries that we made available to any person given such access which was not previously made available to VISTAR and Merger Sub; and

•	enter into and maintain or continue discussions or negotiations with respect to acquisitions proposals or otherwise cooperate with or assist or participate in, or facilitate any inquiries, proposals, discussions or negotiations regarding an acquisition proposal.

Notwithstanding the foregoing, we were not during the go-shop period, and are not now, permitted to provide certain competitively sensitive information to any person engaged in the marketing and distribution of food and non-food products to independent restaurants, hotels, cafeterias, schools, healthcare facilities and other institutional customers, franchisees and corporate-owned units of casual and family dining and quick-service restaurants with annual revenues in excess of $5 billion unless that person has made a superior proposal (as defined below) at a price higher than $34.50 per share of our common stock and (1) completed legal, financial and accounting due diligence (other than with respect to the withheld information); (2) provided firm financing commitments to us; and (3) agreed to contract terms and conditions in each case (including with respect to regulatory filings and approvals) no less favorable in the aggregate to us than those contained in the merger agreement.

Within forty-eight hours after the no-shop period start date, we were required to notify VISTAR in writing of the number and identity of excluded parties (as defined below) and provide to VISTAR a copy of any acquisition proposal (as defined below) made by each such excluded party. There were no excluded parties as of the expiration of the go-shop period.

For purposes of the merger agreement, an acquisition proposal means any inquiry, offer or proposal, on its most recently amended and modified terms, from any person or group other than VISTAR or any of its affiliates relating to any transaction or proposed transaction or series of related transactions involving:

•	any direct or indirect acquisition or purchase by any person or group (as defined under Section 13(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act) of a twenty percent (20%) interest or more in our, or any of our significant subsidiaries’, total outstanding shares of equity or voting securities or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning at least twenty percent (20%) or more of our total outstanding shares of equity or voting securities;

•	any sale or disposition of our consolidated assets (including for this purpose the outstanding assets, rights and equity securities of our subsidiaries) to any person or group for consideration equal to twenty percent (20%) or more of the aggregate fair market value of all of the outstanding shares of our common stock; or

•	any consolidation, merger, business combination, recapitalization, liquidation, dissolution or similar transaction with respect to us or any of our subsidiaries whose business constitutes twenty percent (20%) or more of the net revenues, net income or assets of us and our subsidiaries, taken as a whole.

For purposes of the merger agreement, an excluded party refers to any person, group of persons or group that includes any person (so long as such person and the other members of such group, if any, who were members of such group immediately prior to the no-shop period start date constitute at least 50% of the equity financing of such group at all times following the no-shop period start date and prior to the termination of the merger agreement) from whom we or any of our representatives received after the execution of the merger agreement and prior to the no-shop period start date a written acquisition proposal that our board believes in good faith is bona fide and constitutes or could reasonably be expected to result in a superior proposal (as defined under “— No Solicitation of Competing Proposals After the Solicitation Period” below); provided that any excluded party shall cease to be an excluded party at such time as the acquisition proposal (as such acquisition proposal may be revised during the course of ongoing negotiations, in which event it may temporarily cease to be a superior proposal or an acquisition proposal that could reasonably be expected to result in a superior proposal, so long as such negotiations are ongoing and our board of directors in good faith determines that it subsequently constitutes a superior proposal or could reasonably be expected to result in a superior proposal) made by such excluded party fails to constitute either a superior proposal or, in the good faith judgment of our board, an acquisition proposal that could reasonably be expected to result in a superior proposal.

No Solicitation of Competing Proposals After the Solicitation Period

The merger agreement provides that, except as otherwise permitted under the merger agreement or as may relate to any excluded party, we and our subsidiaries and our respective directors and officers will, and we will cause our other representatives to:

•	on the no-shop period start date, immediately cease any discussions or negotiations with any persons that may be ongoing with respect to an acquisition proposal; and

•	from the no-shop period start date until the effective time of the merger or, if earlier, the termination of the merger agreement, not (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to result in, an acquisition proposal or (B) engage in, continue or otherwise participate in any discussions or negotiations regarding an acquisition proposal.

Notwithstanding the restrictions on solicitation described above and subject to certain exceptions with respect to excluded parties, if at any time following the no-shop period start date and prior to obtaining shareholder approval of the merger agreement, we or any of our representatives receive a written acquisition proposal by any person or group of persons made on or after the no-shop period start date and which did not arise from or in connection with a breach by us of the above-described non-solicitation covenants, we and our representatives may contact such person or group of persons to clarify the terms and conditions of such acquisition proposal.

Additionally, if our board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel that such acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal, and after consultation with outside legal counsel, that failure to take such action would reasonably be expected to result in a breach of its fiduciary duties under applicable law, we and our representatives may:

•	pursuant to a confidentiality agreement that contains provisions that are no less favorable in the aggregate to us than the confidentiality agreements between us and each of VISTAR and affiliates of Blackstone and Wellspring, furnish information (including non-public information) with respect to us and our subsidiaries to the person or group of persons who made such acquisition proposal (provided that we shall promptly make available to VISTAR and Merger Sub any non-public information concerning us or our subsidiaries that was not previously given to VISTAR and Merger Sub); and

•	engage in or otherwise participate in discussions and negotiations regarding such acquisition proposal.

The merger agreement requires us to advise VISTAR of the receipt by us of any acquisition proposal made on or after the no-shop period start date, any request for non-public information made by any person or group that has informed us that it is considering making an acquisition proposal or any request for discussions or negotiations with us or our representatives relating to an acquisition proposal within in each case 24 hours of receipt thereof, and within such 24-hour period, we shall provide VISTAR with the number of persons or groups making such acquisition proposals and a written summary of the material terms of such acquisition proposal (including the identity of the person or group making the acquisition proposal). We also agreed in the merger agreement that, from and after the no-shop period start date, we will also promptly notify VISTAR orally and in writing if we determine to begin providing information or to engage in discussions regarding an acquisition proposal and will keep VISTAR informed on a reasonably current basis of any material change to the terms and conditions of any acquisition proposal (including any amendment or modification to any acquisition proposal made by an excluded party).

For purposes of the merger agreement, a superior proposal means an acquisition proposal made in writing and not solicited in violation of our non-solicitation covenants, on its most recently amended and modified terms, with all thresholds in the definition of acquisition proposal changed to 50%, that is on terms that our board of directors determines, in its good faith judgment, after consultation with its financial advisor and outside legal counsel, would, if consummated, be more favorable from a financial point of view to our shareholders than the transactions contemplated by the merger agreement after taking into account the likelihood of consummation (as compared to the transactions contemplated by the merger agreement) and all material legal, financial (including the financing terms of any such acquisition proposal), regulatory or other aspects of such acquisition proposal.

Special Meeting of PFG Shareholders; Recommendation of Our Board of Directors

Requirement to Hold a Special Meeting of Shareholders; Make Recommendation and Solicit Proxies

The merger agreement provides that we will, as soon as practicable following the date we entered into the merger agreement, duly call, give notice of, convene and hold a special meeting of our shareholders for the purpose of seeking our shareholders’ approval of the merger agreement. Except in certain limited circumstances described below, our board of directors (or any committee thereof) must recommend, and we must take all action that is both reasonable and lawful to solicit from our shareholders proxies in favor of the approval of the merger agreement and take all other reasonable actions necessary or advisable to secure the vote or consent of our shareholders that are required by the NASDAQ Global Select Market rules or the Tennessee Business Corporation Act. The merger agreement also requires that we call, give notice of, convene and hold the shareholders meeting even if our board of directors withdraws, qualifies or modifies (or publicly proposes to withdraw, qualify or modify) in a manner adverse to VISTAR its recommendation that the shareholders vote in favor of approval of the merger agreement or if it approves or recommends (or publicly proposes to approve or recommend) any acquisition proposal unless the merger agreement has been terminated under certain circumstances and we have paid to VISTAR the applicable termination fee. Furthermore, without the prior written consent of VISTAR, approval of the merger agreement is the only matter (other than procedural matters) which we can propose to be acted upon by our shareholders at the special meeting of our shareholders.

Subject to certain exceptions, the merger agreement prohibits our board of directors from:

•	withdrawing, qualifying or modifying, or proposing publicly to withdraw, qualify or modify, its recommendation that the shareholders vote in favor of the approval of the merger agreement in a manner adverse to VISTAR;

•	approving or recommending, or proposing publicly to approve or recommend, any acquisition proposal; or

•	causing or allowing us or any of our subsidiaries to enter into any letter of intent, acquisition agreement or any similar agreement or understanding (other than certain permitted confidentiality agreements) relating to an acquisition proposal.

We refer to the actions described in the first two bullet points immediately above as making an adverse recommendation change.

Change of Recommendation Other than in Response to an Acquisition Proposal

At any time prior to obtaining shareholder approval of the merger agreement, if there has occurred a material development or change in circumstances occurring or arising after the date of the merger agreement that was not known to us or our board of directors as of or prior to the date of the merger agreement (and not relating to any acquisition proposal) and our board of directors determines in good faith, after consultation with outside legal counsel, that, in light of such event, a failure to withdraw, qualify or modify (or propose publicly to withdraw, qualify or modify) in a manner adverse to VISTAR its recommendation that the shareholders vote in favor of approval of the merger agreement or approve or recommend (or propose publicly to approve or recommend) any acquisition proposal would be a breach of its fiduciary duties under applicable law, our board of directors may undertake any such action; provided that before our board of directors may take the foregoing action, we must:

•	comply in all material respects with certain covenants in the merger agreement relating to solicitation of proposals and changes in our board of directors’ recommendation that our shareholders approve the merger agreement;

•	provide VISTAR and Merger Sub with written notice of our intention to effect such action at least 48 hours in advance, which notice shall specify the reasons for such action; and

•	negotiate in good faith, and cause our legal and financial advisors to negotiate in good faith, with VISTAR and Merger Sub (to the extent VISTAR and Merger Sub desire to negotiate) during the 48-hour notice period prior to taking such action to make such adjustments to the terms and conditions of the merger agreement so that such action is no longer necessary.

Change of Recommendation/Termination in Response to Superior Proposal

At any time prior to obtaining shareholder approval of the merger agreement, if we have received a written acquisition proposal that has not been withdrawn or abandoned and that our board of directors concludes in good faith constitutes a superior proposal after giving effect to the match rights described below, if applicable, our board of directors may:

•	withdraw, qualify or modify (or propose publicly to withdraw, qualify or modify) in a manner adverse to VISTAR its recommendation that the shareholders vote in favor of approval of the merger agreement or approve or recommend (or propose publicly to approve or recommend) any acquisition proposal; and/or

•	terminate the merger agreement to enter into a definitive agreement with respect to such superior proposal if our board of directors determines in good faith, after consultation with outside legal counsel, that failure to do so could reasonably be expected to result in a breach of fiduciary duties under applicable laws, provided we concurrently with such termination pay VISTAR the $40.0 million termination fee as described in further detail below in “— Termination Fees — Effects of Terminating the Merger Agreement.”

Our board of directors may not take either of the foregoing actions unless we have:

•	complied in all material respects with certain covenants in the merger agreement relating to solicitation of proposals and changes in our board of directors’ recommendation that our shareholders approve the merger agreement;

•	provided VISTAR and Merger Sub with written notice of at least 48 hours in advance of our intent to take either of the foregoing actions, which notice shall specify the material terms and conditions of the superior proposal (including the identity of the person or group making the superior proposal), and contemporaneously provide VISTAR and Merger Sub a copy of the relevant proposed transaction agreements with the party making such superior proposal and other material documents, if any; and

•	negotiated in good faith, and caused our legal and financial advisors to negotiate in good faith, with VISTAR and Merger Sub (to the extent VISTAR and Merger Sub desire to negotiate) in the 48-hour notice period prior to taking either of the foregoing actions to make such adjustments to the terms and conditions of the merger agreement so that the acquisition proposal ceases to constitute a superior proposal or the withdrawal, qualification or modification (or public proposition to withdraw, qualify or modify) in a manner adverse to VISTAR of our board of directors’ recommendation that the shareholders vote in favor of approval of the merger agreement or approval or recommendation (or public proposition to approve or recommend) of any acquisition proposal is no longer required.

If during such 48-hour notice period any revisions are made to the superior proposal that our board of directors in its good faith judgment determines are material (which would include an adjustment to the purchase price), we would be required to deliver a new written notice to VISTAR and Merger Sub and to comply with the foregoing requirements but the notice period will be reduced to 24 hours.

Notwithstanding the foregoing, we will not be entitled to enter into any agreement (other than certain confidentiality agreements) with respect to a superior proposal unless the merger agreement is concurrently terminated by its terms and we have paid concurrently to VISTAR the termination fee described in further detail below in “— Termination Fees — Effects of Terminating the Merger Agreement.”

Nothing in the merger agreement will prohibit us or our board of directors from complying with Rules 14d-9 or 14e-2(a) promulgated under the Exchange Act or from making any disclosure to our shareholders if, in the good faith judgment of the board of directors or any committee thereof, after consultation with outside counsel, the failure to do so would reasonably be expected to violate its obligations under applicable law or is otherwise required under applicable law; provided, however, that neither we nor our board of directors (or any committee thereof) will be permitted to recommend that our shareholder tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any acquisition proposal), unless our board of directors makes an adverse recommendation change (any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) will be considered an adverse recommendation change unless our board of directors expressly reaffirms its recommendation at least two business days prior to our shareholders’ meeting if VISTAR has delivered to us a written request to do so at least 48 hours (or such shorter period as is practicable if 48 hours is impracticable) prior to the time such reaffirmation is to be made.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the consummation of the merger, whether before or after our shareholders have approved the merger agreement:

•	by mutual written consent of PFG and VISTAR; or

•	by either PFG or VISTAR, if:

•	the merger has not been consummated by 11:59 p.m. New York City time on July 31, 2008, except that this right to terminate in this situation will not be available to any party whose breach in any material respect of its obligations under the merger agreement has been the proximate cause of the failure of the merger to be consummated by such date;

•	a court of competent jurisdiction or other governmental entity has issued a final, non-appealable order, decree or ruling or taken any other action, or there exists any statute, rule or regulation, in each case preventing or otherwise prohibiting the consummation of the merger or that otherwise has the effect of making the merger illegal; provided, however, that the right to terminate the merger agreement in this situation is not available to any party whose breach in any material respect of its obligations under the merger agreement has been the proximate cause of such restraint on completing the merger; or

•	PFG’s shareholders fail to approve the merger agreement upon a vote at a duly held meeting to obtain such approval at which a quorum is present; or

•	by VISTAR if:

•	PFG’s board of directors withdraws, qualifies or modifies, or publicly proposes to withdraw, qualify or modify, in a manner adverse to VISTAR, the recommendation of PFG’s board of directors that PFG’s shareholders approve the merger agreement;

•	PFG’s board of directors recommends or publicly proposes to recommend to PFG’s shareholders or approves or publicly proposes to approve an acquisition proposal;

•	PFG’s board of directors fails to include in this proxy statement its recommendation that PFG’s shareholders approve the merger agreement; or

•	there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of PFG under the merger agreement which would result in VISTAR’s and Merger Sub’s conditions to closing under the merger agreement not to be satisfied (and the breach or inaccuracy is not cured or the condition not satisfied within 20 business days after receipt of written notice thereof or the breach or inaccuracy is not reasonably capable of being cured prior to July 31, 2008 or the condition is not reasonably capable of being satisfied prior to July 31, 2008) and neither VISTAR nor Merger Sub is in material breach of its representations, warranties, covenants and obligations under the merger agreement so as to cause PFG’s conditions to closing under the merger agreement not to be satisfied; or

•	by PFG if:

•	under certain circumstances, prior to our shareholders approval of the merger agreement, PFG concurrently enters into a definitive agreement with respect to a superior proposal or our board of directors withdraws, qualifies or modifies, or publicly proposes to withdraw, qualify or modify, in a manner adverse to VISTAR, the recommendation of our board of directors that the shareholders approve the merger agreement or our board of directors recommends or publicly proposes to recommend to PFG’s shareholders or approves or publicly proposes to approve an acquisition proposal; provided that we have paid to VISTAR the termination fee as described below;

•	there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of VISTAR or Merger Sub under the merger agreement which would result in PFG’s conditions to closing under the merger agreement not to be satisfied (and the breach or inaccuracy is not cured or the condition not satisfied within 20 business days after receipt of written notice thereof or the breach or inaccuracy is not reasonably capable of being cured prior to July 31, 2008 or the condition is not reasonably capable of being satisfied prior to July 31, 2008) and we are not in material breach of our representations, warranties, covenants and obligations under the merger agreement so as to cause VISTAR’s and Merger Sub’s conditions to closing not to be satisfied; or

•	the conditions to the obligations of VISTAR and Merger Sub to close under the merger agreement have been satisfied (except for delivery of our officer’s certificate) and continue to be satisfied and VISTAR has failed to consummate the merger by the second business day following July 31, 2008.

Termination Fees

Termination Fees Payable by PFG

Under certain circumstances, as described in more detail below, we have agreed to pay VISTAR by wire transfer of same day funds a termination fee of $40.0 million. Had we terminated the merger agreement during the go-shop period under circumstances in which the termination fee would have been payable, the termination fee would have been $20.0 million. Because we did not receive any acquisition proposals during the go-shop period, any termination fee payable by us following a termination of the merger agreement will be $40.0 million.

We will pay the $40.0 million termination fee to VISTAR if VISTAR terminates the merger agreement because:

•	our board of directors withdraws, qualifies or modifies, or publicly proposes to withdraw, qualify or modify, in a manner adverse to VISTAR, its recommendation that our shareholders approve the merger agreement;

•	our board of directors recommends or publicly proposes to recommend to our shareholders or approves or publicly proposes to approve an acquisition proposal; or

•	our board of directors failed to include in this proxy statement its recommendation that our shareholders approve the merger agreement.

We will also pay the $40.0 million termination fee to VISTAR if, prior to our shareholders’ approval of the merger agreement, we terminate the merger agreement under the circumstances in the merger agreement described in “Special Meeting of PFG Shareholders — Change of Recommendation/Termination in Response to Superior Proposal” in order to enter into a definitive agreement with respect to an acquisition proposal.

Finally, we will pay the $40.0 million termination fee to VISTAR if a bona fide acquisition proposal shall have been made directly to our shareholders or any person shall have publicly announced an intention to make an acquisition proposal or an acquisition proposal shall have otherwise become publicly known and following such event:

•	the merger agreement is terminated by either VISTAR or us pursuant to the provision that allows such a termination if the merger has not been consummated by 11:59 p.m. New York City time on July 31, 2008 and the terminating party’s breach in any material respect of its obligations under the merger agreement has not been the proximate cause of the failure of the merger to be consummated by such date; or

•	the merger agreement is terminated by VISTAR pursuant to the provision that allows such a termination if there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of ours under the merger agreement which would result in VISTAR and Merger Sub’s conditions to closing under the merger agreement not to be satisfied (and the breach or inaccuracy is not cured or the condition not satisfied within 20 business days after receipt of written notice thereof or the breach or inaccuracy is not reasonably capable of being cured prior to July 31, 2008 or the condition is not reasonably capable of being satisfied prior to July 31, 2008) and neither VISTAR nor Merger Sub is in material breach of its representations, warranties, covenants and obligations under the merger agreement so as to cause our conditions to closing under the merger agreement not to be satisfied; or

•	the merger agreement is terminated by either VISTAR or us pursuant to the provision that allows such a termination if upon a vote at a duly held meeting to obtain shareholder approval of the merger agreement at which a quorum is present, shareholder approval of the merger agreement is not obtained, and within 12 months after such termination, we enter into, or submit to our shareholders for approval, a definitive agreement with respect to an acquisition proposal, or consummate an acquisition proposal (in each case using “50%” in the definition of acquisition proposal instead of “20%”), which in each case need not be the same acquisition proposal that was publicly announced or made known prior to the termination of the merger agreement.

Reimbursement of VISTAR’s Expenses

We have also agreed to pay up to a total maximum payment by us of $7.5 million (without duplication of any termination fee) of VISTAR’s and its affiliates’ reasonably documented out-of-pocket fees and expenses incurred in connection with the transactions contemplated by the merger agreement if we or VISTAR terminate the merger agreement because our shareholders fail to approve the merger agreement at a duly called meeting of our shareholders to obtain such approval. We are also obligated to pay such fees and expenses if we terminate the merger agreement pursuant to a termination right available to us under the merger agreement when we or VISTAR could have terminated the merger agreement because our shareholders had failed to approve the merger agreement at a duly called meeting of our shareholders to obtain such approval.

Termination Fee Payable by VISTAR

VISTAR has agreed to pay us by wire transfer of immediately available funds a termination fee of $40.0 million if:

•	we terminate the agreement because VISTAR or Merger Sub have breached a representation, warranty, covenant or agreement in the merger agreement such that our closing conditions have not been satisfied and the breach has not been cured within the 20-business day cure period or such breach is not reasonably capable of being cured prior to July 31, 2008 or such condition is not reasonably capable of being satisfied prior to July 31, 2008; or

•	we terminate the merger agreement because the merger has not been consummated on the second business day after July 31, 2008 and all of the conditions to VISTAR’s and Merger Sub’s obligations to close the merger (other than the delivery of our officer’s certificate) have been satisfied and at the time of such termination such conditions continue to be satisfied.

Limited Guarantees, Limited Remedies; Maximum Recovery

In connection with the merger agreement, private equity funds affiliated with each of Blackstone and Wellspring have executed limited guarantees in which they each agree to guarantee the due and punctual payment of up to $30.0 million and $10.0 million, respectively of the VISTAR termination fee subject to the terms and limitations set forth in the merger agreement and the limited guarantees, including a cap on each fund’s liability under each of the limited guarantees. If the $40.0 million VISTAR termination fee is paid following a termination of the merger agreement in connection with which PFG is entitled to receive payment of the VISTAR termination fee, then receipt of payment of the VISTAR termination fee shall be the sole and exclusive remedy of PFG and PFG’s subsidiaries against VISTAR, Merger Sub, and any of their respective current, former or future representatives, affiliates, directors, officers, employees, partners, managers, members, or stockholders for any loss or damage suffered as a result of the breach of the merger agreement or any representation, warranty, covenant or agreement contained therein by VISTAR or Merger Sub or the failure of the merger to be consummated. The merger agreement also provides that PFG shall not be entitled to an injunction or injunctions to prevent breaches of the merger agreement by VISTAR or Merger Sub or to enforce specifically the terms and provisions of the merger agreement.

Notwithstanding anything to the contrary in the merger agreement, to the extent that PFG incurs any losses or damages in connection with the merger agreement or the transactions contemplated thereby, under the merger agreement the maximum aggregate liability of VISTAR and Merger Sub is limited to $40.0 million, inclusive of any termination fee, and the maximum liability, directly or indirectly, of each of the Blackstone and Wellspring private equity funds party to the limited guarantees is limited to the express obligations of the funds under their respective limited guarantees. Each limited guarantee will remain in full force and effect until the earlier of:

•	the closing as defined in the merger agreement and the payment of the aggregate merger consideration specified therein;

•	the receipt by PFG or its affiliates of the full and final payment of the VISTAR termination fee of $40.0 million;

•	the termination of the merger agreement under certain circumstances that do not give rise to VISTAR’s obligation to pay the VISTAR termination fee to PFG; and

•	the six month anniversary of any other termination of the merger agreement in accordance with its terms, except as to a claim for payment of the VISTAR termination fee presented by PFG to VISTAR, Merger Sub, or the (Blackstone or Wellspring) guarantor fund party to the limited guarantee prior to such date that sets forth in reasonable detail the basis for such claim and that the guarantor fund shall not be required to pay any claim not submitted on or before the six month anniversary of such termination of the merger agreement.

If PFG or any of its affiliates asserts a claim other than as permitted under the limited guarantees, including that the limitations on each guarantor’s liability under the limited guarantees or that any provision of the limited guarantees, are illegal, invalid, or unenforceable in whole or in part, then the limited guarantees will immediately terminate and become null and void by their terms.

Fees and Expenses

Except as otherwise described under “— Effects of Terminating the Merger Agreement,” and subject to certain limited exceptions, all costs and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such expenses whether or not the merger is consummated.

Employee Benefits

The surviving corporation has agreed to pay to each employee who continues as an employee of PFG during the benefits continuation period (one year from the effective time of the merger) salary, wages, cash incentive opportunities, severance, medical benefits and other welfare benefit plans programs and arrangements which are at least comparable in the aggregate to those provided by us prior to the closing of the merger; provided, that with respect to continuing employees who are subject to employment agreements and/or change of control agreements or arrangements that have not been superseded by agreements with VISTAR, the surviving corporation shall expressly assume the agreements or arrangements, and fulfill all obligations under the agreements or arrangements. During the benefits continuation period, the surviving corporation has agreed to pay, subject to the terms and conditions as it shall establish and the terms of applicable employment agreements, any continuing employee whose employment is involuntarily terminated by VISTAR, the surviving corporation or any of their subsidiaries without cause an amount of severance pay in cash equal to the amount of cash severance pay that would have been payable to the continuing employee under the terms of the severance policy applicable to the continuing employee immediately prior to the date of the merger agreement or, if applicable, the continuing employee’s employment agreement.

The merger agreement also provides that the surviving corporation shall:

•	waive any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the surviving corporation that a continuing employee is eligible to participate in following the effective time of the merger to the extent the exclusions or waiting periods were inapplicable to, or had been satisfied by, the continuing employee immediately prior to the effective time of the merger under the relevant plan in which the continuing employee participated;

•	provide each continuing employee with credit for any co-payments and deductible paid prior to the effective time in satisfying any applicable deductible or out-of-pocket requirements; and

•	to the extent that any continuing employee is allowed to participate in any employee benefit plan of VISTAR, the surviving corporation or any of their subsidiaries following the effective time of the merger, cause the plan to recognize the service of the continuing employee with PFG and our subsidiaries prior to the effective time of the merger for purposes of eligibility to participate, vesting and benefit accrual (but not for benefit accrual under any defined benefit, retiree welfare or similar plan) to the extent of the service.

Under to the merger agreement, we are also required to suspend the offering period under our Employee Stock Purchase Plan, which we refer to as the ESPP, as of the date of the merger agreement and ensure that there are no outstanding rights of participants under the ESPP following its termination as of the effective time of the merger. With respect to persons participating in the ESPP on the date of the merger agreement (and who have not withdrawn from or otherwise ceased participation in the ESPP prior to that date), we must apply accumulated contributions on that date to the deemed purchase of PFG common stock in accordance with the ESPP’s terms.

Takeover Statute

Each of PFG and VISTAR has agreed that if any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation becomes applicable to the transactions contemplated by the merger agreement, they and their respective boards of directors will grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by the merger agreement may be consummated as promptly as possible on the terms contemplated by the merger agreement, and otherwise to act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated by the merger agreement.

Public Announcements

Each of PFG, VISTAR and Merger Sub has agreed to not disseminate any press release or other public announcement concerning the merger or the merger agreement or the other transactions contemplated by the merger agreement to any third party, except as may be required by applicable law or by any listing agreement with the NASDAQ Global Select Market, without the prior consent of the other parties to the merger agreement (which consent shall not be unreasonably withheld). However, VISTAR’s consent will not be required, and we need not consult with VISTAR, in connection with any press release or public statement to be issued or made with respect to any acquisition proposal or adverse recommendation change as described above. In addition, without the prior consent of the other parties to the merger agreement, we may communicate with customers, vendors, suppliers, financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable law and we may disseminate the information included in a press release or other document previously approved for external distribution by VISTAR.

Indemnification and Insurance

The merger agreement provides that the charter and/or bylaws of the surviving corporation shall contain provisions with respect to indemnification not less favorable than those set forth in our charter and bylaws as of the date the merger agreement was signed, and the provisions may not (except as necessary to comply with applicable law) be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would adversely affect the rights under those provisions of individuals who at, or prior to, the effective time of the merger were directors or officers of PFG.

In addition, the merger agreement provides that PFG shall, to the fullest extent permitted under applicable law or under our charter, bylaws or any applicable indemnification agreements, and regardless of whether the merger becomes effective, indemnify, defend and hold harmless, and, after the effective time of the merger, the surviving corporation shall to the fullest extent permitted under applicable law, indemnify, defend and hold harmless each present and former director or officer of PFG or any of our subsidiaries against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (x) the fact that the person is or was an officer, director, employee, agent or other fiduciary of PFG or our subsidiary or (y) the merger agreement or the transactions contemplated by the merger agreement, whether in any case asserted or arising before or after the effective time of the merger. The surviving corporation has agreed to, and VISTAR has agreed to cause the surviving corporation to promptly advance, to the fullest extent permitted by law, to the party his or her legal expenses (including the cost of any investigation and preparation incurred in connection therewith); provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the Tennessee Business Corporation Act, to repay the advances if it is finally judicially determined that the person is not entitled to indemnification.

The merger agreement also provides that the surviving corporation shall honor and fulfill in all respects the obligations of PFG pursuant to indemnification agreements with our directors, officers, employees or agents existing at or prior to the effective time of the merger to the fullest extent permitted by applicable law or under the relevant charter or bylaws.

The merger agreement further provides that the surviving corporation shall obtain a “tail” insurance policy from an insurance carrier with the same or better credit rating as our current insurance carrier with respect to directors’ and officers’ liability insurance that provides coverage for the six years following the effective time of the merger at least comparable in amount and scope to the coverage provided under our directors and officers insurance policy in effect as of the effective time of the merger for the individuals who are or were directors and officers of PFG or any of our subsidiaries for claims arising from facts or events occurring prior to the effective time of the merger. If PFG is unable to obtain the “tail” insurance policies for a cost of less than 200% of the last annual premium paid by PFG for such directors’ and officers’ insurance policy, PFG shall be entitled to obtain as much comparable “tail” insurance as possible for a premium equal to that specified dollar amount.

Amendment, Extension and Waiver

The parties may amend the merger agreement at any time; provided, however, that after our shareholders adopt the merger agreement, there shall be no amendment that by law requires further approval by our shareholders without the approval having been obtained. All amendments to the merger agreement must be in writing signed by us, VISTAR and Merger Sub.

At any time before the consummation of the merger, each of the parties to the merger agreement may, by written instrument:

•	extend the time for the performance of any of the obligations or other acts of the other parties thereto; or

•	waive compliance with any of the agreements or conditions contained in the merger agreement.

Our board of directors recommends that you vote “FOR” the approval of the merger agreement.

MARKET PRICE OF PFG’S COMMON STOCK

Our common stock is quoted on the NASDAQ Global Select Market under the symbol “PFGC” and has been since July 3, 2006. Prior to that time it was quoted on the NASDAQ National Market under the same symbol. The following table sets forth, on a per share basis for the fiscal quarters indicated, the high and low sales prices for our common stock as reported on the NASDAQ Global Select Market and its predecessor, the NASDAQ National Market.

	High	Low

FISCAL YEAR ENDED DECEMBER 31, 2005
First Quarter	$29.58	$23.79
Second Quarter	30.42	25.89
Third Quarter	32.00	28.18
Fourth Quarter	32.27	26.99
FISCAL YEAR ENDED DECEMBER 30, 2006
First Quarter	$32.49	$25.45
Second Quarter	33.45	29.24
Third Quarter	30.96	23.30
Fourth Quarter	29.75	26.26
FISCAL YEAR ENDED DECEMBER 29, 2007
First Quarter	$30.96	$27.35
Second Quarter	35.88	30.88
Third Quarter	33.49	27.29
Fourth Quarter	30.62	24.64
FISCAL YEAR ENDING DECEMBER 27, 2008
First Quarter (through March 26, 2008)	$33.09	$23.04

The closing sale price of PFG common stock on the NASDAQ Global Select Market on January 17, 2008, the last trading day prior to the announcement of the merger, was $24.19 per share. The $34.50 per share to be paid for each share of PFG common stock pursuant to the merger represents a premium of 33.4% over the average closing share price for the 30 trading days ended January 17, 2008. On          , 2008, the most recent practicable date before this proxy statement was printed, the closing price for the PFG common stock on the NASDAQ Global Select Market was $     per share. You are encouraged to obtain current market quotations for PFG common stock in connection with voting your shares.

PFG has never declared or paid a cash dividend on the PFG common stock. It is the present policy of our board of directors not to declare or pay cash dividends on the PFG common stock, and we are currently restricted by the merger agreement from paying cash dividends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 17, 2008, concerning the common stock of PFG beneficially owned by (1) each person who is known to us to own beneficially more than 5% of our outstanding common stock, (2) each of our directors, (3) the persons named in our summary compensation table in our annual meeting proxy statement filed with the SEC on April 4, 2007, and (4) all executive officers and directors as a group.

	Amount and Nature of	Percent of
Name & Address of Beneficial Owner**	Beneficial Ownership(1)	Class(2)

Prudential Financial, Inc.	3,426,272(3)	9.6%
751 Broad Street
Newark, New Jersey 07102

Dimensional Fund Advisors Inc.	2,944,078(4)	8.3%
1299 Ocean Avenue 11th Floor
Santa Monica, California 90401

Axa Financial, Inc.	2,414,367(5)	6.8%
1290 Avenue of the Americas
New York, New York 10104

Barclays Global Investors, NA	1,991,639(6)	5.6%
45 Fremont Street
San Francisco, California 94105

The Bank of New York Mellon Corporation	1,959,090(7)	5.5%
One Wall Street, 31st Floor
New York, New York 10286

FMR LLC	1,834,435(8)	5.2%
82 Devonshire Street
Boston, Massachusetts 02109

Charles E. Adair	54,000	*

Mary C. Doswell	27,000(9)	*

Fred C. Goad, Jr.	64,000(10)	*

Timothy M. Graven	45,000	*

John E. Stokely	50,908	*

Robert C. Sledd	657,980(11)	1.8%

Steven L. Spinner	190,182(12)	*

Other Named Executive Officers		*

John D. Austin	83,491	*

Thomas Hoffman	93,905	*

Joseph J. Paterak, Jr.	38,744	*

Charlotte E. Perkins	11,810	*

All directors and executive officers as a group (13 persons), including the foregoing directors and Named Executive Officers	1,366,345(13)	3.8%

*	Indicates beneficial ownership of less than 1%.

**	Except as otherwise indicated below, the address of our directors and executive officers is c/o Performance Food Group Company, 12500 West Creek Parkway, Richmond, Virginia 23238.

(1)	Unless otherwise noted, the indicated owner has sole voting power and sole investment power. Includes shares which may be acquired pursuant to stock options and stock appreciation rights exercisable within 60 days of March 17, 2008 as follows: Mr. Sledd, 319,400; Mr. Spinner, 87,850; Mr. Adair, 40,000;

Ms. Doswell; 20,500, Mr. Goad, 35,000; Mr. Graven, 25,000; Mr. Stokely, 45,750; Mr. Austin, 68,250; Mr. Hoffman, 49,000; Mr. Paterak, 26,000; and Ms. Perkins, 3,000.

(2)	Percentages reflected in the table are based on 35,591,254 shares of PFG common stock outstanding and entitled to vote on March 17, 2008. Shares issuable upon exercise of stock options and stock appreciation rights that are exercisable within 60 days of March 17, 2008, are considered outstanding for the purposes of calculating the percentage of total outstanding common stock owned by directors and executive officers, and by directors and executive officers together as a group, but the shares are not considered outstanding for the purposes of calculating the percentage of total outstanding PFG common stock owned by any other person or group.

(3)	Based solely on information contained in a Schedule 13G filed by Prudential Financial, Inc. with the SEC on February 6, 2008.

(4)	Based solely on information contained in a Schedule 13G filed by Dimensional Fund Advisors Inc. with the SEC on February 6, 2008.

(5)	Based solely on information contained in a Schedule 13G filed by AXA Financial, Inc. with the SEC on February 14, 2008.

(6)	Based solely on information contained in a Schedule 13G filed by Barclays Global Investors, NA with the Securities and Exchange Commission on February 6, 2008.

(7)	Based solely on information contained in a Schedule 13G filed by Bank of New York Mellon Corporation with the SEC on February 14, 2008.

(8)	Based solely on information contained in a Schedule 13G filed by FMR LLC with the SEC on February 14, 2008.

(9)	Includes 900 shares held by Ms. Doswell’s children.

(10)	Includes 3,000 shares held by Mr. Goad’s wife for which Mr. Goad disclaims beneficial ownership.

(11)	Includes 54,000 shares held by Mr. Sledd as trustee for the benefit of his children, 2,500 shares held by Mr. Sledd’s wife for which Mr. Sledd disclaims beneficial ownership and 87,876 shares that are pledged.

(12)	Includes 4,230 shares held by Mr. Spinner as trustee for the benefit of his children.

(13)	Includes 745,250 shares which may be acquired pursuant to stock options and stock appreciation rights exercisable within 60 days of March 17, 2008.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of PFG and the effectiveness of internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 30, 2006, incorporated by reference in this proxy statement, have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their reports appearing in the Annual Report on Form 10-K.

ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING (PROPOSAL NO. 2)

We may ask our shareholders to vote on a proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the adjournment or postponement to approve the merger agreement. We currently do not intend to propose adjournment or postponement at our special meeting if there are sufficient votes to approve the merger agreement. If the proposal to adjourn or postpone our special meeting for the purpose of soliciting additional proxies is submitted to our shareholders for approval, the approval requires that there are more votes in favor of adjournment or postponement than votes against adjournment or postponement.

Our board of directors recommends that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Future Shareholder Proposals

If the merger is consummated, we will not have public shareholders and there will be no public participation in any future meeting of shareholders. However, if the merger is not completed, we expect to hold a 2008 annual meeting of shareholders. Shareholders intending to submit proposals should send such proposals in writing, by certified mail, return receipt requested, to Joseph J. Traficanti, Secretary, Performance Food Group Company, 12500 West Creek Parkway, Richmond, Virginia 23238. To be included in the proxy statement and form of proxy relating to PFG’s 2008 Annual Meeting of Shareholders or to be presented at PFG’s 2008 Annual Meeting of Shareholders, if the annual meeting is within 30 days of May 15, 2008, proposals must have been received by PFG prior to December 6, 2007. To be included in the proxy statement and form of proxy relating to PFG’s 2008 Annual Meeting of Shareholders or to be presented at PFG’s 2008 Annual Meeting of Shareholders, if the annual meeting is more than 30 days from May 15, 2008, proposals must be received by PFG a reasonable time before PFG begins to print and send its proxy materials.

Householding of Special Meeting Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. PFG and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us, or our transfer agent, if you hold registered shares. You can notify us by sending a written request to Performance Food Group Company, Attention: Treasurer, 12500 West Creek Parkway, Richmond, Virginia 23238, or by calling the Treasurer at (804) 484-7700. You can notify our transfer agent, Bank of New York Mellon, by sending them a written request to BNY Mellon Shareowner Services, 480 Washington Boulevard, Jersey City, New Jersey 07310-1900 or by calling 1-877-296-3703.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents PFG files with the SEC by going to the “Investors” section of our website at www.pfgc.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement and is not incorporated by reference.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document, are not necessarily complete and each statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

PFG Filings:	Periods

Annual Report on Form 10-K	Year ended December 29, 2007
Proxy Statement on Form 14A	Filed April 4, 2007
Current Reports on Form 8-K	Filed January 14, 2008, January 18, 2008, February 26, 2008, March 5, 2008 and March 24, 2008

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this proxy statement.

You may request a copy of the documents incorporated by reference into this proxy statement, excluding exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents, without charge by writing to or telephoning us. Requests for documents should be directed to the Office of Treasurer, Performance Food Group Company, 12500 West Creek Parkway, Richmond, Virginia 23238, telephone: (804) 484-7700. If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED AS OF          , 2008. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

Agreement and Plan of Merger

Annex A

[EXECUTION COPY]

AGREEMENT AND PLAN OF MERGER

by and among

VISTAR CORPORATION,

PANDA ACQUISITION, INC.

and

PERFORMANCE FOOD GROUP COMPANY

Dated as of January 18, 2008

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of January 18, 2008, is by and among VISTAR Corporation (“Parent”), a Colorado corporation, Panda Acquisition, Inc. (“Merger Sub”), a newly-formed Delaware corporation and a direct wholly-owned subsidiary of Parent, and Performance Food Group Company (the “Company”), a Tennessee corporation.

WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has (i) determined that it is in the best interests of the Company and the shareholders of the Company, and has adopted and approved and declared it advisable for the Company, to enter into this Agreement with Parent and Merger Sub providing for the merger of Merger Sub with and into the Company in accordance with the Tennessee Business Corporation Act (the “TBCA”) for the benefit of the shareholders of the Company, upon the terms and subject to the conditions set forth herein, and (ii) resolved to recommend approval of this Agreement by the shareholders of the Company;

WHEREAS, the Boards of Directors of Parent and Merger Sub have each approved and declared it advisable to enter into this Agreement providing for the Merger in accordance with the Delaware General Corporation Law and the TBCA, upon the terms and conditions set forth herein;

WHEREAS, as a condition and material inducement to the Company’s willingness to enter into this Agreement, the Sponsors and the Lenders have delivered to Parent the Debt Commitment Letters and the Sponsors have delivered to Parent the Equity Commitment Letters and the Limited Guarantees; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated hereby and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.  The Merger.

Section 1.1  The Merger; Effects of the Merger.

(a) At the Effective Time, upon the terms and subject to the conditions of this Agreement, and in accordance with the TBCA and other applicable Tennessee law, the Company and Merger Sub shall consummate a merger (the “Merger”) pursuant to which Merger Sub shall be merged with and into the Company, and the Company shall continue as the surviving corporation of the Merger (sometimes hereinafter referred to as, the “Surviving Corporation”).

(b) The Merger shall have the effects set forth in the Articles of Merger and in the applicable provisions of the TBCA and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time: (i) Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease; (ii) the Surviving Corporation shall continue to be governed by the laws of the State of Tennessee; (iii) the corporate existence of the Surviving Corporation with all its property, rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger; and (iv) all the property, rights, privileges, immunities, powers and franchises of Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(c) The charter of the Surviving Corporation shall be amended and restated at the Effective Time in form and substance reasonably acceptable to the parties, and, as so amended, such charter shall be the charter of the Surviving Corporation until thereafter changed or amended as provided therein or by the TBCA, consistent with the obligations set forth in Section 6.5.

(d) The bylaws of Merger Sub, as in effect immediately prior to the Effective Time and in form and substance reasonably acceptable to the parties, shall be the bylaws of the Surviving Corporation, except as to the name of the Surviving Corporation, until thereafter amended as provided by the TBCA, the charter of the Surviving Corporation and such bylaws, consistent with the obligations set forth in Section 6.5.

Section 1.2  Closing.  The closing of the Merger (the “Closing”) will take place at 11:00 a.m. (New York time) at the offices of Bass, Berry & Sims PLC, 315 Deaderick Street, Suite 2700, Nashville, Tennessee 37238 on a date to be specified by the parties, such date to be no later than the later of (a) the second business day after satisfaction or waiver of all of the conditions set forth in Section 7 capable of satisfaction prior to the Closing (it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of the conditions that by their terms are to be satisfied at Closing), and (b) the earlier of (x) a date during the Marketing Period to be specified by Parent on no less than two business days’ notice to the Company (it being understood that such date may be conditioned upon the simultaneous completion of Parent’s financing) and (y) the final day of the Marketing Period, unless another time, date and/or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3  Effective Time.  At the Closing, Parent, Merger Sub and the Company shall cause the Merger to be consummated by executing and filing articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Tennessee as provided in the TBCA. The Merger shall become effective at the time and date on which the Articles of Merger have been duly filed with the Secretary of State of the State of Tennessee or such later time and date as is specified in the Articles of Merger, such time referred to herein as the “Effective Time.” Parent, Merger Sub and the Company shall make all other filings or recordings required under the TBCA or other applicable Laws in connection with the Merger.

Section 1.4  Directors and Officers of the Surviving Corporation.  The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s charter and bylaws.

Section 2.  Conversion of Securities.

Section 2.1  Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any shares of outstanding common stock of the Company, par value $0.01 per share (“Company Common Stock”), or the other securities described below:

(a) Conversion of Shares of Company Common Stock.  Each issued and outstanding share of Company Common Stock (other than shares of Company Common Stock to be cancelled in accordance with Section 2.1(c) or shares of the Company Common Stock owned by any of the Company Subsidiaries which shall remain outstanding) and Restricted Shares to be cancelled in accordance with Section 2.3(b), shall be cancelled and converted into the right to receive $34.50 in cash, without interest (the “Per Share Price”), payable to the holder thereof (the “Merger Consideration”), upon the surrender in accordance with Section 2.4 of the certificate that formerly evidenced such shares, or as otherwise specified for Book-Entry Shares (as defined below), with this provision being for the benefit of the holders of the Company Common Stock. From and after the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of Book Entry Shares or a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right, subject to Section 2.5 and Section 2.6, to receive the applicable Merger Consideration therefor.

(b) Merger Sub Common Stock.  Each issued and outstanding share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into, be exchanged for and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(c) Cancellation of Parent-Owned Stock.  All shares of Company Common Stock owned by Parent or Merger Sub immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) Adjustments.  The Per Share Price shall be appropriately adjusted for any stock dividend, stock split, recapitalization, reclassification or like transaction affecting the Company Common Stock after the date hereof and prior to the Effective Time.

Section 2.2  Dissenting Shares.

(a) Dissenters’ rights under the TBCA are not available to the holders of Company Common Stock for the transactions contemplated by this Agreement, unless the Company Common Stock is delisted from the Nasdaq Global Select Market (including any successor exchange, “NASDAQ”) prior to the Effective Time.

Section 2.3  Company Options, Restricted Shares, Stock Appreciation Rights and ESPP.  Except to the extent otherwise agreed in writing by the Company and Parent prior to the Effective Time:

(a) The Company shall ensure that, (i) immediately prior to the Effective Time, each outstanding option to acquire shares of Company Common Stock (“Company Options”) granted under the Company’s 1993 Outside Directors’ Stock Option Plan, as amended, 1993 Employee Stock Incentive Plan, as amended and 2003 Equity Incentive Plan, as amended (collectively, the “Equity Incentive Plans”), shall become fully vested and exercisable (without regard to whether the Company Options are then vested or exercisable), (ii) at the Effective Time, all Company Options not theretofore exercised shall be cancelled and, in exchange therefor, converted into the right to receive a cash payment from the Surviving Corporation in an amount equal to the product of (x) the excess, if any, of the Per Share Price over the exercise price of each such Company Option and (y) the number of shares of Company Common Stock subject to such option to the extent not previously exercised (such payment, if any, to be net of applicable Taxes withheld pursuant to Section 2.5), and (iii) after the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment described in subsection (ii) without interest. In the event the exercise price per share of Company Common Stock subject to a Company Option is equal to or greater than the Per Share Price, the Company shall use its reasonable best efforts to ensure that such Company Option shall be cancelled without consideration and have no further force or effect.

(b) The Company shall ensure that, (i) immediately prior to the Effective Time, each share of Company Common Stock granted subject to vesting or other lapse restrictions pursuant to any Equity Incentive Plan (collectively, “Restricted Shares”) which is outstanding immediately prior to the Effective Time shall vest and become free of such restrictions (without regard to whether the Restricted Shares are then vested or the applicable restrictions have then lapsed) and (ii) at the Effective Time, the holder thereof shall be entitled to receive the Per Share Price with respect to each such Restricted Share in accordance with Section 2.1, less any required withholding Taxes pursuant to Section 2.5.

(c) The Company shall ensure that, (i) immediately prior to the Effective Time, each award of a right under any Equity Incentive Plan (other than Company Options) entitling the holder thereof to shares of Company Common Stock based on the value of Company Common Stock (collectively, “SARs”) which, in each case, is outstanding as of the Effective Time, shall vest and become free of any lapse restrictions (without regard to whether the SARs are then vested or exercisable) and, as of the Effective Time be cancelled, and (ii) at the Effective Time, the holder thereof shall be entitled to receive a cash payment, subject to any appreciation cap set forth in such SAR, from the Surviving Corporation in consideration for such cancellation, in an amount equal to the product of (1) the number of SARs and (2) the excess, if any, of the Per Share Price over the grant price of each such SAR, less any required withholding Taxes pursuant to Section 2.5.

(d) The provisions of Section 2.3(a) shall not apply to the ESPP (as defined below). The Company shall use its reasonable best efforts to ensure that (i) all offering periods in progress under the Company’s Amended and Restated Employee Stock Purchase Plan(the “ESPP” and, together with the Equity Incentive Plans, the “Equity Plans”) are terminated immediately following the date hereof, (ii) there will be no increase in the amount of payroll deductions to be made by participants after the date hereof, (iii) with respect to persons participating in the ESPP on the date on which the offering periods cease (and who have not withdrawn from or otherwise ceased participation in the ESPP prior to such date), accumulated contributions will be deemed to have been applied on such date to the purchase of Company Common Stock in accordance with the ESPP’s terms (treating the date of termination as the last day of the relevant offering period), (iv) at the Effective Time, each share of Company Common Stock issuable under the ESPP will be deemed to have been cancelled and converted into the right to receive the Merger Consideration, such that, as of the Effective Time, on a net basis, each participant shall be entitled to receive, without interest and less any applicable withholding Taxes, an amount in cash equal to the excess of (1) the product of (x) the number of Shares that the participant is deemed to have acquired pursuant to the terms of the ESPP and (y) the Per Share Price, over (2) the aggregate amount of the participant’s purchase price deemed to have been paid in connection with the deemed purchase, and (v) there are no outstanding rights of participants under the ESPP following the Effective Time. The aggregate amount specified in Sections 2.3(a), (b), (c) and (d) with respect to the Company Options, Restricted Shares, SARs and ESPP “Options” is referred to herein as the “Cash Out Amount.”

(e) The Company shall use its reasonable best efforts to ensure that, as of the Effective Time, the Equity Incentive Plans shall terminate and that no person shall have any right under the Equity Incentive Plans, except as set forth herein (including, to the extent necessary, using reasonable best efforts to obtain any necessary consents of the holders of Company Options and SARs in order to give effect to this Section 2.3).

(f) At or promptly after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, deliver the applicable Cash Out Amount to the holders of Company Options, Restricted Shares, SARs and ESPP “Options,” without interest and less any applicable withholding Taxes.

Section 2.4  Exchange of Certificates.

(a) Paying Agent.   Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent for the holders of shares of Company Common Stock, in connection with the Merger (the “Paying Agent”) and to receive the funds to which holders of shares of Company Common Stock will become entitled pursuant to Section 2.1. At or prior to the Effective Time, Parent shall provide, or shall cause to be provided, to the Paying Agent cash necessary to pay for the shares of Company Common Stock to be converted into the right to receive the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”). If for any reason the Exchange Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock shall be entitled under Section 2.1, Parent shall, or shall cause the Surviving Corporation to, promptly deposit additional cash with the Paying Agent sufficient to make all payments of Merger Consideration, and Parent and the Surviving Corporation shall in any event be liable for payment thereof.

(b) Exchange Procedures.  As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause to be mailed to each (i) record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of the Company Common Stock (the “Certificates”) or (ii) holder, as of the Effective Time, of shares of Company Common Stock represented by book-entry (“Book-Entry Shares”), a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only, subject to Section 2.4(c), upon delivery of the Certificates to the Paying Agent) and/or instructions for use in effecting the surrender of the Certificates or Book-Entry Shares for payment of the Merger Consideration therefor. Upon surrender to the Paying Agent of a Certificate or Book Entry Shares for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and/or such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Shares and such Certificate or applicable book-entry shall then be cancelled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the

Merger Consideration payable in respect of the Certificates or Book-Entry Shares. Until surrendered for cancellation as contemplated by this Section 2.4(b), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Section 2.

(c) Lost Certificates.  If any Certificate has been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation or the Paying Agent, the posting by such person of a bond in such amount as the Surviving Corporation or the Paying Agent may reasonably direct as indemnity against any claim that may be made against it or Parent with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto without interest.

(d) Transfer Books; No Further Ownership Rights in Shares of Company Common Stock.  At the Effective Time, the stock transfer books of the Company will be closed and thereafter there will be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled against delivery of the Merger Consideration as provided in this Section 2 without interest.

(e) Termination of Exchange Fund.  At any time following the date that is one year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed (or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures) to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon.

(f) No Liability.  None of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.5  Withholding.  Each of Parent, the Company and the Surviving Corporation is entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from any amounts payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock (including Restricted Shares), Company Options, SARs or ESPP “Options” such amounts as are required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

Section  2.6   Transfer Taxes.  If payment of the Merger Consideration payable to a holder of shares of Company Common Stock pursuant to the Merger is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid all transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered (or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable).

Section 3.  Representations and Warranties of Company.

Except (i) as set forth in the disclosure schedule delivered by Company to Parent on the date hereof (the “Company Disclosure Schedule”) or (ii) as disclosed in, or incorporated by reference into, the Company SEC Reports (as hereinafter defined) filed prior to the date hereof (other than disclosures in the “Risk Factors” sections thereof or any such disclosures included in such filings that are forward-looking in nature), the

Company hereby makes the representations and warranties set forth in this Section 3 to Parent and Merger Sub. The section numbers of the Company Disclosure Schedule are numbered to correspond to the section numbers of this Agreement to which they refer. Any information set forth in one section of the Company Disclosure Schedule will be deemed to apply to each other section or subsection of the Company Disclosure Schedule to which its relevance is reasonably apparent on the face of such disclosure; provided that no matter disclosed in any other section of the Company Disclosure Schedule shall be deemed to be disclosed for purposes of Section 5.1 of this Agreement unless such disclosure is expressly incorporated by reference into Section 5.1 of the Company Disclosure Schedule.

Section 3.1  Organization and Qualification.

(a) The Company and each of the Company subsidiaries (the “Company Subsidiaries”) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the federal, state, local or foreign laws, statutes, regulations, rules, ordinances and judgments, decrees, orders (including any cease and desist orders), writs and injunctions (collectively, “Laws”) of any court or any nation, government, state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government (“Governmental Entity”) of its jurisdiction of organization and has the requisite corporate or similar power and authority to own, lease and operate its properties and assets it purports to own and to carry on its business as now being conducted, except as has not had, individually or in the aggregate, a Company Material Adverse Effect. The Company and each Company Subsidiary that is a significant subsidiary as determined under Rule 1-02 of Regulation S-X of the United States Securities and Exchange Commission (the “SEC”) and as set forth on Section 3.4(a) of the Company Disclosure Schedule (each a “Company Significant Subsidiary”) is qualified or otherwise authorized to transact business as a foreign corporation or other organization in all jurisdictions where the nature of their business or the ownership, leasing or operation of their properties make such qualification or authorization necessary, except for jurisdictions in which the failure to be so qualified or authorized has not had, individually or in the aggregate, a Company Material Adverse Effect. “Company Material Adverse Effect” shall mean for purposes of this Agreement any event, circumstance, change or effect that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, change or effect resulting from or arising out of any of the following shall constitute, a Company Material Adverse Effect: (A) the announcement of the execution of this Agreement or the pendency of consummation of the Merger (including the threatened or actual impact on relationships with customers, vendors, suppliers, distributors, landlords or employees (including, without limitation, the threatened or actual loss, termination, suspension, modification or reduction of, or adverse change in, such relationships)), (B) changes in the national or world economy or national or foreign securities, credit or financial markets as a whole or changes in general economic conditions that affect the industries in which the Company and the Company Subsidiaries conduct their business, so long as such conditions do not adversely affect the Company and the Company Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the industries or markets in which they operate, (C) any change or development in the foodservice distribution industry generally or change or development in the restaurant industry generally or in any segment of the restaurant industry generally in which the Company or any of the Company Subsidiaries’ customers operate, including, but not limited to, quick service and casual and family dining, so long as such changes or developments do not adversely affect the Company and the Company Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the industries or markets in which they operate, (D) the announcement or completion of the closing of the Company’s facility in Magee, Mississippi, (E) any change in applicable Law, rule or regulation or GAAP or interpretation thereof after the date hereof, so long as such changes do not adversely affect the Company and the Company Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the industries or markets in which they operate, (F) any failure by the Company to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period ending on or after the date of this Agreement, (it being understood, however, that any event, circumstance, change or effect underlying such failure not otherwise excluded in the other exceptions (A) through (J) of this definition shall be taken into account in determining whether a Company Material Adverse Effect has occurred), (G) any outbreak or escalation of war or hostilities, any occurrence or threats of terrorist acts or any armed hostilities associated therewith and any national or international calamity, disaster or emergency or any escalation thereof, so long as each of the foregoing do not adversely affect the Company and the Company Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the industries or markets in which they operate, (H) any earthquake, hurricane or other natural disaster, so long as each of the foregoing do not adversely affect the Company and the Company Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the industries or markets in which they operate, (I) a decline in the price, or a change in the trading volume, of the Company Common Stock on the NASDAQ (it being understood, however, that any event, circumstance, change or effect causing or contributing to such decline or change not otherwise excluded in the other exceptions (A) through (J) of this definition shall be taken into account in determining whether a Company Material Adverse Effect has occurred) or (J) taking any action expressly required by this Agreement, or taking or not taking any actions at the request of, or with the express consent of, Parent (other than any obligation to operate the business of the Company in the ordinary course).

(b) The Company has made available to Parent true, correct and complete copies of the charter and bylaws, or other organizational documents, of the Company and each Company Significant Subsidiary as presently in effect. The Company is not in violation of its charter or bylaws. To the knowledge of the Company, the Company Subsidiaries are not in violation of their respective charter or bylaws or other organizational documents.

Section  3.2  Authority.  The Company has all necessary corporate power and authority to enter into, execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing and, subject in the case of consummation of the Merger to the approval of this Agreement by the requisite holders of Company Common Stock, to perform its obligations hereunder and thereunder and consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement and each instrument required hereby to be executed and delivered at the Closing by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than approval of this Agreement by the holders of Company Common Stock and the filing with the Secretary of State of the State of Tennessee of the Articles of Merger as required by the TBCA). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

Section 3.3  Capitalization.

(a) The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock, of which, as of January 15, 2008 (the “Capitalization Date”), 35,505,683 shares (including an aggregate of 633,995 Restricted Shares for which the restrictions have not lapsed) were issued and outstanding and (ii) 5,000,000 shares of Company preferred stock (“Company Preferred Stock”), 1,000,000 of which have been designated Series A Preferred Stock, and none of which were issued and outstanding as of the Capitalization Date.

(b) As of the Capitalization Date, the Company has reserved 4,332,143 shares of Company Common Stock for issuance pursuant to all of the Equity Incentive Plans, of which Company Options to purchase 2,488,949 shares of Company Common Stock were outstanding as of the Capitalization Date (with a weighted average exercise price equal to $29.08), 219,771 SARs were outstanding as of the Capitalization Date (with a weighted average grant price equal to $29.46), and 1,623,423 shares remained available for grant as of such date. The maximum remaining number of shares of Company Common Stock authorized for purchase under the ESPP, as of the Capitalization Date, is 309,997 shares. All shares of Company Common Stock reserved for issuance as specified above, shall be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and will not be issued subject to any preemptive (or similar) rights.

(c) Except for (i) shares of Company Common Stock indicated in Section 3.3(a) as issued and outstanding as of the Capitalization Date and (ii) shares issued after the Capitalization Date as Restricted Shares or upon the exercise of Company Options, SARs, or “Options” under the ESPP in accordance with the terms of the applicable Equity Incentive Plan or ESPP, which awards were granted prior to the date hereof, at the Effective Time there will not be any shares of Company Common Stock issued and outstanding. Except as set forth on Section 3.3(c) of the Company Disclosure Schedule, no Company Options, Restricted Shares, or SARs have been issued since the Capitalization Date.

(d) No registration rights involving the Company securities will survive consummation of the Merger.

(e) Except as set forth on Section 3.3(e) of the Company Disclosure Schedule, there are not authorized or outstanding any subscriptions, options, conversion or exchange rights, warrants, calls, repurchase or redemption agreements, or other agreements, instruments, contracts, claims or commitments of any nature whatsoever obligating the Company or any Company Subsidiary to issue, transfer, deliver, sell, repurchase or redeem, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of the Company Common Stock or other securities of the Company or to make payments with respect to the value of any of the foregoing or obligating the Company to grant, extend or enter into any such agreement or commitment, other than (i) Company Options, Restricted Shares and SARs outstanding on the date hereof, (ii) “Options” issued pursuant to the ESPP, and (iii) shares issued pursuant to the Company’s Amended and Restated Employee Savings and Stock Ownership Plan, as amended, after the date hereof. There are no shareholder agreements, voting trusts, proxies or other agreements or instruments with respect to the voting of the capital stock of the Company to which the Company or any of its officers or directors are a party and, to the knowledge of the Company, no other party is a party to any shareholder agreements, voting trusts, proxies or other agreements or instruments with respect to the voting of the capital stock of the Company. The exercise price per share under each Company Option and each SAR on the date of grant was no less than the fair market value of a share of Company Common Stock (as fair market value is defined in the Equity Incentive Plan pursuant to which such Company Option or SAR was granted).

(f) The Company has no outstanding bonds, debentures, notes or other indebtedness that have the right to vote (or which is convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders may vote.

(g) The Company Common Stock constitutes the only outstanding class of securities of the Company registered under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”).

Section 3.4  Company Subsidiaries.

(a) Section 3.4(a) of the Company Disclosure Schedule sets forth a complete list of the names and jurisdictions of incorporation or organization of each Company Subsidiary. All issued and outstanding shares or other equity interests of each Company Subsidiary have been duly authorized, validly issued, are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of any pledges, charges, liens, encumbrances, restrictions on the transfer, voting or dividend rights, rights of first offer or first refusal, security interests or adverse rights or claims of any nature whatsoever (“Liens”), except for (i) Liens for current taxes and assessments not yet past due or that are being contested in good faith, (ii) Liens imposed by applicable Law, (iii) Liens imposed or granted pursuant to or in connection with the Company’s existing credit facilities or the Company’s receivables facility, and (iv) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business. None of the Company Subsidiaries own any shares of Company Common Stock. Except for the capital stock and other ownership interests in the Company Subsidiaries, the Company does not own, directly or indirectly, capital stock or other voting or equity securities or interests in any Person, or any options, warrants, rights or securities convertible, exchangeable or exercisable therefore and is not a party to any joint ventures or similar arrangements.

(b) There are not any authorized or outstanding subscriptions, options, conversion or exchange rights, warrants, calls, repurchase or redemption agreements, or other agreements, claims, contracts or commitments of any nature whatsoever obligating any Company Subsidiary to issue, transfer, deliver, sell, register, repurchase or redeem, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of the capital stock or other securities of the Company Subsidiary or to make payments with respect to the value of any foregoing or obligating the Company Subsidiary to grant, extend or enter into any such agreement.

Section 3.5  SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) The Company has filed all forms, reports, registrations, statements, certifications and other documents required to be filed by it with, or furnished by the Company to, the SEC for all periods beginning on or after January 1, 2004 (the “Company SEC Reports”). The Company SEC Reports were prepared in accordance with the applicable requirements of the Exchange Act and the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), as applicable, and did not, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are not outstanding or unresolved comments in comment letters received from the SEC. To the knowledge of the Company, as of the date hereof, none of the Company SEC Reports is the subject of ongoing SEC review. No Company Subsidiary is required to file any form, report, registration, statement or other document with the SEC.

(b) The consolidated financial statements contained in the Company SEC Reports (including the related notes, where applicable) (the “Financial Statements”) (i) present fairly, in all material respects, the consolidated financial condition and results of operations and cash flows and statements of shareholders equity of the Company and its consolidated subsidiaries as of and for the periods presented therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments and, with respect to pro forma financial statements, to the qualifications stated therein), (ii) have been prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved, except as otherwise indicated therein or, in the case of the unaudited quarterly financial statements as permitted by Form 10-Q, and (iii) when filed complied as to form in all material respects with the rules and regulations of the SEC with respect thereto. Since December 30, 2006, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Financial Statements in accordance with GAAP, except as described in the notes to such Financial Statements. The management of the Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including the consolidated Company Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and the Company’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company Board of Directors (or persons performing the equivalent functions): (A) all significant deficiencies and material weaknesses within their knowledge in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and (B) any fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company’s principal executive officer and principal financial officer have made, with respect to the Company SEC Reports, all certifications required by the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC. As of the date hereof, the Company has not identified any material weaknesses in the design or operation of the internal controls over financial reporting. As of the date hereof, neither the Company nor any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers of the Company within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002.

(c) Neither the Company nor any Company Subsidiary has any liabilities, whether accrued, absolute, contingent or otherwise, other than liabilities and obligations (i) reflected or reserved against on the Financial Statements in accordance with GAAP or reasonably apparent from the notes or management’s discussion and analysis related thereto, (ii) incurred in connection with the transactions contemplated herein or since the date of the most recently audited Financial Statements in the ordinary course of business consistent with past practice, (iii) discharged or paid prior to the date of this Agreement, or (iv) that have not had, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6  Absence of Certain Changes or Events.   Since December 30, 2006, there have not been any changes, events or circumstances that have had, individually or in the aggregate, a Company Material Adverse Effect. Since December 30, 2006 through the date hereof, except as contemplated by this Agreement, the Company and each Company Subsidiary has conducted its respective business in the ordinary course of business consistent with past practice.

Section 3.7  Compliance with Laws.

(a) The Company and the Company Significant Subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, registration, order, grant or other authorization of a Governmental Entity that is required for the operation of the business of the Company or any of the Company Significant Subsidiaries or the holding of any interest in any of its properties (collectively referred to herein as, the “Permits”), except where the failure to have, or the suspension or cancellation of, any Permit has not had, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, (i) all of such Permits are valid and in full force and effect and neither the Company nor any Company Significant Subsidiary has violated the terms of such Permits, and (ii) no proceeding is pending or, to the knowledge of the Company, threatened in writing to revoke, suspend, cancel, terminate, or adversely modify any Permit.

(b) Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, at all times since January 1, 2006, the Company and the Company Subsidiaries have been, and currently are, in compliance with, have not been, and currently are not, in default or violation of, and have not, to the knowledge of the Company, received any notice of non-compliance, default or violation (which remains uncured) with respect to, any Laws applicable to the business of the Company and the Company Subsidiaries or to which any of its or their properties are bound.

(c) Neither the Company nor any Company Subsidiary is a party to, or has a legally binding commitment to enter into, any joint venture, off balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company or the Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company’s published financial statements or other Company SEC Reports.

Section  3.8  Claims, Actions and Proceedings.  There are no outstanding orders, writs, judgments, injunctions, decrees or other requirements of any court or arbitrator against the Company, any Company Subsidiary or any of their securities, rights, assets or properties that has had, individually or in the aggregate, a Company Material Adverse Effect. There are no actions, suits, claims, investigations (including governmental investigations or inquiries), arbitrations, legal or administrative proceedings or inquiries (collectively, “Actions”) or, to the knowledge of the Company, threatened in writing, against the Company or any Company Subsidiary or any of their securities, rights, assets or properties, except as has not had, individually or in the aggregate, a Company Material Adverse Effect and other than Actions challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit the Merger. As of the date hereof, there are no

Actions pending or, to knowledge of the Company, threatened in writing, against the Company or any Company Subsidiary challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit the Merger.

Section 3.9  Contracts and Other Agreements.

(a) Except for this Agreement, or as set forth in Section 3.9(a) of the Company Disclosure Schedule or in the exhibit lists of any form, report, schedule, registration, statement, certification or other document filed with the SEC, prior to the date hereof, none of the Company nor any Company Subsidiary is a party to or bound by any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit or other instrument or obligation (each, a “Contract”): (i) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed on Form 8-K; (ii) that would obligate the Company or any Company Subsidiary to file a registration statement under the Securities Act, which filing has not yet been made; (iii) relating to indebtedness for borrowed money, guarantees of indebtedness for borrowed money, lines of credit (whether or not drawn), letters of credit, sale and leaseback transactions, operating leases for rolling stock, capitalized lease or surety bonds having, in each case, an outstanding principal amount or involving continuing or contingent obligations of the Company in excess of $5,000,000; (iv) that involves, other than sales or repurchases of inventory in the ordinary course of business, acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other voting securities or equity interests of another person or the Company for aggregate consideration in excess of $5,000,000 and that involves continuing or contingent obligations of the Company or the Company Subsidiaries that are material to the Company and the Company Subsidiaries taken as a whole or is not yet consummated; (v) under which the Company or any Company Subsidiary has advanced or loaned any funds in excess of $1,000,000 or in any one case has guaranteed any obligations of another person in excess of $2,000,000, other than extensions of credit to the Company or the Company Subsidiaries pursuant to the Company’s intercompany relationships, or to customers or vendors in the ordinary course of business consistent with past practice; (vi) that relates to any single or series of related capital expenditures by the Company pursuant to which the Company or any Company Subsidiary has future financial obligations in excess of $3,000,000 (other than purchase orders for the purchase of inventory or real property leases); (vii) to which the Company or any Company Subsidiary is a party along with any other person that is not the Company or a Company Subsidiary, constituting a material general or limited partnership, limited liability company or joint venture (whether limited liability or other organizational form) or material alliance or similar arrangement; (viii) any contract containing any covenant materially limiting the right of the Company or any of the Company Subsidiaries to engage in any line of business or compete with any person in any line of business or in any geographic area, grant any exclusive rights to make, sell or distribute the Company’s products and services; (ix) that would constitute one of the Company’s top seven contracts in terms of revenues received from the sale of products or services (as measured by the revenue derived therefrom during the twelve (12) month period ended September 30, 2007); (x) that was not entered into in the ordinary course of business and requires the payment by the Company or any of the Company Subsidiaries of more than $10,000,000 annually; and (xi) that relates to any material settlement agreement, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with the routine cessation of such employee’s or independent contractor’s employment with the Company, (B) settlement agreements for cash only (which has been paid) and does not exceed $1,000,000 as to such settlement or (C) settlement agreements entered into more than one year prior to the date of this Agreement under which none of the Company or the Company Subsidiaries have any continuing material financial obligations, liabilities or rights (excluding releases). Each such Contract described in clauses (i) through (xi) is referred to herein as a “Material Contract.”

(b) Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, each of the Material Contracts is in full force and effect and is valid and binding on the Company and each Company Subsidiary party thereto and, to the knowledge of the Company, each other party thereto, enforceable against such parties in accordance with their terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(c) Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary has breached, is in default under, or has received written notice of any breach of or default under, any Material Contract, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any Company Subsidiary, and (ii) to the Company’s knowledge, no other party to any Material Contract to which the Company or any Company Subsidiary is a party is in breach or violation of, or default under, such Material Contract or has terminated or notified the Company or any Company Significant Subsidiary in writing of its intention to terminate or not renew such Material Contract. A complete and correct copy, subject to redaction if required pursuant to the terms thereof or if required by applicable Law, of each Material Contract has previously been made available by the Company to Parent or filed by the Company with the SEC.

Section 3.10  Intellectual Property.   Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Company Subsidiary owns, or is licensed or otherwise possesses adequate rights to use, all trademarks, trade names, service marks, service names, mark registrations, logos, assumed names and other source indicators, domain names, registered and unregistered copyrights, software, patents, trade secrets, know-how or proprietary information or other intellectual property and all applications and registrations used in their respective businesses as currently conducted (collectively, the “Intellectual Property”), free and clear of all Liens other than Permitted Liens. Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, (i) the owned Company Intellectual Property has not expired or lapsed and, to the Company’s knowledge, is valid and enforceable, (ii) there are no Actions pending or, to the knowledge of the Company, threatened in writing by any person (x) alleging infringement or violation of its Intellectual Property by the Company or any of the Company Subsidiaries for their conduct of their businesses or their use of the Intellectual Property, or (y) otherwise challenging the Company Intellectual Property, (iii) the conduct of the business of the Company and the Company Subsidiaries does not infringe or violate any Intellectual Property rights of any person, (iv) neither the Company nor any of the Company Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property of the Company or any of the Company Subsidiaries, (v) to the knowledge of the Company, no person is infringing or violating any Intellectual Property of the Company or any of the Company Subsidiaries, (vi) the Company and the Company Subsidiaries take reasonable actions to protect their trade secrets and confidential information and the security of their software, systems and networks.

Section 3.11  Property.   Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Company Subsidiary owns and has good and valid title to all of its owned real property and good title to all its personal property and has valid leasehold interests in all of its leased properties, sufficient to conduct their respective businesses as currently conducted, free and clear of all Liens on the Company’s or any Company Subsidiaries’ ownership or leasehold interest (other than (i) Liens for current taxes and assessments not yet past due or being contested in good faith, (ii) inchoate Liens for construction in progress, (iii) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Company Subsidiary consistent with past practice for sums not yet delinquent or being contested in good faith by appropriate proceedings, (iv) Liens imposed or granted pursuant to or in connection with the Company’s existing credit facilities, accounts receivable facility or other indebtedness, (v) Liens with respect to tenant personal property, fixtures and/or leasehold improvements at the subject premises arising under state statutes and/or principles of common law, (vi) all Liens and other imperfections of title (including matters of record) and encumbrances that do not (x) materially interfere individually or in the aggregate with the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, (y) materially detract from the value or use of the real property or (z) have, individually or in the aggregate, a Company Material Adverse Effect (collectively, “Permitted Liens”)), assuming the timely discharge of all obligations owing under or related to the owned real property, the personal property and the leased property. Except in each case as has not had, individually or in the aggregate, a Company Material Adverse Effect, all leases under which the Company or any of the Company Subsidiaries lease any material real or personal property (each a “Lease” and, collectively, the

“Leases”) are valid and binding against the Company or any of the Company Subsidiaries a party thereto and, to the Company’s knowledge, the counterparties thereto, in accordance with their respective terms (except to the extent that enforcement of the rights and remedies under the Leases are subject to bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law)), and there is not, under any of such Leases, any existing default by the Company or any Company Subsidiaries which, with notice or lapse of time or both, would become a default by the Company or any of the Company Subsidiaries.

Section 3.12  Insurance.  Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with applicable Law, (ii) all policies or binders of material fire, liability, product liability, workers’ compensation, vehicular, directors’ and officers’ and other material insurance held by or on behalf of the Company and the Company Subsidiaries (collectively, the “Company Insurance Policies”) are (a) except for policies that have expired under their terms, in full force and effect, and (b) to the knowledge of the Company, valid and enforceable in accordance with their terms, (iii) neither the Company nor any Company Subsidiary is in breach or default with respect to any provision contained in any such policy or binder and (iv) neither the Company nor any Company Subsidiary has (a) received notice of actual or threatened modification or termination of any material Company Insurance Policy, or (b) received notice of cancellation or non-renewal of any such Company Insurance Policy, other than in connection with ordinary renewals.

Section  3.13  Tax Matters.

(a) For purposes of this Agreement, the term “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means all United States federal, state and local, and all foreign, income, profits, franchise, gross receipts, payroll, transfer, sales, employment, social security, unemployment insurance, workers’ compensation, use, property, excise, value added, ad valorem, estimated, stamp, alternative or add-on minimum, recapture, environmental, capital gain, withholding taxes, any other taxes, and any fees, assessments, liabilities, levies, charges, customs, duties, tariffs, impositions or assessments in the nature of taxes, together with all interest, penalties, fines and additions imposed on or with respect to such amounts, whether disputed or not, including any liability for taxes of a predecessor entity. “Tax Return” (and, with correlative meaning, “Tax Returns”) means any return, declaration, report, claim for refund or information return or similar statement filed or required to be filed with any taxing authority or any other Governmental Entity in connection with Taxes, including any attachments thereto and any amendments thereof.

(b) Except as has not had, individually or in the aggregate, a Company Material Adverse Effect:

(i) All Tax Returns required to be filed by or with respect to the Company and the Company Subsidiaries have been filed or will be filed with the appropriate tax authority within the time and in the manner prescribed by Law. All such Tax Returns are true, correct and complete and all Taxes owed by the Company or the Company Subsidiaries, whether or not shown on any Tax Return, have been timely paid except for Taxes being contested in good faith and for which adequate reserves have been established on the Financial Statements, in accordance with GAAP. No claim (which has not been settled and paid or accrued) has ever been made in writing by any taxing authority in any jurisdiction in which any of the Company or the Company Subsidiaries does not file a Tax Return that the Company or the Company Subsidiaries are or may be subject to taxation by that jurisdiction. Since January 1, 2004, no adjustment relating to any Tax Return of the Company or any Company Subsidiary has been proposed in writing by any Tax Authority (insofar as such adjustment relates to the activities or income of the Company or any Company Significant Subsidiary).

(ii) There are no Liens with respect to Taxes upon any of the assets or properties of the Company or the Company Subsidiaries, other than with respect to Taxes not yet due and payable.

(iii) No audit, assessment, examination, dispute, investigation or judicial or administrative proceeding is currently pending with respect to any Tax Return or Taxes of the Company or the Company

Subsidiaries with respect to which the Company or a Company Subsidiary has been notified in writing. No deficiency for any Taxes has been proposed or assessed in writing against the Company or the Company Subsidiaries, which deficiency has not been paid or accrued in full. All Tax deficiencies determined as a result of any past completed audit with respect to Taxes of the Company and the Company Subsidiaries have been satisfied.

(iv) There are no outstanding requests, agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or the Company Significant Subsidiaries for any taxable period.

(v) With respect to any period ending on or before the date of the latest balance sheet included in the Financial Statements for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, the Company and the Company Subsidiaries have, in accordance with and to the extent required by GAAP, made accruals for such Taxes in their Financial Statements.

(vi) All withholding and payroll Tax requirements required to be complied with by the Company and the Company Subsidiaries (including requirements to deduct, withhold and pay over amounts to any Governmental Entity and to comply with associated reporting and record keeping requirements) have been satisfied or adequate reserves have been established on the Financial Statements in accordance with GAAP.

(vii) Neither the Company nor any Company Subsidiary has any liability for the Taxes of any other person (other than the Company and the Company Subsidiaries) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign Law) by contract or as a transferee or successor.

(viii) The Company has delivered or made available to Parent complete copies of all consolidated federal income Tax Returns of the Company with respect to 2004, 2005 and 2006.

(ix) Neither the Company nor any Company Subsidiary has participated in a “reportable transaction” that has given rise to a disclosure obligation under Section 6011 of the Code and Treasury Regulations promulgated thereunder and that has not been disclosed in the relevant Tax Return of the company or relevant Company Subsidiary.

(x) Neither the Company nor any Company Subsidiary is a party to any joint venture, partnership, or other arrangement (other than an arrangement related to royalties) with unrelated third parties that the parties treat as a partnership for federal or applicable state, local or foreign Tax purposes.

(xi) The Company has not been a “distributing corporation” or a “controlled corporation” within the meaning of Code section 355(a)(1)(A) in a transaction occurring within the past five years.

(xii) Neither the Company nor any of the Company Subsidiaries is a party to any indemnification, allocation, sharing or similar agreement, with respect to Taxes that would give rise to a payment or indemnification obligation (other than agreements among the Company and the Company Subsidiaries).

(xiii) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or any of the Company Subsidiaries.

(xiv) The Company will not be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, or (iii) a prepaid amount received, or paid, prior to the Closing Date.

(xv) Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(xvi) There is no Contract by the Company or any of the Company Subsidiaries covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company by reason of Section 162(m) of the Code with respect to any tax period ending on or before the Effective Time.

(c) The representations and warranties contained in Section 3.5(b), Section 3.13 and Section 3.14 are the only representations and warranties being made by the Company with respect to Taxes related to the Company, any Company Subsidiary, this Agreement or its subject matter, and no other representation and warranty contained in any other section of this Agreement shall apply to any such Tax matters and no other representation or warranty, express or implied, is being made with respect thereto.

Section 3.14  Employee Benefit Plans.

(a) With respect to each material pension, savings, profit sharing, retirement, deferred compensation, employment, change in control, retention, transaction bonus, employee loan, collective bargaining, welfare, fringe benefit, insurance, short and long term disability, medical, death benefit, incentive, bonus, stock, other equity-based, vacation pay, severance pay, cafeteria plan and other plan, program, policy, agreement and arrangement for the benefit of any current or former employee, director or consultant of the Company or any Company Subsidiary (collectively, the “Company Employees”), or their beneficiaries, including each “employee benefit plan” (as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and that is contributed to, sponsored or maintained by the Company and/or by one or more Company Subsidiaries or to which the Company and/or one or more Company Subsidiaries would reasonably be expected to have any present or future liability (each, whether or not material, a “Plan”), the Company has delivered or made available to Parent current, accurate and complete copies of each of the following together with, when applicable, all amendments: (i) the Plan, or, if the Plan has not been reduced to writing, a written summary of its material terms, (ii) if the Plan is subject to the disclosure requirement of Title I of ERISA, the summary plan description, and in the case of each other Plan, any similar employee summary, (iii) if the Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination letter (or opinion letter upon which the Company is entitled to rely) issued by the Internal Revenue Service (“IRS”), (iv) if the Plan is subject to the requirement that a Form 5500 series annual report/return be filed, the three most recently filed annual reports/returns and all exhibits and attachments thereto, (v) all related trust agreements, group annuity contracts and administrative services agreements, and (vi) for each Plan that is funded, the three most recent financial statements and actuarial reports for each such Plan. Section 3.14(a) of the Company Disclosure Schedule sets forth a true and complete list of all material Plans.

(b) Except as set forth on Section 3.14(b) of the Company Disclosure Schedule, each Plan has been established and administered in all material respects in accordance with its terms and the provisions of applicable Law, including ERISA and the Code (and the rules and regulations thereunder). Except as set forth on Section 3.14(b) of the Company Disclosure Schedule, none of the Plans is currently under examination by the IRS or the U.S. Department of Labor. Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, all contributions, premiums and expenses, if any, due under each Plan have been timely made. Each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter upon which the Company may rely) from the IRS that it is so qualified, and to the knowledge of the Company nothing has occurred since the date of such letter that adversely affected the qualified status of such Plan. Each trust created under any such Plan is exempt from tax under Section 501(a) of the Code. Except as set forth on Section 3.14(b) of the Company Disclosure Schedule, no Plan is or has been subject to Section 302 of ERISA or Section 412 of the Code. No event has occurred and to the knowledge of the Company, no condition exists that would subject the Company or any Company Subsidiary either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization that is a member of a controlled group of organizations within the meaning of Sections 414 (b), (c), (m) or (o) of the Code), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules or regulations which could result in any material liability on the part of the Company or any Company Subsidiary.

(c) Except for continuation of health coverage described in Section 4980B of the Code or Section 601 et seq. of ERISA (“COBRA”) and, except as provided on Section 3.14(c) of the Company Disclosure Schedule, no Plan provides for medical, dental, life insurance coverage or any other welfare benefits after termination of employment or for other post-employment welfare benefits. To the knowledge of the Company, the information set forth in Section 3.14(c) of the Company Disclosure Schedule was, as of the date such information was prepared, accurate in all material respects; provided, however, that the portion of such information which constitutes estimates was prepared on a reasonable basis at the time of such estimate; and provided further that the Company makes no representation with respect to the applicability of or calculations under Section 280G of the Code, with respect to the representation made in this sentence.

(d) Except as set forth on Section 3.14(d) of the Company Disclosure Schedule, no Action (other than routine claims for benefits in the ordinary course) is pending or, to the knowledge of the Company, threatened against any Plan (including any audit or other administrative proceeding by the U.S. Department of Labor, the IRS or other governmental agencies).

(e) Except as set forth on Section 3.14(e) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has ever maintained, sponsored, contributed to, been required to contribute to, or incurred any liability under any defined benefit pension plan subject to Title IV of ERISA, including without limitation any multi-employer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA or any multiple employer plan as defined in Section 413(c) of the Code, or any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 or 4064 of ERISA.

(f) Neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Plan that would result in the imposition on the Company of a material penalty pursuant to Section 502 of ERISA, material damages pursuant to Section 409 of ERISA or a material tax pursuant to Section 4975 of the Code.

(g) Except as required by applicable Law or as set forth on Section 3.14(g) of the Company Disclosure Schedule, no Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could (i) result in severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) except as contemplated by Section 2.3 with respect to Options, Restricted Shares, SARs and “Options” under the ESPP, accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any Plan, (iii) limit or restrict the right of the Company or any Company Subsidiary to merge, amend or terminate any of the Plans, or (iv) result in payments under any of the Plans which would not be deductible under Section 280G of the Code.

(h) With respect to any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Company, any Company Subsidiary or any member of their respective Controlled Groups has any liability or contributes (or has at any time contributed or had an obligation to contribute), except as has not had a Company Material Adverse Effect, none of the Company, any Company Subsidiary or any member of their respective Controlled Groups has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied or, except as set forth on Section 3.14(h) of the Company Disclosure Schedule, would be subject to such liability if, as of the Closing Date, the Company, any Company Subsidiary or any member of their respective Controlled Groups were to engage in a complete withdrawal (as defined in Section 4203 of ERISA) or partial withdrawal (as defined in Section 4205 of ERISA) from any such multiemployer plan.

(i) Except as set forth on Section 3.14(i) on the Company Disclosure Schedule, no Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such Plan set forth in Schedule 3.14(i), “Foreign Plans”). With respect to any Foreign Plans, (i) all Foreign Plans have been established, maintained and administered in compliance with their terms and all applicable Laws of any controlling Governmental Entity except as has not had a Company Material Adverse

Effect; (ii) all Foreign Plans that are required to be funded are fully funded, and with respect to all other Foreign Plans, adequate reserves therefore have been established on the accounting statements of the Company or a Company Subsidiary; and (iii) no material liability or obligation of the Company or any Company Subsidiary exists with respect to such Foreign Plans that has not been disclosed on Schedule 3.14(i).

Section 3.15  Labor Matters.  Except as set forth on Section 3.15 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, and neither the Company nor any of the Company Subsidiaries is negotiating any collective bargaining agreement or other contracts or agreements in respect of employees of the Company or the Company Subsidiaries. Except as has not had a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries is subject to, or has experienced within the past three years, a material labor dispute, strike or work slowdown or stoppage, lockout or claim of unfair labor practices. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Company Subsidiaries. Except as set forth on Section 3.15(h) of the Company Disclosure Schedule or has not had a Company Material Adverse Effect, the Company and the Company Subsidiaries are in material compliance with all applicable Laws and Contracts relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment, and the termination of employment, including but not limited to any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local laws, rules or regulations (“WARN”). Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Neither the Company nor any Company Subsidiary is liable for any severance pay or other payments to any employee or former employee arising from the termination of employment except in accordance with the Plans. Except as set forth on Section 3.15 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has, since January 1, 2007, closed any plant or facility, effectuated any “mass layoffs” as defined under WARN of employees or implemented any early retirement or separation programs, nor has any such action or program been planned or announced for the future.

Section 3.16  Environmental Matters.

(a) Except as set forth on Section 3.16(a) of the Company Disclosure Schedule or as has not had, individually or in the aggregate, a Company Material Adverse Effect, (i) none of the Company or any of the Company Subsidiaries is in violation of, or to the knowledge of the Company has violated, any Environmental Law and to the knowledge of the Company, there is no event, condition or development that will materially interfere with, or add material cost to, maintaining compliance with all applicable Environmental Laws in the future; (ii) there is and has been no Release or threatened Release of Hazardous Substances that requires response action under applicable Environmental Law or that has resulted in liability under any Environmental Law at, on, under or from any of the properties or facilities currently or, to the knowledge of the Company formerly, owned, leased or operated by the Company or any of the Company Subsidiaries and none of the Company and the Company Subsidiaries has been notified that it has Released, or arranged for the disposal of, any Hazardous Substance in a manner, or to a location, that could reasonably be expected to result in liability under or relating to any Environmental Law; (iii) the Company and the Company Subsidiaries have obtained and are in compliance with all required Environmental Permits and, except for any noncompliance that has been fully resolved, have been in the past in compliance with such Environmental Permits and to the knowledge of the Company there is no Action pending or threatened, to revoke, suspend, cancel, terminate, or adversely modify any Environmental Permit; (iv) there are no Actions, orders, written claims or written notices pending or, to the knowledge of the Company, issued to or threatened against the Company or any of the Company Subsidiaries alleging violations of or liability under any Environmental Law or otherwise concerning the Release or management of Hazardous Substances; (v) to the knowledge of the Company the execution of this Agreement and the consummation of the transactions contemplated hereby do not require any submission to, or any consent or approval of, any Governmental Entity under or relating to any Environmental Law; and (vi) other than in the ordinary course of business none of the Company and the Company Subsidiaries has contractually assumed or provided indemnity against any liability under or relating to any Environmental Law.

(b) Parent and Merger Sub acknowledge that (i) the representations and warranties contained in this Section 3.16 of this Agreement are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws related in any way to the Company or to the Company Subsidiaries or to this Agreement or to its subject matter and (ii) no other representation or warranty contained in this Agreement (including pursuant to Section 3.7) shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

(c) For purposes of this Agreement:

(i) “Environmental Laws” means any Laws (including common law) of the United States federal, state, local, non-United States, or any other Governmental Entity, relating to (A) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage, emission, discharge, or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment or natural resources or to the protection of human health and safety as such health and safety is affected by Hazardous Substances or materials containing Hazardous Substances.

(ii) “Environmental Permits” means any permit, consent, license, registration, approval, notification or any other authorization pursuant to Environmental Law.

(iii) “Hazardous Substances” means (A) those substances, materials or wastes defined as toxic, hazardous, acutely hazardous, pollutants, contaminants or solid wastes or any other term of similar import, in, or regulated under, the following United States federal statutes and any analogous foreign or state statutes, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Toxic Substances Control Act and the Clean Air Act; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; and (D) polychlorinated biphenyls, asbestos, molds that would reasonably be expected to have an adverse effect on human health, urea formaldehyde foam insulation, radon, ammonia, pesticides and any other material that could result in the imposition of liability under any applicable Environmental Law.

(iv) “Release” means any release, spilling, leaking, pumping, pouring, discharging, emitting, emptying, escaping, leaching, injecting, dumping, disposing or migrating into or through the indoor or outdoor environment.

Section 3.17  No Breach.  The execution, delivery and performance of this Agreement do not and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement will not (i) violate any provision of the charter or bylaws of the Company or the comparable organizational documents of any Company Subsidiary, (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of or the cancellation or loss of a benefit under, require any notice or action under, or otherwise give any other contracting party the right to terminate, accelerate obligations under or receive payment or additional rights under or constitute (or with notice or lapse of time, or both, constitute) a default under, any Material Contract, (iii) violate any Law applicable to the Company or the Company Subsidiaries or by which any of the Company’s or the Company Subsidiaries’ assets or properties is bound, (iv) except for (a) filings with the SEC under the Exchange Act, (b) filings pursuant to the TBCA as contemplated herein, (c) the filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any merger control, competition or fair trade Law filings in foreign jurisdictions if and to the extent required, (d) filings required with, and approvals required by, the NASDAQ rules and regulations, and (e) the notifications and consents listed on Section 3.17 of the Company Disclosure Schedule, require any registration or filing with, notice to, or Permit, order, authorization, consent or approval of, any Governmental Entity or any third party pursuant to any Material Contract, or (v) result in the creation of any Lien on the assets or properties of the Company or a Company Subsidiary (other than Permitted Liens), excluding from the foregoing clauses (ii), (iii), (iv) and (v) violations, conflicts, breaches, accelerations, rights or entitlements, defaults and Liens which, and filings, registrations, notices, Permits, orders, authorizations, consents and approvals the absence of which has not had, individually or in the aggregate, a Company Material Adverse Effect (excluding, for this purpose, exception (A) in the definition of Material Adverse Effect). Notwithstanding the foregoing, for purposes of this Section 3.17, the Company does not make any representation or warranty regarding the effect of the applicable antitrust, merger control, competition or fair trade Laws or its ability to execute, deliver or perform its obligations under this Agreement or to consummate the Merger as a result of the enactment, promulgation, application or threatened or actual judicial or administrative investigation or litigation under, or enforcement of, any antitrust, merger control, competition or fair trade Law existing as of the date hereof with respect to the consummation of the Merger.

Section 3.18  Board Approvals; Anti-Takeover; Vote Required.

(a) The Company Board of Directors has (i) duly and validly approved and adopted resolutions approving all corporate action required to be taken by the Company Board of Directors to authorize this Agreement and the Merger, and (ii) subject to Section 5.2, resolved to submit this Agreement to the shareholders of the Company and to recommend that the shareholders of the Company approve this Agreement.

(b) Assuming the accuracy of the representations and warranties set forth in Section 4.8(b), the Company and the Company Board of Directors has taken all action necessary such that no restrictions contained in any “fair price,” “moratorium,” “control share acquisition,” “business combination” or similar statute or regulation or provision in the Company’s charter or bylaws will apply to the execution, delivery or performance of or compliance with this Agreement or the Merger.

(c) Assuming the accuracy of the representations and warranties set forth in Section 4.8(b), the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Company Shareholder Approval”) is the only vote of the Company’s shareholders necessary to approve this Agreement and the transactions contemplated hereby.

Section 3.19  Financial Advisor.

(a) The Company Board of Directors has received the opinion of Evercore Group L.L.C. substantially to the effect that, as of the date hereof, and based upon and subject to the factors and assumptions set forth therein, the Per Share Price to be received by the holders of shares of Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders, a signed copy of which will be shown to Parent promptly after it is available following the date hereof. It is agreed and understood that such opinion is for the benefit of the Company Board of Directors and may not be relied on by Parent or Merger Sub.

(b) Other than Evercore Group L.L.C., no broker, investment banker, financial advisor, finder, agent or similar intermediary has acted on behalf of the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby, and there are no other brokerage commissions, finders’ fees, financial advisors’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement, commitment or understanding with the Company or any Company Subsidiary, or any action taken by or on behalf of the Company or any Company Subsidiary. The Company has made available to Parent a true, complete and correct copy of the Company’s engagement letter with Evercore Group L.L.C.

Section 3.20   Information in the Proxy Statement.  The proxy statement to be provided to the Company’s shareholders in connection with the Company Shareholders’ Meeting (such proxy statement, inclusive of any amendment thereof or supplement thereto, the “Proxy Statement”) on the date mailed to the Company’s shareholders and at the time of any meeting of the Company’s shareholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied by or related to, or the sufficiency of disclosures related to, Parent, Merger Sub or Sponsors. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

Section 3.21  Affiliate Transactions.  No executive officer or director of the Company or any Company Subsidiary or any person owning 5% or more of the Company Common Stock or, to the Company’s knowledge, any affiliate or family member of any such officer, director or owner (an “Affiliated Party”) is a party to any Contract with or binding upon the Company or any Company Subsidiary or has any material interest in any property or assets owned by the Company or any Company Subsidiary or has engaged in any transaction (other than those related to employment or incentive arrangements) with the Company that is material to the Company within the last 12 months, in each case, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 3.22  No Other Representations or Warranties.  Except for the representations and warranties contained in Section 4 and any certificate delivered by Parent or Merger Sub in connection with the Closing, the Company acknowledges and agrees that none of Parent, Merger Sub or any other person on behalf of Parent or Merger Sub makes, nor has the Company relied upon or been induced by, any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company in connection with the transactions contemplated hereunder.

Section 4.  Representations and Warranties of Parent and Merger Sub.

Except as set forth on the disclosure schedule delivered by Parent to the Company on the date hereof (the “Parent Disclosure Schedule”), Parent and Merger Sub hereby jointly and severally make the representations and warranties set forth in this Section 4 to the Company. The section numbers of the Parent Disclosure Schedule are numbered to correspond to the section numbers of this Agreement to which they refer. Any information set forth in one section of the Parent Disclosure Schedule will be deemed to apply to each other section or subsection of the Parent Disclosure Schedule to which its relevance is reasonably apparent on its face.

Section 4.1  Organization.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Parent and Merger Sub are duly qualified or licensed as a foreign corporation or organization to do business, and are in good standing, in each jurisdiction where the character of the properties owned, leased or operated by them or the nature of their business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be likely to prevent or materially delay Parent’s and Merger Sub’s ability to consummate the transactions contemplated hereby (a “Parent Material Adverse Effect”). Parent has made available to the Company a complete and correct copy of the articles of organization and bylaws or other applicable governing instruments of Parent and Merger Sub.

Section 4.2  Authority to Execute and Perform Agreement.  Parent and Merger Sub have the necessary corporate power and authority to enter into, execute and deliver this Agreement and to perform fully their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation, enforceable against them in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

Section 4.3  No Conflict; Required Filings and Consents.

(a) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, (i) violate (A) any provision of the certificate of incorporation, bylaws or other organizational documents of Parent or Merger Sub, (B) subject to the filings and other matters referred to in Section 4.3(b), any Law applicable to Parent or Merger Sub or their properties or assets, or (C) any Contract to which Parent or Merger Sub is a party or by which their respective assets or properties are bound in any material respect (other than the Credit Agreement, dated as of July 20, 2007, among Parent, VISTAR Management, Inc., a Delaware corporation, Wellspring Distribution Corp., a Delaware corporation, Wachovia Capital Markets, LLC as Joint Lead Arranger and Joint Bookrunner, Credit Suisse Securities (USA) LLC, as Joint Lead Arranger, Joint Bookrunner and Documentation Agent, Wachovia Bank, National Association, as Administrative Agent and Collateral Agent, GE Capital Markets, Inc., as Joint Bookrunner and Syndication Agent, and the lenders party thereto, which Parent intends to refinance in connection with the transactions contemplated hereby), or (ii) require the consent of, or registration, declaration or filing with, any third party under any Contract to which Parent or Merger Sub is a party or by which their respective assets or properties are bound, except in the case of clause (i)(B), clause (i)(C) and clause (ii), any such violations, consents, registrations, declarations or filings that would not have a Parent Material Adverse Effect.

(b) No consent of, or registration, declaration or filing with, any third party or Governmental Entity is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) filing of a pre-merger notification report under the HSR Act, (ii) the filing with the SEC of such reports under Section 13 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Articles of Merger with the Secretary of State of the State of Tennessee and any appropriate documents with the relevant authorities of the other jurisdictions in which Parent or Merger Sub is qualified to do business, (iv) compliance with and filings under the merger control, competition or fair trade Laws of any foreign jurisdiction, if and to the extent required, (v) as set forth in Section 3.17 of the Company Disclosure Schedule and (vi) such items that have not had, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4  Information in the Proxy Statement.  The information supplied by Parent and Merger Sub expressly for inclusion in the Proxy Statement will not contain at the time it is first mailed to the shareholders of the Company or at the time of the Company Shareholders’ Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.5  Litigation.  As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent, threatened, against Parent or Merger Sub before any Governmental Entity that would or seeks to delay or prevent the consummation of the Merger. As of the date of this Agreement, neither Parent nor Merger Sub is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity that would or seeks to materially delay or prevent the consummation of the Merger.

Section 4.6  Financing.  Parent has delivered to the Company true and complete copies of (i) the Equity Commitment Letters, dated as of the date hereof (collectively, the “Equity Commitment Letters”), by and between Parent and each of Blackstone Capital Partners V L.P. and Wellspring Capital Partners IV, L.P. (each, a “Sponsor” and collectively, the “Sponsors”), respectively, pursuant to which each Sponsor has committed to provide certain of the cash equity financing to Parent in connection with the transactions contemplated hereby, and (ii) the executed debt commitment letters, dated as of the date hereof, among (A) Parent, Wellspring Distribution Corp. (“WDC”), Wachovia Capital Markets, LLC, Wachovia Bank, National Association, Credit Suisse Securities (USA) LLC, Credit Suisse, Cayman Islands Branch, GE Capital Markets, Inc. and General Electric Capital Corporation (the “Senior Debt Commitment Letter”) and (B) Parent, WDC,Wachovia Capital Markets, LLC and Wachovia Investment Holdings, LLC, DLJ Investment Partners, Inc., Blackstone Mezzanine Partners II L.P., Blackstone VPS Capital Partners V L.P., Blackstone VPS Capital Partners V-AC L.P., Blackstone Participation Partnership V VPS L.P., Blackstone Family Investment Partnership V VPS L.P., Blackstone Family Investment Partnership V-SMD L.P. and Wellspring Capital Partners IV, L.P. (the “Subordinated Debt Commitment Letter”, and together with the Senior Debt Commitment Letter, the “Debt Commitment Letters”), pursuant to which the Lenders have committed to provide the debt financing (the “Debt Financing”) to Parent that is necessary to consummate the transactions contemplated hereby. The Equity Commitment Letters, together with the Debt Commitment Letter, are sometimes referred to collectively herein as, the “Commitment Letters,” and the amounts committed pursuant to the Commitment Letters being, the “Financing.” As of the date hereof, the commitments contained in the Commitment Letters have not been withdrawn or rescinded in any respect and the Commitment Letters have not been amended or modified. As of the date hereof, the Commitment Letters are in full force and effect in the form so delivered and the Commitment Letters constitute the valid and binding obligations of the Parent, and to the knowledge of the Parent, the other parties thereto. There are no conditions precedent or other contingencies, side agreements or other arrangements or understandings related to the funding of the full amount of the Financing or the terms thereof, other than as set forth in or contemplated by the Commitment Letters (the “Disclosed Conditions”), and no Person has any right to impose, and neither the Lenders nor Parent has any obligation to accept (i) any condition precedent to such funding other than the Disclosed Conditions nor (ii) any reduction to the aggregate amount available under the Debt Commitment Letters on the Closing Date (nor any term or condition which would have the effect of reducing the aggregate amount under the Debt Commitment Letters on the Closing Date). Parent has fully paid all commitment fees required in connection with the Debt Commitment Letters. Assuming the accuracy of the representations and warranties set forth in Section 3.3, the aggregate proceeds contemplated by the Commitment Letters will be sufficient when funded for Parent and the Surviving Corporation to pay the aggregate Merger Consideration, the Cash Out Amount and any other payments contemplated in this Agreement (including the refinancing of any outstanding indebtedness of the Company) and to pay all fees and expenses related to the Financing, the Merger or any other transactions contemplated by this Agreement. As of the date of this Agreement, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Merger Sub on the Closing Date. For the avoidance of doubt, it is not a condition to Closing under this Agreement for Parent or Merger Sub to obtain the Financing or any alternative financing.

Section 4.7  Guarantee.  Concurrently with the execution of this Agreement, Parent and Merger Sub have delivered to the Company limited guarantees in favor of the Company, dated the date hereof, of each Sponsor with respect to certain matters on the terms specified therein (the “Limited Guarantees” ). Each Limited Guarantee is in full force and effect and constitutes the legal, valid and binding obligations of its respective guarantor, enforceable in accordance with its terms, and has not been amended, withdrawn or rescinded in any respect.

Section 4.8  Parent and Merger Sub.

(a) Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time has engaged in no other business activities and has incurred no liabilities or obligations other than as contemplated herein. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $.01 per share, all of which are validly issued and outstanding. All of the outstanding capital stock of Merger Sub is, and at the Effective Time will be, directly or indirectly, owned by Parent. Merger Sub has outstanding no options, warrants, rights or other agreements pursuant to which any person other than Parent may acquire any equity security of Merger Sub.

(b) Each of Parent and Merger Sub do not own (directly or indirectly, beneficially or of record) and is not a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement). There are no Contracts between Parent, Merger Sub or any affiliate thereof, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the transactions contemplated by this Agreement. Prior to the Company Board of Directors approving this Agreement, the Merger and the other transactions contemplated thereby for purposes of the applicable provisions of the Tennessee Business Combination Act, neither Parent nor Merger Sub, alone or together with any other person, was at any time, or became, an “interested shareholder” thereunder or has taken any action that would cause any anti-takeover statute under the Tennessee Business Combination Act to be applicable to this Agreement.

(c) No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Parent in order for Parent to consummate the transactions contemplated by this Agreement.

Section 4.9  Brokers.  Other than Wachovia Capital Markets, LLC, Goldman, Sachs & Co., and Credit Suisse Securities (USA) LLC, no broker, finder, agent or similar intermediary has acted on behalf of Sponsors, Parent or Merger Sub in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with Sponsors, Parent or Merger Sub or any of their respective affiliates, or any action taken by Sponsors, Parent or Merger Sub or any of their respective affiliates.

Section 4.10  Solvency.  As of the Effective Time, assuming (i) satisfaction of the conditions to Parent’s and Merger Sub’s obligation to consummate the merger, or waiver of such conditions, (ii) the accuracy of the representations and warranties in Section 3 hereof (without giving effect to any materiality or Company Material Adverse Effect qualifiers) and (iii) solely for the purposes of this Section 4.10, the projections or forecasts provided by the Company to Parent prior to the date hereof have been prepared in good faith on reasonable assumptions, immediately after giving effect to all of the transactions contemplated by this Agreement, including, without limitation, the Financing, any alternative financing and the payment of the aggregate Merger Consideration and the consideration in respect of the Cash Out Amount, any other repayment or refinancing of debt that may be contemplated in the Debt Commitment Letters, and payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent. For purposes of this Section 4.10, the term “Solvent” with respect to each of Parent and the Surviving Corporation means that, as of any date of determination, (a) the amount of the fair saleable value of the assets of Parent and its Subsidiaries taken as a whole and the Surviving Corporation and its Subsidiaries, taken as a whole, respectively exceeds, as of such date, the sum of (i) the value of all liabilities of Parent and its Subsidiaries taken as a whole and the Surviving Corporation and its Subsidiaries taken as a whole, respectively, including contingent and other liabilities, as of such date, as such terms are generally determined in accordance with the applicable Tennessee (in the case of the Surviving Corporation), Colorado (in the case of Parent) and federal (in the case of each of the Surviving Corporation and Parent) Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of Parent and its Subsidiaries taken as a whole and the Surviving Corporation and its Subsidiaries taken as a whole, on its existing debts (including contingent liabilities) as such debts become absolute and matured; (b) each of Parent and the Surviving Corporation, as applicable, will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged by Parent or the Surviving Corporation following such date; (c) each of Parent and the Surviving Corporation, as applicable, will be able to pay its liabilities, including contingent and other liabilities, as they mature in the ordinary course of business; and (d) the satisfaction of any other solvency requirement set forth in the TBCA or pursuant to the Colorado Business Corporation Act, or federal Laws applicable to Parent or the Surviving Corporation. For the purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses for which it is engaged or proposed to be engaged” means that Parent or the Surviving Corporation, as applicable, will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 4.11  No Other Representations or Warranties; Investigation by Parent.  Parent and Merger Sub each acknowledges and agrees that (a) it has had an opportunity to discuss the business of the Company and the Company Subsidiaries with the management of the Company, (b) it has had reasonable access to (i) the books and records of the Company and the Company Subsidiaries and (ii) the electronic dataroom maintained by the Company through Intralinks, Inc. for purposes of the transactions contemplated by this Agreement, (c) it has been afforded the opportunity to ask questions of and receive answers from executive officers of the Company and (d) except for the representations and warranties contained in this Section 3, and any certificates delivered by the Company in connection with Closing, neither Parent nor Merger Sub have relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or with respect to any information made available to Parent or Merger Sub in connection with the transaction contemplated hereunder. Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub or their respective representatives in certain data rooms or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in Section 3 or in the corresponding section of the Company Disclosure Schedule.

Section 5.  Conduct of Business Pending the Merger; Solicitation; Change in Recommendation; Employee Matters.

Section 5.1  Conduct of Business.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company and each Company Subsidiary shall, except as required by Law, as expressly required by this Agreement, as set forth on Section 5.1 of the Company Disclosure Schedule or to the extent that Parent shall otherwise consent in writing (not to be unreasonably withheld or delayed), conduct its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, and to the extent consistent therewith, without the prior written consent of Parent (not to be unreasonably withheld or delayed), during the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall observe the following covenants, in each case except as required by Law or as expressly required by this Agreement or as set forth on Section 5.1 of the Company Disclosure Schedule:

(a) Affirmative Covenants Pending Closing.  The Company shall, and shall cause the Company Subsidiaries to:

(i) Preservation of the Business; Maintenance of Properties, Material Contracts.   Use commercially reasonable efforts to, on a basis consistent with past practices, (A) preserve the business of the Company and the Company Significant Subsidiaries, including without limitation, keeping available the services of the current officers, employees and consultants of the Company and the Company Significant Subsidiaries and to preserve the present relationships of the Company and the Company Significant Subsidiaries with its employees, customers, suppliers and other persons with which the Company or any Company Significant Subsidiary has significant business relations, (B) advertise, promote and market the Company’s products in a manner consistent with past practice, (C) keep the Company’s material properties substantially intact, to preserve its goodwill and business, to maintain all physical properties in the current condition, reasonable wear and tear excepted, (D) perform and comply in all material respects with the terms of its Material Contracts, (E) maintain, and comply in all material respects with, all material Permits, and (F) not solicit, or take or permit to be taken any action to cause, any employee, material customer or material supplier to terminate or materially and adversely alter its relationship with the Company, other than in the ordinary course of business;

(ii) Notice to Labor Organizations.   Engage in all notifications to and communications to and with any labor organization representing employees of the Company or the Company Subsidiaries as may be required by law or any collective bargaining agreement, in connection with the transactions contemplated by this Agreement;

(iii) WARN.   Between the date hereof and the Closing Date, cause the Company and the Company Subsidiaries to not effect or permit a “plant closing” or “mass layoff” as those terms are defined in WARN without complying in all material respects with the notice requirements and all other provisions of WARN; and

(iv) Insurance.   Use commercially reasonable efforts to keep in effect general liability, casualty, product liability, workers compensation, directors’ and officers’ liability and other material insurance policies or self-insurance programs in coverage, scope and amounts substantially similar to those in effect at the date hereof.

(b) Negative Covenants Pending Closing.   The Company shall not, and shall not permit any Company Subsidiary to:

(i) Compensation.   (1) Except as permitted by Section 5.1(b)(ii), change the compensation payable to any Company Employee or enter into or amend any employment, change in control,

bonus, severance, termination, retention or other agreement or arrangement with any Company Employee, or adopt, or increase the benefits (including fringe benefits), severance or termination pay under, any Plan or any employee benefit plan, program, policy, arrangement or agreement that would be a Plan if it were in existence on the date of this Agreement or otherwise, except (A), in each case, as required by Law or in accordance with existing agreements or Plans disclosed under Section 3.14(a) of the Company Disclosure Schedule, and (B) in the case of compensation for employees, agents or consultants, in the ordinary course of business, reasonably consistent with past practice (but expressly excluding officers, directors and any Company Employee who is a party to a change in control agreement (collectively, “Company Managers”), or (2) make any loans or advances to any Company Employee or make any change in its existing borrowing or lending arrangements for or on behalf of any such persons pursuant to a Plan or otherwise; provided, however, that the foregoing clauses (1) and (2) shall not restrict the Company or any of the Company Subsidiaries from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements (excluding in each case any person who is a Company Manager or whose total annual compensation is expected to exceed $200,000), in each case in the ordinary course of business, plans, agreements, benefits and compensation arrangements (including incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions (except that the Company and the Company Subsidiaries may not enter into any new severance or change in control agreements, other than ordinary course severance agreements required under the Company’s severance plans);

(ii) Capital Stock.   Split, combine or reclassify any of its capital stock or make any change in the number of shares of its capital stock authorized, issued or outstanding or grant, sell or otherwise issue or authorize the issuance of any share of capital stock, any other voting security or any security convertible into, or any option, warrant or other right to purchase (including any equity-based award), or convert any obligation into, shares of its capital stock or any other voting security, declare, set aside, make or pay any dividend or other distribution with respect to any shares of its capital stock (whether in cash, assets, stock or other securities of the Company or the Company Subsidiaries), sell or transfer any shares of its capital stock, or acquire, redeem or otherwise repurchase any shares of its capital stock or any rights, warrants or options to purchase any of its capital stock, or any securities convertible into or exchangeable for any such shares; provided, however, that the foregoing clause shall not restrict: (1) the exercise of Company Options or SARs after the date hereof, (2) the exercise of “Options” under the ESPP, (3) the repurchase or cancellation of Restricted Shares or other shares of Company Common Stock in accordance with the terms of the applicable award agreements or similar arrangements to satisfy withholding obligations upon the vesting of Restricted Shares, SARs or the exercise of Company Options, or (4) the acceptance of shares of Company Common Stock as payment of the exercise price of Company Options or for withholding taxes incurred in connection with the exercise of Company Options in accordance with the terms of the applicable award agreements;

(iii) Charter, By Laws and Directors.   Amend, or otherwise alter or modify in any respect, the charter or bylaws or similar organizational document of the Company or, in any manner adverse to Parent, any Company Significant Subsidiary;

(iv) Acquisition or Disposition of Assets.   (1) Acquire or license (as licensor) (including by merger, consolidation or acquisition of stock or assets or any other business combination), or enter into any binding memorandum of understanding, letter of intent or other agreement or other agreement, arrangement or understanding to acquire or license (as licensor) (x) any corporation, partnership, other business organization or any division thereof or equity interests therein or (y) assets thereof, except in the case of clause (y) for an amount less than $1,000,000 individually or $2,500,000 in the aggregate or for purchases of inventory in the ordinary course consistent with past practice, (2) enter into a new line of business, (3) sell or transfer, or mortgage, allow to expire, be cancelled or lapse, pledge, lease (as lessor), license (as licensor), terminate any lease (as lessor) or license (as licensor), or otherwise dispose of or encumber, in whole or in part, or subject to any Liens (other than Permitted Liens) any tangible or intangible asset, right or property, or related assets, rights or properties of the Company with a value in excess of $2,500,000, other than sales of inventory in the ordinary course of business consistent with past practice or (4) close down or otherwise cease operations at any distribution facilities utilized by the Company or the Company Subsidiaries;

(v) Capital Expenditures.   Make any capital expenditures in excess of the amount permitted in Section 5.2(b)(v) of the Company Disclosure Schedule;

(vi) Accounting Policies.   Except as may be required as a result of a change in Law or GAAP (or any interpretation thereof), change any of the accounting practices or principles used by it;

(vii) Writing Up or Down Assets.   Write up, write down or write off the book value of any material assets of the Company and the Company Subsidiaries, other than (i) in the ordinary course of business and consistent with past practice or (ii) as may be required by GAAP or the Financial Accounting Standards Board;

(viii) Legal.   Settle or compromise any Action which (a) is material to the Company and the Company Subsidiaries, taken as a whole, (b) together with other Actions settled or compromised after the date hereof, requires payment to or by the Company or any Company Subsidiary (exclusive of attorney’s fees, including success fees) in excess of $1,500,000, individually or in the aggregate, (c) involves injunctive or equitable relief or restrictions on the business activities of the Company or the Company Subsidiaries, (d) would involve the issuance of Company securities or (e) relates to the transactions contemplated hereby;

(ix) Extraordinary Transactions.   Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, or recapitalization of the Company or any of the Company Subsidiaries (other than this Agreement and the Merger);

(x) Incurrence of Indebtedness.   (1) Incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise) (other than letters of credit or similar arrangements issued to or for the benefit of suppliers in the ordinary course of business and borrowings in the ordinary course of business under the Company’s existing revolving credit facility), (2) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (3) make any loans, advances or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly owned Company Subsidiaries or (4) become a party to any hedging, derivatives or similar contract or arrangement;

(xi) Material Contracts.   (1) Modify, amend, terminate or waive any rights under any Material Contract in any material respect, or (2) enter into, or modify, amend, terminate or waive any rights under, any new Contract (A) that would be a Material Contract if entered into prior to the date hereof unless such contract is both (x) entered into, modified, amended or terminated in the ordinary course of business consistent with past practice and (y) not included within clauses (ii), (iii), (vii), (viii) or (ix) of the definition of Material Contract or (B) that contains a change-in-control provision in favor of the other party or parties thereto or would otherwise require a payment to or give rise to any rights to such other party or parties in connection with the transactions contemplated hereby;

(xii) Parent’s Financing.   Enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing that would reasonably be expected to impair, delay or prevent Parent’s obtaining the financing contemplated by the Commitment Letters;

(xiii) Plans.   Except (i) as required by Law (including Section 409A of the Code), (ii) Plans set forth on Section 3.14(a) of the Company Disclosure Schedule, as in existence on the date hereof,

or (iii) as permitted under this Agreement, establish, adopt, enter into, amend or terminate any Plan or any plan, agreement, program, policy or other arrangement that would be a plan if it were in existence on the date of this Agreement, pay any discretionary cash bonuses to any Company Employee, change in any material respect the manner in which contributions to any such Plan or arrangement are made or the basis on which such contributions are determined or allow for the commencement of any new offering periods under the ESPP;

(xiv) Collective Bargaining.   Enter into, establish, adopt or amend any collective bargaining agreement or other agreement involving unions, except as in the course of ordinary business, in accordance with applicable Law and with advance notice to Parent and good faith consultation concerning the terms and the status of negotiations, with the final decision as to the terms and time of execution to be made solely by the Company;

(xv) Intellectual Property.   Sell, lease (as lessor), license (as licensor), allow to lapse, abandon, invalidate, transfer or otherwise dispose of any material Intellectual Property, in whole or in part, other than non-exclusive licenses or similar dispositions in the ordinary course of business;

(xvi) Leases.   Enter into any lease for any real property requiring payments in excess of $150,000 annually by the Company or any Company Subsidiary;

(xvii) Customers and Suppliers.   (1) Enter into or terminate any Contract with a customer of the Company or any Company Subsidiary that would provide or provides in excess of $40 million in annual revenues to the Company and the Company Subsidiaries; provided, that, no consent of Parent shall be required to enter into such Contract pursuant to this Section 5.2(b)(xvii)(1) to the extent that Parent is also competing for such Contract or (2) enter into any Contract with a supplier for a term of three (3) years or more;

(xviii) Tax Matters.   Change any method of Tax accounting, make or change any Tax election, file any amended Tax Return, settle or compromise any Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund; or

(xix) Obligations.   Obligate itself to do any of the foregoing.

(c) No Control of the Company’s Business.   Parent acknowledges and agrees that: (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or the Company Subsidiaries’ operations prior to the Effective Time, (ii) prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent shall be required with respect to any matter set forth in Section 5.1 or elsewhere in this Agreement to the extent the requirement of such consent would violate applicable Law.

Section 5.2  Solicitation; Change in Recommendation.

(a) During the period beginning on the date of this Agreement and continuing until 12:01 a.m. (New York City time) on the 51st day following the date of this Agreement (the “No-Shop Period Start Date”), the Company and the Company Subsidiaries and their respective officers, directors, employees, agents, advisors and other representatives (such persons, together with the Company Subsidiaries, collectively, the “Representatives”) shall have the right to: (i) initiate, solicit, facilitate and encourage Acquisition Proposals, including by way of providing access to non-public information to any other person or group pursuant to, and only pursuant to, an Acceptable Confidentiality Agreement; provided that the Company shall promptly make available to Parent and Merger Sub any non-public information concerning the Company or the Company Subsidiaries that is made available to any person given such access which was not previously made available to Parent and Merger Sub; provided, further, that the Company shall not provide certain competitively sensitive information set forth on Annex B hereto to any Person engaged in the marketing and distribution of food and non-food products to independent restaurants, hotels, cafeterias, schools, healthcare facilities and other institutional customers, franchises and corporate-owned units of casual and family dining and quick-service restaurants (collectively, “Food Distribution Providers”) with annual revenues in excess of $5 billion or any Affiliate thereof unless such Food Distribution Provider has made a Superior Proposal at a higher price than the Per Share Price and (x) completed legal, financial and accounting due diligence (other than with respect to the withheld information), (y) provided firm financing commitments to the Company, and (z) agreed to contract terms and conditions in each case (including with respect to any regulatory filings and approvals) no less favorable in the aggregate to the Company than those contained in this Agreement; and (ii) enter into and maintain or continue discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any inquiries, proposals, discussions or negotiations regarding an Acquisition Proposal. For purposes of this Agreement, “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreements (it being understood and agreed that such confidentiality agreement need not prohibit the making or amendment of any Acquisition Proposal). From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8, the Company shall use commercially reasonable efforts (it being understood such efforts do not include an obligation to commence litigation) to enforce the employee non-solicit/no-hire provisions of any confidentiality agreement entered into with any person whether prior to, on or after the date of this Agreement and the provision thereof requiring the other party thereto to keep confidential any proprietary, confidential information about the Company obtained by such person pursuant to such confidentiality agreement (it being understood that the Company may provide any consent and grant any approval contemplated by any such confidentiality agreement including, without limitation, any consent or approval necessary to permit such other party to make an Acquisition Proposal; provided, however, that if the Company waives the standstill provision in any such confidentiality agreement, it will waive the standstill provision in the Confidentiality Agreements).

(b) Except as permitted by this Section 5.2 and except as may relate to any Excluded Party, the Company and the Company Subsidiaries and their respective directors and officers shall, and the Company shall cause the other Representatives, to (i) on the No-Shop Period Start Date, immediately cease any discussions or negotiations with any persons that may be ongoing with respect to an Acquisition Proposal; and (ii) from the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8, not (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to result in, an Acquisition Proposal or (B) engage in, continue or otherwise participate in any discussions or negotiations regarding an Acquisition Proposal. No later than 48 hours after the No-Shop Period Start Date, the Company shall notify Parent in writing of the number of Excluded Parties, the identity of each such Excluded Party, and the Company shall furnish to Parent (within such 48 hour period) a copy of the Acquisition Proposal made by each such Excluded Party.

(c) Notwithstanding anything to the contrary contained in Section 5.2(b) but subject to the last sentence of this Section 5.2(c), if, at any time on or after the No-Shop Period Start Date and prior to obtaining the Company Shareholder Approval, the Company or any of the Representatives receives an Acquisition Proposal by any person or group, which Acquisition Proposal was made on or after the No-Shop Period Start Date and which did not arise from or in connection with a breach of this Section 5.2, (i) the Company and the Representatives may contact such person or group to clarify the terms and conditions thereof and (ii) if the Company Board of Directors determines in good faith (A) after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (B) after consultation with outside legal counsel, that failure to take such action could reasonably be expected to result in a breach of its fiduciary duties under applicable Law, the Company and Representatives may (x) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and the Company Subsidiaries to the person or group who has made such Acquisition Proposal (provided that the Company shall promptly make available to Parent and Merger Sub any non-public information concerning the Company or the Company Subsidiaries that is made available to any person given such access which was not previously made available to Parent and Merger Sub), and (y) engage in or otherwise participate in discussions and negotiations regarding such Acquisition Proposal. From and after the No-Shop Period Start Date, the Company shall promptly advise Parent of the receipt by the Company of any Acquisition Proposal made on or after the No-Shop Period Start Date or any request for non-public information made by any person or group that has informed the Company it is considering making an Acquisition Proposal or any request for discussions or negotiations with the Company or the Representatives relating to an Acquisition Proposal (in each case within 24 hours of receipt thereof), and the Company shall provide to Parent (within such 24 hour time frame) the number of persons or group making such Acquisition Proposals and a written summary of the material terms of such Acquisition Proposal (including the identity of the person or group making the Acquisition Proposal). Without limiting the foregoing, from and after the No-Shop Period Start Date, the Company will also promptly notify Parent orally and in writing if it determines to begin providing information or to engage in discussions regarding an Acquisition Proposal. Following the No-Shop Period Start Date, the Company shall keep Parent informed on a reasonably current basis of any material change to the terms and conditions of any Acquisition Proposal (which, for the avoidance of doubt, includes any amendment or modification to any Acquisition Proposal made by an Excluded Party). The Company agrees that it and the Company Subsidiaries will not enter into any confidentiality agreement with any person subsequent to the date hereof which prohibits the Company from providing such information to Parent. Notwithstanding the foregoing, the parties agree that, notwithstanding the commencement of the obligations of the Company under Section 5.2(b) on the No-Shop Period Start Date, the Company may, prior to obtaining the Company Shareholder Approval, continue to engage in the activities described in clause (i) and/or (ii) of Section 5.2(a) with respect to any Excluded Parties on and after the No-Shop Period Start Date, including with respect to any amended or revised proposal submitted by such Excluded Parties on or after the No-Shop Period Start Date, and this Section 5.2(c) shall not apply with respect thereto.

(d) For purposes of this Agreement, “Excluded Party” means any person, group of persons or group that includes any person (so long as such person and the other members of such group, if any, who were members of such group immediately prior to the No-Shop Period Start Date constitute at least 50% of the equity financing of such group at all times following the No-Shop Period Start Date and prior to the termination of this Agreement) from whom the Company or any of the Representatives has received a written Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date that the Company Board of Directors believes in good faith is bona fide and constitutes or could reasonably be expected to result in a Superior Proposal; provided that any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement at such time as the Acquisition Proposal (as such Acquisition Proposal may be revised during the course of ongoing negotiations, in which event it may temporarily cease to be a Superior Proposal or an Acquisition Proposal that could reasonably be expected to result in a Superior Proposal, so long as such negotiations are ongoing and, the Company Board of Directors in good faith determines that, it subsequently constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal) made by such person fails to constitute either a Superior Proposal or, in the good faith judgment of the Company Board of Directors, an Acquisition Proposal that could reasonably be expected to result in a Superior Proposal.

(e) For purposes of this Agreement, “Acquisition Proposal” means any inquiry, offer or proposal, on its most recently amended and modified terms, from any person or group other than Parent or any of its affiliates relating to any transaction or proposed transaction or series of related transactions involving: (A) any direct or indirect acquisition or purchase by any person or “group” (as defined under Section 13(d) of the Exchange Act) of a twenty percent (20%) interest or more in the total outstanding shares of equity or voting securities of the Company or any Company Significant Subsidiary, or any tender offer or exchange offer that if consummated would result in any person or “group” beneficially owning twenty percent (20%) or more of the total outstanding shares of equity or voting securities of the Company, (B) any sale or disposition of consolidated assets of the Company (including for this purpose the outstanding assets, rights and equity securities of the Company Subsidiaries) to any person or “group” for consideration equal to twenty percent (20%) or more of the aggregate fair market value of all of the outstanding shares of Company Common Stock, or (C) any consolidation, merger, business combination, recapitalization, liquidation, dissolution or similar transaction with respect to the Company or any Company Subsidiary whose business constitutes 20% percent or more of the net revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole. For purposes of this Agreement, a “Superior Proposal” means an Acquisition Proposal made in writing and not solicited in violation of Section 5.2(b), on its most recently amended and modified terms (with all percentages in the definition of Acquisition Proposal changed to 50%), that is on terms that the Company Board of Directors determines in its good faith judgment (after consultation with its financial advisor and outside legal counsel) would, if consummated, be more favorable to the Company’s shareholders from a financial point of view than the transactions contemplated hereby (x) after taking into account the likelihood of consummation (as compared to the transactions contemplated hereby) and (y) after taking into account all material legal, financial (including the financing terms of any such Acquisition Proposal), regulatory or other aspects of such Acquisition Proposal.

(f) Except as set forth in this Section 5.2, neither the Company Board of Directors nor any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify in a manner adverse to Parent, the Company Recommendation (as defined in Section 6.2 below); (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (any of the actions referred to in the foregoing clauses (i) and (ii), whether taken by the Company Board of Directors or a committee thereof, an “Adverse Recommendation Change”); or (iii) cause or allow the Company or any of the Company Subsidiaries to enter into any letter of intent, acquisition agreement or any similar agreement or understanding (other than an Acceptable Confidentiality Agreement) relating to an Acquisition Proposal.

(g) (i) Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Company Shareholder Approval, if (1) the Company has received a written Acquisition Proposal that has not been withdrawn or abandoned and that the Company Board of Directors concludes in good faith constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Parent pursuant to clause (B) below or (2) there has occurred a material development or change in circumstances occurring or arising after the date hereof that was not known to the Company or the Company Board of Directors as of or prior to the date hereof (and not relating to any Acquisition Proposal) (such material development or change in circumstances an “Intervening Event”), and the Company Board of Directors determines in good faith after consultation with outside legal counsel that, in light of such Intervening Event, the failure to effect an Adverse Recommendation Change would be a breach of its fiduciary duties under applicable Law, the Company Board of Directors may (x) make an Adverse Recommendation Change and/or (y) in the case of clause (1) above only, terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal if the Company Board of Directors determines in good faith, after consultation with outside legal counsel, that failure to do so could reasonably be expected to result in a breach of its fiduciary duties under applicable Laws; provided, however, the Company Board of Directors may not effect an Adverse Recommendation Change pursuant to the foregoing clause (x) and/or terminate this Agreement pursuant to the foregoing clause (y) unless:

(A) the Company has complied in all material respects with this Section 5.2;

(B) the Company shall have provided prior written notice to Parent and Merger Sub, at least 48 hours in advance (the “Notice Period”), of its intention to effect an Adverse Recommendation Change in response to such Superior Proposal and/or to terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, or otherwise make an Adverse Recommendation Change in the circumstance referred to above, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the person or group making the Superior Proposal) or the reasons for such Adverse Recommendation Change in the absence of an Acquisition Proposal, and contemporaneously with providing such notice, as applicable, shall have provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, if any; and

(C) prior to effecting such Adverse Recommendation Change in response to a Superior Proposal or otherwise in the circumstance referred to above and/or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its legal and financial advisors to, during the Notice Period, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal or such Adverse Recommendation Change is no longer required. In the event that during the Notice

Period any revisions are made to the Superior Proposal and the Company Board of Directors in its good faith judgment determines such revisions are material (it being agreed that any change in the purchase price in such Superior Proposal shall be deemed a material revision), the Company shall be required to deliver a new written notice to Parent and Merger Sub and to comply with the requirements of this Section 5.2(g)(i) with respect to such new written notice, except that the Notice Period shall be reduced to 24 hours.

(ii) Notwithstanding anything to the contrary herein, the Company shall not be entitled to enter into any agreement (other than an Acceptable Confidentiality Agreement) with respect to a Superior Proposal unless this Agreement is concurrently terminated by its terms pursuant to Section 8.1(g) and the Company has paid concurrently to Parent the termination fee payable pursuant to Section 8.2(a)(ii). With respect to persons with whom discussions or negotiations have been terminated, the Company shall use its commercially reasonable efforts to require such persons to promptly return or destroy in accordance with the terms of the applicable confidentiality agreement any confidential information furnished by the Company. No Adverse Recommendation Change shall change the approval of the Company Board of Directors for purposes of causing any state takeover statute or other state Law to be inapplicable to the transactions contemplated by this Agreement. Subject to the restrictions on the Company’s ability to make an Adverse Recommendation Change as set forth in Section 5.2(g)(i), nothing contained in this Agreement shall prohibit the Company or the Company Board of Directors from complying with Rules 14d-9 or 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s shareholders if, in the good faith judgment of the Company Board of Directors, after consultation with outside counsel, the failure to do so would reasonably be expected to violate its obligations under applicable Law or is otherwise required under applicable Law; provided, however, that neither the Company nor the Company Board of Directors (or any committee thereof) shall be permitted to recommend that the Company shareholders tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Acquisition Proposal), unless in each case, in connection therewith, the Company Board of Directors effects an Adverse Recommendation Change; provided further that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change unless the Company Board of Directors expressly reaffirms the Company Recommendation at least two business days prior to the Company Shareholders’ Meeting if Parent has delivered to the Company a written request to so reaffirm at least 48 hours (or if 48 hours is impracticable, as far in advance as is practicable) prior to the time such reaffirmation is to be made.

Section 5.3  Employee Matters.

(a) Without limiting any additional rights that any Continuing Employee may have under any Plans, until the first anniversary of the Effective Time (the “Benefits Continuation Period”), the Surviving Corporation shall pay or cause to be paid to each employee who is a continuing employee of the Company, the Company Subsidiaries or the Surviving Corporation as of the Effective Time (the “Continuing Employees”) salary, wages, cash incentive opportunities, severance, medical and other welfare benefit plans, programs and arrangements and benefits which are at least comparable in the aggregate to those provided prior to the Closing Date under the Plans or otherwise; provided, that with respect to Continuing Employees who are subject to employment and/or change in control agreements or arrangements that have not been superseded by agreements with Parent (the “Employment Agreements”), the Surviving Corporation shall expressly assume such Employment Agreements and fulfill all obligations thereunder in lieu of the foregoing. During the Benefits Continuation Period, the Surviving Corporation shall pay, subject to such terms and conditions as it shall establish and the terms of applicable Employment Agreements, any such Continuing Employee whose employment is involuntarily terminated by Parent, the Surviving Corporation or any of their Subsidiaries without cause an amount of severance pay in cash equal to the amount of cash severance pay that would have been payable to such Continuing Employee under the terms of the severance policy maintained by the Company and applicable to such Continuing Employee immediately prior to the date of this Agreement or, if applicable, such Continuing Employee’s Employment Agreement.

(b) The Surviving Corporation shall (i) waive any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the Surviving Corporation that a Continuing Employee is eligible to participate in following the Effective Time to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such Continuing Employee immediately prior to the Effective Time under the relevant Plan in which such Continuing Employee participated, (ii) provide each such Continuing Employee with credit for any co-payments and deductible paid prior to the Effective Time (to the same extent such credit was given under the analogous Plan prior to the Effective Time) in satisfying any applicable deductibles or out-of-pocket requirements and (iii) to the extent that any Continuing Employee is allowed to participate in any employee benefit plan of Parent, the Surviving Corporation or any of their subsidiaries following the Effective Time, cause such plan to recognize the service of such Continuing Employee with the Company and the Company Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and benefit accrual (but not for benefit accrual under any defined benefit, retiree welfare, qualified or similar plan) to the extent of such service.

(c) Parent and Company acknowledge and agree that the provisions contained in this Section 5.3 shall not interfere with the right of Parent or the Surviving Corporation to amend, modify or terminate any Plan (subject to the provisions of Section 5.3(a) and (b) above) or to terminate the employment of any Continuing Employee for any reason, subject to the terms of applicable Employment Agreements. The provisions of this Section 5.3 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including for the avoidance of doubt any current or former employees, directors, or independent contractors of any of the Company or any Company Subsidiary, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Company or any of its Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 5.3) under or by reason of any provision of this Agreement.

(d) Prior to the Effective Time, the Company shall take all such steps as may be reasonably necessary (to the extent permitted under applicable Law) to cause any dispositions of the Company Common Stock (including derivative securities with respect to the Company Common Stock) resulting from the Merger or the other transactions contemplated by Section 2 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.  Additional Agreements.

Section 6.1  Proxy Statement.  The Company shall, as soon as practicable following the date hereof but in any event within twenty (20) business days hereof, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company, Parent and Merger Sub shall use their reasonable efforts to respond as promptly as practicable to any comments of the SEC or its staff with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after filing with the SEC. If at any time prior to receipt of the Company Shareholder Approval there shall occur any event that should, upon the advice of the Company’s outside legal counsel, be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Company shall promptly prepare, file with the SEC and mail to its shareholders such an amendment or supplement. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or any other SEC filing required in connection with the transactions contemplated hereby (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other party an opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by the other party.

Section 6.2  Company Shareholders’ Meeting.  The Company shall, as soon as practicable following the date hereof, duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders’ Meeting”) for the purpose of seeking the Company Shareholder Approval. Subject to Section 5.2, the Company’s Board of Directors (or any committee thereof) shall recommend adoption and approval of this Agreement and the Merger by the shareholders of the Company and include such recommendation in the Proxy Statement (the “Company Recommendation”). Unless such recommendation shall have been modified or withdrawn in accordance with Section 5.2, the Company shall take all action that is both reasonable and lawful to solicit from its shareholders proxies in favor of the proposal to approve this Agreement and shall take all other reasonable actions necessary or advisable to secure the vote or consent of the shareholders of the Company that are required by the NASDAQ rules or the TBCA. The obligation of the Company to duly call, give notice of, convene and hold the Company Shareholders’ Meeting shall not be affected by an Adverse Recommendation Change unless this Agreement has been terminated in accordance with Section 8.1(g). Without the prior written consent of Parent, adoption of this Agreement is the only matter (other than procedural matters) which the Company shall propose to be acted upon by its shareholders at the Company Shareholders’ Meeting.

Section 6.3  Access to Information; Confidentiality.   Prior to the Effective Time, except as otherwise prohibited by applicable Law or the terms of any Contract to which the Company or any Company Subsidiary is a party prior to the date hereof, or as would be reasonably expected to violate the attorney-client privilege of the Company or a Company Subsidiary (it being agreed that the parties shall use their reasonable efforts to cause such information to be provided in a manner that does not cause such violation, including entering into customary joint defense agreements), the Company shall, and shall cause the Company Subsidiaries to, afford to Parent and its directors, employees, representatives, financial advisors, lenders, legal counsel, accountants and other advisors and representatives, such access to the books and records, financial, operating and other data, assets, properties, facilities, plants, offices, auditors, authorized representatives, business and operations of the Company as is reasonably necessary or appropriate in connection with Parent’s review of the Company with respect to the transactions contemplated hereby. Any such review shall be conducted at reasonable times upon reasonable advance notice and under reasonable circumstances so as to minimize disruption to or impairment of the Company’s business. In order that Parent may have a full opportunity to make such investigation and, provided such persons are bound by the confidentiality agreement dated as of June 4, 2007 between Blackstone Management Partners V L.L.C. and the Company or the confidentiality agreement dated as of August 2, 2007 between Wellspring Capital Management and the Company (the “Existing Confidentiality Agreement”, and together with any confidentiality agreement executed prior to the date hereof between the Company and Parent, the “Confidentiality Agreements”), or have otherwise agreed to be bound to the provisions of such agreement applicable to representatives, the Company shall furnish the representatives of Parent or Sponsors during such period with all such information and copies of such documents concerning the affairs of the Company as such representatives may reasonably request. The information and documents so provided shall be subject to the terms of the Confidentiality Agreements. No information or knowledge obtained by Parent in any investigation conducted pursuant to the access contemplated by this Section 6.3 shall affect or be deemed to modify any representation or warranty made by the Company set forth in this Agreement, or otherwise impair the rights and remedies available to Parent and Merger Sub hereunder.

Section 6.4  Regulatory Filings; Reasonable Best Efforts; Cooperation.

(a) As promptly as practicable after the date hereof, each of Parent, Merger Sub and the Company shall use reasonable best efforts to make and shall cause their affiliates or owners to use reasonable best efforts to make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity or any foreign labor organization or works council in connection with the Merger, including, without limitation: (i) the filings identified on Section 3.17 of the Company Disclosure Schedule that are required to be made with a Governmental Entity, (ii) pre-merger notification reports to be filed with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) as required by the HSR Act, (iii) filings required by the merger notification or control Laws, and any other applicable antitrust or fair trade Law, of any applicable foreign jurisdiction or filings required by any foreign labor organization or works council, (iv) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or (v) any other applicable Laws or rules and regulations of any Governmental Entity relating to, and material to the consummation of, the Merger.

(b) Subject to restrictions required by Law, each of Parent, Merger Sub, and the Company shall promptly supply, and shall cause their affiliates or owners promptly to supply, the others with any information which may be reasonably required in order to make any filings or applications pursuant to Section 6.4(a).

(c) Subject to applicable confidentiality restrictions or restrictions required by Law, each of Parent, Merger Sub and the Company will notify the others promptly upon the receipt of: (i) any comments or questions from any officials of any Governmental Entity in connection with any filings made pursuant hereto or the Merger itself and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to any applicable Laws and rules and regulations of any Governmental Entity or answers to any questions, or the production of any documents, relating to an investigation of the Merger by any Governmental Entity. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.4(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the others of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement. Without limiting the generality of the foregoing, each party shall provide to the other parties (or their respective advisors) upon request copies of all correspondence between such party and any Governmental Entity relating to the Merger. The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Entity regarding the Merger shall include representatives of Parent, Merger Sub, and the Company. Subject to applicable Law, the parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Entity regarding the Merger by or on behalf of any party.

(d) Upon the terms and subject to the conditions set forth in this Agreement, each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger, including using its reasonable best efforts to accomplish the following: (i) the causing of all of the conditions set forth in Section 7 to the other parties’ obligations to consummate the Merger to be satisfied and to consummate and make effective the Merger and the other transactions contemplated hereby, (ii) the obtaining of all necessary actions or non-actions, expirations of all necessary waiting periods, waivers, consents, clearances, approvals, orders and authorizations from Governmental Entities required by it and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) required by it, (iii) the obtaining of all necessary consents, approvals or waivers from third parties (provided, however, in no event shall obtaining any such consent, approval or waivers be required as a condition to Closing hereunder), (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger to which it is a party, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional instruments necessary to consummate the Merger, and to carry out fully the purposes of, this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Surviving Corporation and Parent shall use all reasonable efforts to take, or cause to be taken, all such necessary actions. Without limiting the foregoing, the parties shall request and shall use reasonable efforts to obtain early termination of the waiting period provided for in the HSR Act. Notwithstanding anything herein to the contrary, Parent agrees to take, and to cause its affiliates and owners to take, whatever action may be necessary to resolve as promptly as possible any objections relating to the consummation of the Merger as may be asserted under the HSR Act or any other applicable merger control, antitrust, competition or fair trade Laws with respect to the Merger.

(e) Prior to the Effective Time, upon Parent’s request, the Company shall take all reasonable actions and cooperate with Parent in restructuring the Company and the Company Subsidiaries or similar organizational transactions (the “Parent Restructuring”), it being understood that the Parent Restructuring shall become effective only on and as of the Effective Time; provided that none of the Company or any Company Subsidiary shall be required to pay any out-of-pocket costs or incur any other liability in connection with the Parent Restructuring prior to the Effective Time except for any liabilities that are conditioned on the Effective Time having occurred.

Section 6.5  Directors and Officers Indemnification and Insurance.

(a) The charter and/or bylaws of the Surviving Corporation shall contain provisions with respect to indemnification not less favorable than those set forth in the charter and bylaws of the Company as of the date hereof, which provisions shall not, except as necessary to comply with applicable Law, be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at, or prior to, the Effective Time were directors or officers of the Company.

(b) The Company shall, to the fullest extent permitted under applicable Law or under the Company’s charter, bylaws or any applicable indemnification agreements, and regardless of whether the Merger becomes effective, indemnify, defend and hold harmless, and, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify, defend and hold harmless, each present and former director or officer of the Company or any of the Company Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, employee, agent or other fiduciary of the Company or any Company Subsidiary (including in connection with this Agreement or with respect to the transactions contemplated by this Agreement), whether in any case asserted or arising before or after the Effective Time. Without limiting the generality of the foregoing, if any Indemnified Party becomes involved in any actual or threatened suit, action, claim, proceeding or investigation with respect to which such Indemnified Party is entitled to indemnification pursuant to this Section 6.5 after the Effective Time, the Surviving Corporation shall and Parent shall cause the Surviving Corporation to, to the fullest extent permitted by Law, promptly advance to such Indemnified Party his or her legal expenses (including the cost of any investigation and preparation incurred in connection therewith); provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the TBCA, to repay such advances if it is finally judicially determined that such person is not entitled to indemnification. Any determination required to be made, for purpose of this Section 6.5 in advance of final judicial determination, with respect to whether an Indemnified Party’s conduct complied with the standards set forth under Tennessee law, the Company’s charter, bylaws or indemnification agreements, as the case may be, shall be made by independent counsel mutually acceptable to Parent and the Indemnified Party.

(c) The Surviving Corporation shall honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements with the Company’s directors, officers, employees or agents existing at or prior to the Effective Time to the fullest extent permitted by applicable Law or, subject to Section 6.5(a), under the relevant charter or bylaws. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual claim for which indemnification could be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent. The Surviving Corporation shall cooperate with an Indemnified Party in the defense of any matter for which such Indemnified Party is entitled to seek indemnification hereunder.

(d) At or prior to the Effective Time, the Surviving Corporation shall obtain a “tail” insurance policy from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance that provides coverage for the six years following the Effective Time at least comparable in amount and scope to the coverage provided under the Company’s directors and officers insurance policy in effect as of the Effective Time for the individuals who are or were directors and officers of the Company and the Company Subsidiaries for claims arising from facts or events occurring prior to the Effective Time; provided, that the Surviving Corporation shall not be required to pay in excess of 200% of the last annual premium paid by the Company for such directors’ and officers’ insurance policy (such amount, the “Premium Cap”); provided further, that if the cost of such “tail” insurance policy would exceed the Premium Cap, the Surviving Corporation shall obtain the maximum amount of “tail” insurance coverage that is available for a premium equal to the Premium Cap.

(e) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or the Company Subsidiaries or any of their officers or directors, it being understood and agreed that the indemnification provided for in this Section 6.5 is not prior to or in substitution for any such claims under such policies.

(f) This Section shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of Parent and the Surviving Corporation and shall be enforceable by the Indemnified Parties. In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall expressly assume and succeed to the obligations set forth in this Section 6.5.

Section 6.6  Director Resignations.  The Company shall obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of those directors of the Company or any Company Subsidiary designated by Parent to the Company in writing at least fifteen (15) business days prior to the Closing.

Section 6.7  Conduct of Business of Parent and Merger Sub Pending the Merger.  Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, take any action that would, or would reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

Section 6.8  Financing.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange the Debt Financing on the terms and conditions described in the Debt Commitment Letters (provided, that, Parent and Merger Sub may replace or amend the Debt Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Financing Commitment as of the date hereof, or otherwise so long as the terms would not adversely impact the ability of Parent and Merger Sub to timely consummate the transactions contemplated hereby or the likelihood of the consummation of the transactions contemplated hereby), including using reasonable best efforts to: (i) maintain in effect the Commitment Letters, (ii) satisfy, on a timely basis, all conditions within its control applicable to Parent and Merger Sub to obtaining the Debt Financing set forth therein, (iii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Commitment Letters (including the flex provisions related to the Debt Financing) or on other terms reasonably acceptable to Parent (to the extent no less favorable in the aggregate than those provided in the Debt Commitment Letters), and (iv) consummate the Debt Financing at or prior to Closing. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letters, Parent shall promptly notify the Company and shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient, when combined with the funds under the Equity Commitment Letters, to consummate the transactions contemplated by this Agreement on terms and conditions not materially less favorable to Parent in the aggregate (as determined in the good faith reasonable judgment of Parent) than the Debt Financing (including the flex provisions related to the Debt Financing) as promptly as practicable following the occurrence of such event but in all cases at or prior to Closing. Parent shall give the Company prompt notice of any material breach by any party to the Commitment Letters of which Parent or Merger Sub becomes aware or any termination of the Commitment Letters. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and provide to the Company copies of executed copies of the definitive documents related to the Debt Financing. For purposes of this Agreement, “Marketing Period” shall mean the first period of 20 consecutive business days throughout which (1) Parent shall have the Required Financial Information that the Company is required to provide to Parent pursuant to Section 6.8(b)(iv) and (2) the conditions set forth in Section 7.1 shall be satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.3 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 20 consecutive business day period; provided, that the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, KPMG LLP shall have withdrawn its audit opinion with respect to any financial statements contained in the Company SEC Reports.

(b) Prior to the Effective Time, the Company shall provide, and shall cause the Company Subsidiaries to, and shall use its commercially reasonable efforts to cause their respective Representatives, including legal and accounting advisors, to provide all cooperation reasonably requested by Parent in connection with the Debt Financing and the other transactions contemplated by this Agreement, including (i) assisting in the preparation for, and participating in, meetings, presentations, road shows, due diligence sessions and similar presentations to and with, among others, prospective lenders, investors and rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda (including the delivery of one or more customary representation letters), prospectuses and similar documents required in connection with the Financing, (iii) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, opinions or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company or any Subsidiary with respect to solvency matters (but only as they relate to the Company) and consents of accountants for use of their reports in any materials relating to the Debt Financing) and otherwise reasonably facilitating the pledging of collateral, (iv) furnishing Parent and its Financing sources with the financial statements and financial data of the Company required by (A) paragraph (d) of Exhibit D of the Senior Debt Commitment Letter and (B) paragraph (d) of Exhibit C of the Subordinated Debt Commitment Letter (in each case, within the time frames described therein) (the “Required Financial Information”), (v) using commercially reasonable efforts to obtain accountants’ comfort letters, legal opinions, surveys, appraisals, environmental reports and title insurance as reasonably requested by Parent, (vi) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Financing to evaluate the Company’s inventory, properties, current assets, cash management and accounting systems, policies and procedures relating thereto, and to assist the prospective lenders with field audits and collateral and asset examinations, in each case for the purpose of establishing collateral eligibility and values and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, (vii) obtaining any necessary rating agencies’ confirmation or approvals for the Debt Financing, and (viii) taking all corporate actions necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Company, including the entering into one or more credit agreements or other instruments on terms satisfactory to Parent in connection with the Debt Financing immediately prior to the Effective Time to the extent direct borrowings or debt incurrence by the Company is contemplated in the Debt Commitment Letters; provided that none of the Company or any Company Subsidiary shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing prior to the Effective Time except for any liabilities that are conditioned on the Effective Time having occurred. If this Agreement is terminated prior to the Effective Time, Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Company Subsidiaries in connection with such cooperation. If this Agreement is terminated prior to the Effective Time, Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company and the Company Subsidiaries for and against any and all losses suffered or incurred by them in connection with the arrangement of Debt Financing or any alternative financing and any information utilized in connection therewith (other than information provided by the Company or the Company Subsidiaries expressly for use in connection therewith). The Company hereby consents to the reasonable use of its and the Company Subsidiaries’ logos in connection with the Debt Financing, provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries and its or their marks.

Section 6.9  Public Disclosure.  The initial press release concerning the Merger shall be a joint press release and, thereafter, so long as this Agreement is in effect, neither Parent, Merger Sub nor the Company will disseminate any press release or other public announcement concerning the Merger or this Agreement or the other transactions contemplated by this Agreement to any third party, except as may be required by Law or by any listing agreement with the NASDAQ, without the prior consent of each of the other parties hereto, which consent shall not be unreasonably withheld; provided, however, that Parent’s consent will not be required, and the Company need not consult with Parent, in connection with any press release or public statement to be issued or made with respect to any Acquisition Proposal or with respect to any Adverse Recommendation Change. Notwithstanding the foregoing, without prior consent of the other parties, the Company (a) may communicate with customers, vendors, suppliers, financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable Law and (b) may disseminate the information included in a press release or other document previously approved for external distribution by Parent.

Section 6.10  Notification of Certain Matters.  Each party shall give prompt notice to the other parties of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty made by such party in this Agreement to be untrue or inaccurate in any material respect at the Closing, or would reasonably be expected to cause any condition set forth in Section 7 not to be satisfied in any material respect at the Closing, and (ii) any failure of such party or any of its representatives to comply with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided however that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or the remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

Section 6.11  Agreements with Respect to Existing Debt.  On or prior to the second business day prior to the Effective Time, the Company shall deliver to Parent copies of payoff letters (subject to delivery of funds as arranged by Parent and Merger Sub) in commercially reasonable form, from Wachovia Bank, National Association as administrative agent under that certain Second Amended and Restated Credit Agreement dated as of October 7, 2005 by and among the Company and the Lenders party thereto and shall make arrangements for the release of all mortgages, liens and other security over the Company’s and the Company Subsidiaries’ properties and assets securing such obligations.

Section 6.12  Takeover Statute.  If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated by this Agreement, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated by this Agreement.

Section 7.  Conditions Precedent to the Obligation of the Parties to Consummate the Merger.

Section 7.1  Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or written waiver at or prior to the Closing Date of the following conditions:

(a) Shareholder Approval.  The Company Shareholder Approval shall have been obtained.

(b) Statutes; Court Orders.  No statute, rule, executive order or regulation shall have been enacted, issued, entered or promulgated by any Governmental Entity which prohibits the consummation of the Merger, and there shall be no order or preliminary or permanent injunction of a court of competent jurisdiction, including any temporary restraining order, in effect preventing or prohibiting consummation of the Merger.

(c) Regulatory Approvals.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act and applicable foreign competition or merger control Laws shall have been terminated or shall have expired, and approvals under all foreign competition or merger control Laws set forth in Section 7.1(c) of the Company Disclosure Schedule shall have been obtained or expired, as the case may be.

Section 7.2  Additional Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the additional conditions, which may be waived in writing in whole or in part by Parent or Merger Sub to the extent permitted by applicable Law, that:

(a) Representations, Warranties and Covenants.  The representations and warranties of the Company contained in this Agreement (other than the representations and warranties set forth in Sections 3.2, 3.3 and the first sentence of Section 3.6), disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure or failures of any such representations and warranties to be so true and correct have not had, individually or in the aggregate, a Company Material Adverse Effect. The representations and warranties of the Company contained in (i) Sections 3.2 and 3.3 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date) and (ii) the first sentence of Section 3.6 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Company shall have delivered to Parent a certificate from an officer of the Company, dated the Closing Date, to the foregoing effect.

Section 7.3  Additional Conditions to the Obligations of the Company.  The obligations of the Company to consummate and effect the Merger shall be subject to the additional conditions, which may be waived in writing in whole or in part by the Company to the extent permitted by applicable Law, that:

(a) Representations, Warranties and Covenants.  The representations and warranties of Parent and Merger Sub contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure or failures of any such representations and warranties to be so true and correct have not had a Parent Material Adverse Effect. Each of Parent and Merger Sub shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Parent and Merger Sub shall each have delivered to the Company a certificate from an officer of Parent and Merger Sub, dated the Closing Date, to the foregoing effect.

Section 8.  Termination; Amendment and Waiver.

Section 8.1  Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Effective Time, whether before or after the Company Shareholder Approval:

(a) By mutual written consent of Parent and the Company authorized by the Parent Board of Directors and the Company Board of Directors;

(b) By either Parent or the Company, if the Merger has not been consummated by 11:59 p.m. New York City time, on July 31, 2008 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose breach in any material respect of its obligations under this Agreement has been the proximate cause of the failure of the Merger to be consummated by such date;

(c) By either Parent or the Company, if a court of competent jurisdiction or other Governmental Entity shall have issued a final, non-appealable order, decree or ruling or taken any other action, or there shall exist any statute, rule or regulation, in each case preventing or otherwise prohibiting the consummation of the Merger or that otherwise has the effect of making the Merger illegal (collectively, “Restraints”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party whose breach in any material respect of its obligations under this Agreement has been the proximate cause of such Restraint;

(d) By Parent (if neither it nor Merger Sub is in material breach of its representations, warranties, covenants and obligations under this Agreement so as to cause any of the conditions set forth in Section 7.1 or 7.3 not to be satisfied) if there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of the Company set forth in this Agreement, which breach or inaccuracy would cause any condition set forth in Section 7.1 or 7.2 not to be satisfied (and such breach or inaccuracy has not been cured or such condition has not been satisfied within twenty (20) business days after the receipt of written notice thereof or such breach or inaccuracy is not reasonably capable of being cured prior to the Termination Date or such condition is not reasonably capable of being satisfied prior to the Termination Date);

(e) By the Company (if it is not in material breach of its representations, warranties, covenants and obligations under this Agreement so as to cause any of the conditions set forth in Section 7.1 or 7.2 not to be satisfied) if there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in this Agreement, which breach or inaccuracy would cause any condition set forth in Section 7.1 or 7.3 not to be satisfied (and such breach or inaccuracy has not been cured or such condition has not been satisfied within twenty (20) business days after the receipt of written notice thereof or such breach or inaccuracy is not reasonably capable of being cured prior to the Termination Date or such condition is not reasonably capable of being satisfied prior to the Termination Date);

(f) By Parent, if the Company Board of Directors shall have (A) made an Adverse Recommendation Change, (B) recommended to the shareholders of the Company, or approved any, Acquisition Proposal, or (C) failed to include in the Proxy Statement its recommendation that the shareholders adopt and approve this Agreement and the Merger;

(g) By the Company, at any time prior to the Company Shareholder Approval, pursuant to Section 5.2(g)(i); provided that, any such purported termination pursuant to this Section 8.1(g) shall be void and of no force or effect unless the Company has paid the applicable Termination Fee in accordance with Section 8.2;

(h) By either Parent or the Company, if upon a vote at a duly held meeting to obtain the Company Shareholder Approval at which a quorum is present, the Company Shareholder Approval is not obtained; or

(i) By the Company, if the Merger shall not have been consummated on the second Business Day after the Termination Date, and all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than the delivery of the officer certificate referred to in Section 7.2(a)) and at the time of such termination such conditions continue to be satisfied.

In the event of termination of this Agreement pursuant to this Section 8.1, this Agreement shall terminate (except for the Confidentiality Agreements, the provisions of Section 8.2 and Section 9), and there shall be no other liability on the part of the Company, on the one hand, and Parent and Merger Sub, on the other hand, to each other except that nothing, other than the provisions of Section 8.2(e) and Section 8.2(f) hereof, shall relieve any party hereto from liability arising out of the willful breach of this Agreement or fraud, or as provided for in the Confidentiality Agreements, in which case the aggrieved party shall, subject to Section 8.2(e) and Section 8.2(f) hereof, be entitled to all rights and remedies available at law, and, subject to Section 9.8 hereof, in equity.

Section 8.2  Termination Fees; Certain Limitations.

(a) In the event that:

(i) (A) a bona fide Acquisition Proposal shall have been made directly to its shareholders or any Person shall have publicly announced an intention to make an Acquisition Proposal, or an Acquisition Proposal shall have otherwise become publicly known and (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b) or Section 8.1(h) or by Parent pursuant to Section 8.1(d) and (C) the Company enters into, or submits to the stockholders of the Company for adoption, a definitive agreement with respect to any Acquisition Proposal, or consummates any Acquisition Proposal, within twelve (12) months of the date this Agreement is terminated, which in each case, need not be the same Acquisition Proposal that shall have been publicly announced or made known at or prior to termination of this Agreement (provided that for purposes of clause (C) of this Section 8.2(a), the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”); or

(ii) this Agreement is terminated by the Company pursuant to Section 8.1(g); or

(iii) this Agreement is terminated by Parent pursuant to Section 8.1(f);

then in any such event under clause (i), (ii) or (iii) of this Section 8.2(a), the Company shall pay as directed by Parent the Termination Fee (as defined below), less the amount of any Parent Expenses previously paid to Parent by the Company (if any), by wire transfer of same day funds, it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. “Termination Fee” shall mean an amount equal to $40 million, except (x) in the event that this Agreement is terminated prior to the No-Shop Period Start Date by the Company pursuant to Section 8.1(g) in order to enter into a definitive agreement with respect to a Company Acquisition Proposal with an Excluded Party, or (y) in the event that this Agreement is terminated prior to the No-Shop Period Start Date by Parent pursuant to Section 8.1(f) in a circumstance in which the event giving rise to the right of termination is based on the submission of an Acquisition Proposal by an Excluded Party, in which cases the Termination Fee shall mean an amount equal to $20 million.

(b) In the event that this Agreement is terminated by Parent or Merger Sub, on the one hand, or the Company, on the other hand, pursuant to Section 8.1(h) (or is terminated by the Company pursuant to a different section of Section 8.1 at a time when this Agreement was terminable pursuant to Section 8.1(h)) under circumstances in which the Termination Fee is not payable pursuant to Section 8.2(a), then the Company shall pay as promptly as possible (but in any event within two Business Days after a request therefor) all of Parent’s and its Affiliates’ reasonably documented out-of-pocket fees and expenses (including reasonable legal and accounting fees and expenses) incurred in connection with the transactions contemplated by this Agreement up to a maximum amount of $7.5 million (“Parent Expenses”) by wire transfer of immediately available funds to an account or accounts designated by Parent; provided, however, that the existence of circumstances which could require the Termination Fee to become subsequently payable by the Company pursuant to Section 8.2(a) shall not relieve the Company of its obligations to pay Parent Expenses pursuant to this Section 8.2(b); provided, further that the payment by the Company of Parent Expenses pursuant to this Section 8.2(b) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 8.2(a).

(c) In the event that:

(i) the Company shall terminate this Agreement pursuant to Section 8.1(e), or

(ii) the Company shall terminate this Agreement pursuant to Section 8.1(i);

then in any such event under clause (i) or (ii) of this Section 8.2(c), Parent shall pay to the Company a termination fee of $40 million in cash (the “Parent Termination Fee”), it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(d) Any payment required to be made pursuant to clause (i) of Section 8.2(a) shall be made at the direction of Parent, promptly following the earliest of the execution of a definitive agreement with respect to, submission to the stockholders of, or the consummation of, any transaction contemplated by an Acquisition Proposal (and in any event not later than two business days after delivery to the Company of notice of demand for payment); any payment required to be made pursuant to clause (ii) of Section 8.2(a) shall be made at the direction of Parent, concurrently with, and as a condition to the effectiveness of, the termination of this Agreement by the Company pursuant to Section 8.1(g); any payment required to be made pursuant to clause (iii) of Section 8.2(a) shall be made at the direction of Parent, promptly following termination of this Agreement by Parent pursuant to Section 8.1(f) (and in any event not later than two business days after delivery to the Company of notice of demand for payment), and such payment shall be made by wire transfer of immediately available funds to an account to be designated by Parent. Any payment required to be made pursuant to Section 8.2(c) shall be made to the Company promptly following termination of this Agreement by the Company (and in any event not later than two business days after delivery to Parent of notice of demand for payment), and such payment shall be made by wire transfer of immediately available funds to an account to be designated by the Company.

(e) In the event of a termination of this Agreement in connection with which the Company is entitled to receive the Parent Termination Fee, the Company’s right to receive payment of the Parent Termination Fee from Parent pursuant to this Section 8.2 shall be the sole and exclusive remedy of the Company and the Company Subsidiaries against Parent, Merger Sub and any of their respective current, former or future representatives, Affiliates, directors, officers, employees, partners, managers, members, or stockholders (each, a “Parent Party”) for any loss or damage suffered as a result of the breach of this Agreement or any representation, warranty, covenant or agreement contained herein by Parent or Merger Sub or the failure of the Merger to be consummated.

(f) Notwithstanding anything to the contrary in this Agreement, the Company agrees that to the extent it has incurred any losses or damages in connection with this Agreement or the transactions contemplated hereby (“Company Damages”), (i) the maximum aggregate liability of Parent and Merger Sub in the aggregate for all such Company Damages shall be limited to $40 million (the “Parent Liability Limitation”), inclusive of the Parent Termination Fee, (ii) the maximum liability of the Sponsors, directly or indirectly, shall be limited to the express obligations of the Sponsors under their respective Limited Guarantees, (iii) in no event shall the Company, the Company Subsidiaries or any of their Affiliates seek (and the Company shall cause its controlled Affiliates not to seek) any (x) equitable relief or equitable remedies of any kind whatsoever or (y) money damages or any other recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages in excess of the Parent Liability Limitation, in each case against or from Parent, Merger Sub or the Sponsors, and (iv) in no event shall any other Parent Party have any liability or obligation relating to or arising out of this Agreement and the transactions contemplated hereby, and neither the Company, the Company Subsidiaries or any of their Affiliates shall seek (and the Company shall cause its controlled Affiliates not to seek) any money damages or any other recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages against any other Parent Party, and the Company, the Company Subsidiaries and their Affiliates shall be precluded from any remedy against any other Parent Party at law or in equity or otherwise.

Section 8.3  Fees and Expenses.  Except as otherwise expressly provided in Section 8.2 and 6.8(b), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated, including all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf (or, with respect to Parent, incurred by Sponsors, Parent’s stockholders or on their behalf) in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of the Company Shareholder Approval, regulatory filings and notices, the Financing and all other matters related to the closing of the Merger.

Section 8.4  Amendment.  Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors, but after the approval of this Agreement by the shareholders of the Company, no amendment shall be made which by Law requires further approval by such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.5  Waiver.  At any time prior to the Effective Time, each party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or any conditions to its own obligations; provided, that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.

Section 9.  Miscellaneous.

Section 9.1  Entire Agreement.  This Agreement, together with the Company Disclosure Schedule and the Parent Disclosure Schedule and the documents and instruments referred to herein that are to be delivered at the Closing, contains the entire agreement among the parties with respect to the Merger and related transactions, and supersedes all prior agreements, written or oral, among the parties with respect thereto, other than the Confidentiality Agreements and the Limited Guarantees which shall survive execution of this Agreement and shall terminate in accordance with the provisions thereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT, MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES (OTHER THAN AS SET FORTH IN THE CONFIDENTIALITY AGREEMENTS OR THE LIMITED GUARANTEES), WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE MERGER, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

Section 9.2  No Survival.  None of the representations, warranties and, except as provided in the following sentence, covenants contained herein or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9, the agreements of Parent and the Company in Sections 5.3, 6.5 and 8.3 and those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time shall survive the consummation of the Merger.

Section 9.3  Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

If to Parent or Merger Sub:	With copies (which shall not constitute notice) to:
c/o Blackstone Capital Partners V. L.P. 345 Park Avenue New York, New York 10154 Telephone: (212) 583-5000 Facsimile: (212) 583-5596 Attn.: Prakash A. Melwani	Daniel Clivner, Esq. Simpson Thacher & Bartlett LLP 1999 Avenue of the Stars, 29th Fl Los Angeles, California 90067 Telephone: (310) 407-7555 Facsimile: (310) 407-7502

If to the Company:	With copies (which shall not constitute notice) to:
Performance Food Group Company 12500 West Creek Parkway Richmond, VA 23238 Telephone: (804) 287-8161 Telephone: (804) 287-8162 Attn.: Joseph J. Traficanti Senior Vice President and General Counsel	F. Mitchell Walker, Jr., Esq. Bass, Berry & Sims, PLC 315 Deaderick Street, Suite 2700 Nashville, TN 37238 Telephone: (615) 742-6275 Facsimile: (615) 742-2775

Any party may by notice given in accordance with this Section 9.3 to the other parties designate another address or person for receipt of notices hereunder. Rejection or other refusal to accept or the inability to deliver because of changed address or facsimile of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.4  Binding Effect; No Assignment; No Third-Party Beneficiaries.

(a) This Agreement shall not be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, that Parent may assign this Agreement to any of its Affiliates without the consent of the Company; provided, further, that no such assignment will relieve Parent of its obligations hereunder. Subject to the preceding sentence, but without relieving any party (including any assignor) hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

(b) Except for the provisions of Section 6.5 (which shall be for the benefit of the Indemnified Parties), nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Parent, Merger Sub and the Company and their respective successors and permitted assigns any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.5  Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to negotiate in good faith to replace such invalid or unenforceable provision of this Agreement, or invalid or unenforceable portion thereof, with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision or portion thereof.

Section 9.6  Governing Law.  This Agreement, and all claims or causes of action (whether at Law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, except to the extent the Laws of the State of Tennessee are mandatorily applicable in connection with the Merger provisions contained in Sections 1 and 2 hereof.

Section 9.7  Submission to Jurisdiction; Waiver.  Each of the Company, Parent and Merger Sub irrevocably submits to the exclusive jurisdiction and venue of the courts of the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal court of the United States of America) sitting in New Castle County in the State of Delaware in any action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such court. Each of the Company, Parent and Merger Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH OF THE COMPANY, PARENT AND MERGER SUB WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 9.8  Specific Enforcement.  The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed by the Company in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, prior to any termination of this Agreement pursuant to Section 8.1, Parent and Merger Sub shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, the Company shall not allege, and hereby waives the defense, that there is an adequate remedy at Law. The parties further acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedy with respect to any such breach shall be the remedy available to the Company set forth in Section 8.2.

Section 9.9  Interpretation.

(a) When a reference is made in this Agreement to a Section, subsection or clause, such reference shall be to a Section, subsection or clause of this Agreement unless otherwise indicated.

(b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) This Agreement is the result of the joint efforts of Parent and the Company, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against any party based on any presumption of that party’s involvement in the drafting thereof.

(d) To the extent this Agreement refers to information or documents having been made available (or delivered or provided) to Parent, the Company shall be deemed to have satisfied such obligation if the Company or its Representatives made such information or document available on or prior to the date hereof (or delivered or provided such information or document on or prior to the date hereof), including through the Intralinks online dataroom, to any officer or partner of Parent or Sponsors or any of their respective Representatives.

(e) The term “affiliate” or “Affiliate” means a person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

(f) The term “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York.

(g) The words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.”

(h) The term “knowledge” of the Company shall mean the actual knowledge of the officers of the Company listed on Section 9.10(h) of the Company Disclosure Schedule.

(i) The disclosure of any matter or item in the Company Disclosure Schedule or the Parent Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is a material exception to a representation, warranty, covenant or condition set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” “Company Material Adverse Effect” or “Parent Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item would, with any other matter or item, have or be reasonably expected, individually or in the aggregate, to have a Company Material Adverse Effect or a Parent Material Adverse Effect. Certain matters have been disclosed in the Company Disclosure Schedule for informational purposes only.

(j) The term “person” or “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(k) The term “subsidiary” or “Subsidiary, “ with respect to any Person, means any other Person of which the first Person owns, directly or indirectly, securities or other ownership interests having voting power to elect a majority of the board of directors or other persons performing similar functions (or, if there are no such voting interests, more than 50% of the equity interests of the second Person).

Section 9.10  No Waiver of Rights.  No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 9.11  Counterparts; Facsimile Signatures.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Facsimile signatures shall be acceptable and binding.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first stated above.

PERFORMANCE FOOD GROUP COMPANY

By:	/s/ Steven Spinner
Name:     Steven Spinner

Title:	President and Chief Executive Officer

VISTAR CORPORATION

By:	/s/ George Holm
Name:     George Holm

Title:	President and Chief Executive Officer

PANDA ACQUISITION, INC.

By:	/s/ Prakash Melwani
Name:     Prakash Melwani

Title:	President of Panda Acquisition, Inc.

ANNEX A

Index of Defined Terms

Section

Acceptable Confidentiality Agreement	5.2(a)
Acquisition Proposal	5.2(e)
Actions	3.8
Adverse Recommendation Change	5.2(f)
Affiliate	9.9(e)
Affiliated Party	3.21
Agreement	Preamble
Articles of Merger	1.3
Benefits Continuation Period	5.3(a)
Book-Entry Shares	2.4(b)
Business day	9.9(f)
Capitalization Date	3.3(a)
Cash Out Amount	2.3(d)
Certificates	2.4(b)
Closing	1.2
Closing Date	1.2
COBRA	3.14(c)
Code	2.5
Commitment Letters	4.6
Company	Preamble
Company Board of Directors	Recitals
Company Common Stock	2.1
Company Damages	8.2(f)
Company Disclosure Schedule	3
Company Employees	3.14(a)
Company Insurance Policies	3.12
Company Managers	5.1(b)(i)
Company Material Adverse Effect	3.1(a)
Company Options	2.3(a)
Company Preferred Stock	3.3(a)
Company Recommendation	6.2
Company SEC Reports	3.5(a)
Company Shareholder Approval	3.18(c)
Company Shareholders’ Meeting	6.2
Company Significant Subsidiary	3.1(a)
Company Subsidiaries	3.1(a)
Confidentiality Agreements	6.3
Continuing Employees	5.3(a)
Contract	3.9(a)
Controlled Group	3.14(b)
Debt Financing	4.6
Disclosed Conditions	4.6

Section

DOJ	6.4(a)
Effective Time	1.3
Employment Agreements	5.3(a)
Environmental Laws	3.16(c)(i)
Environmental Permits	3.16(c)(ii)
Equity Commitment Letters	4.6
Equity Incentive Plans	2.3(a)
Equity Plans	2.3(d)
ERISA	3.14(a)
ESPP	2.3(d)
Exchange Act	3.3(g)
Exchange Fund	2.4(a)
Excluded Party	5.2(d)
Existing Confidentiality Agreement	6.3
Financial Statements	3.5(b)
Financing	4.6
Food Distribution Providers	5.2(a)
Foreign Plans	3.14(i)
FTC	6.4(a)
GAAP	3.5(b)
Governmental Entity	3.1(a)
Hazardous Substances	3.16(c)(iii)
HSR Act	3.17
Indemnified Parties	6.5(b)
Intellectual Property	3.10
Intervening Event	5.2(g)
IRS	3.14(a)
Knowledge	9.9(h)
Laws	3.1(a)
Lease	3.11
Liens	3.4(a)
Limited Guarantees	4.7
Marketing Period	6.8(a)
Material Contract	3.9(a)
Merger	1.1(a)
Merger Consideration	2.1(a)
Merger Sub	Preamble
NASDAQ	2.2(a)
No-Shop Period Start Date	5.2(a)
Notice Period	5.2(g)(B)
Options	2.3(d)
Parent	Preamble
Parent Disclosure Schedule	4
Parent Expenses	8.2(b)

Section

Parent Liability Limitation	8.2(f)
Parent Material Adverse Effect	4.1
Parent Party	8.2(e)
Parent Restructuring	6.4(e)
Parent Termination Fee	8.2(c)
Paying Agent	2.4(a)
Per Share Price	2.1(a)
Permits	3.7(a)
Permitted Liens	3.11
Person	9.9(j)
Plan	3.14(a)
Premium Cap	6.5(d)
Proxy Statement	3.20
Release	3.16(c)(iv)
Representatives	5.2(a)
Required Financial Information	6.8(b)
Restraints	8.1(c)
Restricted Shares	2.3(b)
SARs	2.3(c)
SEC	3.1(a)
Securities Act	3.5(a)
Solvent	4.10
Sponsor	4.6
Subsidiary	9.9(k)
Superior Proposal	5.2(e)
Surviving Corporation	1.1(a)
Tax	3.13(a)
Tax Return	3.13(a)
TBCA	Recitals
Termination Date	8.1(b)
Termination Fee	8.2(a)(iii)
WARN	3.15

ANNEX B

Certain Information

1. Information relating to sales by the Company or any of the Company Subsidiaries to any of their respective individual customers or subset of customers to the extent the sales of individual customers would be reasonably approximated therefrom.

2. Information relating to customer profitability, by customer, of the respective customers of the Company and the Company Subsidiaries; or any subset of customers of the Company and the Company Subsidiaries to the extent the profitability of individual customers would be reasonably approximated therefrom.

3. Information relating to results of operations by individual distribution centers of the Company or any of the Company Subsidiaries; or groups of distribution centers of the Company or any of the Company Subsidiaries to the extent the results of individual distribution centers would be reasonably approximated therefrom.

4. The unredacted economic and similarly competitively sensitive terms of agreements between the Company or any of the Company Subsidiaries and any of their respective suppliers.

5. The unredacted economic and similarly competitively sensitive terms of agreements between the Company or any of the Company Subsidiaries and any of their respective customers.

6. Any Material Contracts not made available to Parent in unredacted form prior to the date hereof.

ANNEX B

Opinion of Evercore Group L.L.C.

Annex B

January 17, 2008
The Board of Directors
Performance Food Group Company
12500 West Creek Parkway
Richmond, VA 23238

Members of the Board of Directors:

We have acted as financial advisor to the Board of Directors (the “Board of Directors”) of Performance Food Group Company (“PFG” or the “Company”) in connection with the proposed merger of Panda Acquisition, Inc. (“Merger Sub”), a wholly owned subsidiary of Vistar Corporation (“Parent”), with and into the Company (the “Transaction”) pursuant to a proposed Agreement and Plan of Merger, to be dated as of January 17, 2008 (the “Agreement”), by and among the Company, Parent and Merger Sub. As a result of the Transaction, the Company will become a wholly owned subsidiary of Parent and each issued and outstanding share of common stock, par value $.01 per share (other than shares owned by Parent or Merger Sub or any subsidiary of the Company) (the “Company Common Stock”) will be converted into the right to receive $34.50 in cash (“Merger Consideration”) upon the terms and subject to the conditions set forth in the Agreement. The terms and conditions of the Transaction are more fully set forth in the Agreement.

The Board of Directors has asked us whether, in our opinion, the Merger Consideration to be received by the holders of the Company Common Stock pursuant to the Agreement is fair, from a financial point of view, to such holders.

In connection with rendering our opinion, we have, among other things:

(i) reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

(ii) reviewed certain historical non-public financial statements and other historical non-public financial data relating to the Company prepared and furnished to us by management of the Company;

(iii) reviewed certain projected non-public financial statements and other projected non-public financial data relating to the Company prepared and furnished to us by management of the Company (the “Management Projections”);

(iv) reviewed certain historical and projected non-public operating data relating to the Company prepared and furnished to us by management of the Company;

(v) discussed the past and current operations, financial projections and current financial condition of the Company with management of the Company (including their views on the risks and uncertainties of achieving such projections);

(vi) reviewed the reported prices and the historical trading activity of the common stock of the Company;

(vii) compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(viii) compared the financial performance of the Company and the valuation multiples relating to the Transaction with those of certain other transactions that we deemed relevant;

(ix) reviewed a draft of the Agreement dated January 17, 2008;

(x) reviewed drafts of the Parent’s debt and equity financing commitment letters; and

(xi) performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. For purposes of rendering our opinion, members of the management of the Company have provided us certain financial projections (the “Management Projections”). With respect to the Management Projections, we have assumed that they have been reasonably prepared on bases reflecting the best available estimates and good faith judgments of management of the Company as to the matters covered thereby.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transaction will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Transaction or materially reduce the benefits of the Transaction. We have also assumed that the final form of the Agreement will not differ in any material respect from the last draft of the Agreement reviewed by us.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Company Common Stock, from a financial point of view, of the Merger Consideration. We do not express any view on, and our opinion does not address, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Merger Consideration or otherwise. We have assumed that any modification to the structure of the Transaction will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Transaction as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Transaction. This letter, and our opinion, does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Transaction, including as to how any holder of shares of Company Common Stock should vote or act in respect of the Transaction. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We have acted as financial advisor to the Board of Directors of PFG in connection with the Transaction and will receive a fee for our services upon the rendering of this opinion. We have previously received a retainer fee from the Company in connection with this engagement and will receive an additional fee that is conditioned on the consummation of the Merger. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. Prior to this engagement, Evercore Group L.L.C. and its affiliates provided financial advisory services to PFG but had not received fees for the rendering of these services other than reimbursement of expenses. We may provide financial or other services to the Company, Merger Sub or Parent in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company, Merger Sub and Parent and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Board of Directors in connection with their evaluation of the Transaction. We are expressing no opinion as to the price at which any securities of the Company will trade at any future time.

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except that this opinion may be included in any filing that the Company is required to make with the Securities and Exchange Commission in connection with the Transaction if such inclusion is required by applicable law, provided that this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analyses in such filing is in a form acceptable to us and our counsel. This opinion has been approved by the Opinion Committee of Evercore Group L.L.C.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Eduardo G. Mestre
Eduardo G. Mestre
Vice Chairman

PERFORMANCE FOOD GROUP COMPANY
12500 West Creek Parkway
Richmond, Virginia 23238
Revocable Proxy for the Special Meeting of Shareholders
                                        , 2008
You can vote in one of three ways: 1) By Mail, 2) By Phone, 3) By Internet.
See the reverse side of this sheet for instructions.
IF YOU ARE NOT VOTING BY TELEPHONE OR BY INTERNET, COMPLETE REVERSE SIDE
OF PROXY CARD, DETACH AND RETURN IN THE ENCLOSED ENVELOPE WHICH REQUIRES
NO POSTAGE IF MAILED IN THE UNITED STATES
This Proxy is solicited upon behalf of the Board of Directors for the Special Meeting to be held on                     , 2008, and any adjournment(s) or postponement(s) thereof. The undersigned hereby constitutes and appoints Robert C. Sledd and John D. Austin, and each of them, the proxies of the undersigned, with full power of substitution, to attend the Special Meeting of Shareholders of Performance Food Group Company (the “Company”) to be held at the offices of PFG located at 12500 West Creek Parkway, Richmond, Virginia 23238 on                     ,                                         , 2008, at                      .m., local time, and any adjournment(s) or postponement(s) thereof, and to vote all the shares of common stock of PFG held of record by the undersigned on                                         , 2008.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF PFG AND WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS MARKED HEREIN, AND WILL BE VOTED FOR PROPOSAL 1 (AND PROPOSAL 2, IF APPLICABLE) AND AS DETERMINED BY A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS IF NO INSTRUCTIONS TO THE CONTRARY ARE MARKED HEREIN AND TO THE EXTENT THIS PROXY CONFERS DISCRETIONARY AUTHORITY.
(Continued and to be voted on reverse side.)

PERFORMANCE FOOD GROUP COMPANY OFFERS YOU THREE WAYS TO VOTE YOUR PROXY

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.

TELEPHONE VOTING

This method is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-xxx-xxx-xxxx. You will be asked to enter ONLY the CONTROL NUMBER shown below. Have your proxy card ready, then follow the pre-recorded instructions. Available until 5:00 p.m. Eastern Time on ______, ____________ __, 2008.

INTERNET VOTING

Visit the Internet website at http://________________.com. Enter the COMPANY NUMBER and CONTROL NUMBER shown below and follow the instructions on your screen. Available until 5:00 p.m. Eastern Time on _____, ___________ __, 2008.

VOTING BY MAIL

Simply complete, sign and date your Proxy Card and return it in the postage-paid envelope. If you are delivering your proxy by telephone or the Internet, please do not mail your Proxy Card.

COMPANY NUMBER	CONTROL NUMBER

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

X Please mark votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1 and 2.

Date ______________________________, 2008

____
Signature

____
Signature

P E R FOR MANC E FOOD GR OUP C OMP ANY OFFE R S Y OU T HR E E WAY S T O VOT E Y OUR P R OXY Your telephone or Internet vote authorizes the named proxies to vote your s hares in the s ame manner as if you had returned your proxy c ard. We enc ourage you to us e thes e c os t effec tive and c onvenient ways of voting, 24 hours a day, 7 days a week. T E L E P HONE VOT ING INT E R NE T VOT ING VOT ING B Y MAIL This method is available for Vis it the Internet webs ite at S imply complete, s ign and residents of the U.S . and C anada. http: //. c om . date your P roxy C ard and On a touch tone telephone, call E nter the C OMPANY NUMB E R return it in the postage-paid T OLL F R E E 1-xxx-xxx-xxxx. You and C ONTR OL NUMB E R shown envelope. If you are delivering will be as ked to enter ONLY below and follow the instructions your proxy by telephone or the the C ONTR OL NUMB E R shown on your screen. Available until Internet, please do not mail below. Have your proxy card 5:00 p.m. E astern Time on, your P roxy C ard. ready, then follow the pre-, 2008. recorded instructions. Available until 5:00 p.m. E astern Time on, , 2008. C OMPANY NUMB E R C ONTR OL NUMB E R ?TO VOTE B Y MAIL, P LE AS E DE TAC H P R OXY C AR D HE R E? X Please mark votes as in this example. T HE B OAR D OF DIR E C T OR S R E C OMME NDS A VOT E “FOR ” P R OP OS AL 1 and 2. 1. To approve the Agreement and Plan of Merger, dated as of FOR AGAINST ABSTAIN 3. In accordance with the recommendations of the board of January 18, 2008, by and among Performance Food Group directors of Performance Food Group Company on any Company, VISTAR Corporation, a Colorado corporation, and other matters that may properly come before the special Panda Acquisition, Inc., a Delaware corporation and a wholly- meeting and any and all adjourned or postponed sessions owned subsidiary of VISTAR Corporation, as the merger thereof. agreement may be amended from time to time. 2. To approve any proposal to adjourn or postpone the special FOR AGAINST ABSTAIN meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement if there are insufficient votes at the time of such adjournment or postponement to approve the merger agreement. Date , 2008 Signature Signature NOTE: Please sign exactly as name appears hereon. Joint owner s s hould eac h s ign. I f s igning as exec utor , administrator, trustee, guardian, etc. you should so indicate when signing. If the signer is a corporation, please sign the full name by duly authorized officer. If a partnership or limited liability company, please sign in partnership or limited liability company name. P lease mark, sign and date and return this proxy card promptly using the enclosed envelope. If you have any questions please contact , our Proxy Solicitor at 1-xxx-xxx-xxxx.